As filed with the Securities and Exchange Commission on February 7, 2022.

Registration No. 333-262218

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The trū Shrimp Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0273	82-0608869
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

330 Third Street

Balaton, MN 56115
(844) 220-7574
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael B. Ziebell
Chief Executive Officer
330 Third Street

Balaton, MN 56115
(844) 220-7574
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph Schauer Ryan Brauer Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, Minnesota 55402 (612) 492-7000	Jonathan Zimmerman Ben A. Stacke Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 (612) 766-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑	Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price (1)	Amount of registration fee (1)(2)
Units, each consisting of one share of common stock, $0.001 par value, and one warrant to purchase one share of common stock(3)	$18,975,000	$1,758.98
Common stock included as part of the Units	-	-
Warrants to purchase shares of common stock as part of the Units(4)(5)	-	-
Shares of common stock issuable upon exercise of the warrants underlying the Units offered hereby(5)(6)	$18,975,000	$1,758.98
Total	$37,950,000	$3,517.96

(1)     Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)     The registrant previously paid a registration fee of $3,517.96 in connection with the prior filings of this registration statement.

(3)     Includes common stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(4)     In accordance with Rule 457(i) under the Securities Act, because the shares of the Registrant’s common stock underlying the warrants underlying the Units are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5)     There will be warrants issued to purchase one share of common stock for every one share of common stock offered. The warrants are exercisable at a per share price equal to 100% of the per Unit offering price.

(6)     Includes shares of common stock which may be issued upon exercise of additional warrants which may be issued upon exercise of 45-day option granted to the underwriters to cover over-allotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”) or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2022

1,500,000 Units

Common Stock and Warrants

This is the initial public offering of our securities. We are offering units, or Units, at an offering price that we expect will be between $9.00 and $11.00 per unit. Each Unit consists of one share of our common stock, par value $0.001 per share, and a warrant to purchase one share of common stock at a price of $10.00 per share based on an assumed initial public offering price of $10.00 per Unit (100% of the per Unit offering price), subject to adjustment as described in this prospectus. Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock and the warrants underlying the Units are immediately separable and will be issued separately in this offering. Each Warrant offered hereby is immediately exercisable on the date of issuance and will expire five years from the date of issuance.

Prior to this offering, there has been no public market for our securities. We expect the initial public offering price will be between $9.00 and $11.00 per Unit. We have applied to list our shares of common stock on The Nasdaq Capital Market, or Nasdaq, under the symbol “BTRU” and intend to apply to list the warrants offered hereby on Nasdaq under the symbol “BTRUW.” There can be no assurance that we will be successful in listing our common stock or the warrants offered hereby on Nasdaq. We do not intend to complete this offering if our common stock or the warrants offered hereby are not approved for listing on Nasdaq or another national securities exchange.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company disclosure requirements.

After the completion of this offering, we will be a controlled company under applicable Nasdaq rules. As such, we will qualify for certain exemptions from Nasdaq’s corporate governance requirements. Notwithstanding the availability of these exemptions, our current intent is to comply voluntarily with Nasdaq’s corporate governance requirements with respect to our Board of Directors.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

		Per Unit		Total
Public offering price (1)	$		$
Underwriting discounts and commissions (2)	$		$
Proceeds, before expenses, to us	$		$
(1)

The assumed public offering price and underwriting discount and commissions in respect of each Unit correspond to an assumed public offering price per share of $9.99 and an assumed public offering price per accompanying warrant of $0.01 (such prices are based on the midpoint of the price range set forth on this cover page of the prospectus).

(2)	We have agreed to reimburse certain expenses of the underwriters. See “Underwriting” beginning on page 93 of this prospectus for additional information regarding underwriting compensation.

We have granted the underwriters an option for a period of 45 days to purchase an additional 225,000 shares of common stock and/or additional warrants from us in any combination thereof at the initial public offering price per share of common stock and warrant, less discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be approximately $1.2 million , and the total proceeds to us, before expenses, will be $16 million, based on an assumed initial public offering price of $10.00 per unit, which is the midpoint of the price range set forth on this cover page of the prospectus.

Delivery of the Units will be made on or about        , 2022, subject to customary closing conditions.

LAKE STREET	MAXIM GROUP LLC

The date of this prospectus is             , 2022

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor the underwriters have authorized any person to provide you with any information or make any representations other than those contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission and that we authorize to be distributed to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “trū Shrimp,” the “Company,” “we,” “us,” “our,” and similar references refer to The trū Shrimp Companies, Inc. “trū Shrimp,” “trū Chitosan,” “Tidal Basins,” and certain other marks are our registered and/or unregistered trademarks in several jurisdictions. This prospectus may contain additional trade names, trademarks, and service marks of other companies, and such tradenames, trademarks, and service marks are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners (including us with respect to our marks) will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “trū Shrimp,” “the Company,” “we,” “us,” and “our” in this prospectus refer to The trū Shrimp Companies, Inc.

Overview

We are an early-stage seafood and biopolymer production company pioneering the development and commercialization of a scalable, shallow-water indoor aquaculture technology platform. To date, we have focused nearly exclusively on research and development and now intend to commercialize our technology platform. We expect to become one of the premier domestic producers of premium positioned shrimp and one of the only domestic FDA-registered at-scale producers of chitosan and subsequent chitosan derivatives, which we expect to be produced using Good Manufacturing Practices, or GMP, and to meet or exceed the reference standards set forth in the official chitosan monograph published by the United States Pharmacopeia – National Formulary, or USP-NF. We expect to market USP-grade chitosan and chitosan derivatives to the biomedical, pharmaceutical, dermatology and high-end consumer cosmetic markets. Our extensive research, development and optimization has led to a technology platform that enables us to produce shrimp and shrimp exoskeleton material at scale in a traceable, safe, and documented sustainable manner. The shrimp exoskeleton materials represent a key raw material used in the production of chitosan and chitosan derivatives.

We invested approximately $11 million to develop and build Balaton Bay Reef, a pilot production facility commissioned in August 2018. Utilizing our shallow-water indoor aquaculture platform, which we refer to as Tidal Basin Technology, Balaton Bay Reef has produced shrimp and shrimp exoskeleton material confirming the technology, engineering, and processes necessary to commercially scale-up shrimp and shrimp exoskeleton material production in a controlled environment. We expect to construct our first commercial production facility, Madison Bay Harbor, in Madison, South Dakota. Based on management’s estimates and production data from Balaton Bay Reef, we expect it will have the capacity to annually produce up to approximately 1,300,000 pounds of unprocessed head-on/shell-on shrimp, or HOSO shrimp, which we expect will result in approximately 790,000 pounds of processed shrimp and provide shrimp exoskeleton material for up to approximately 2,800 kilograms of chitosan and/or chitosan derivatives. We have entered into an agreement with Parimer Scientific, a contract manufacturing organization, or CMO, to develop private label USP-grade chitosan products from our exoskeleton material and to develop the processes, procedures and equipment necessary for commercial manufacturing of such products. Upon successful completion of this development phase, we intend to enter into a manufacturing agreement with Parimer for commercial production of such products.

Balaton Bay Reef campus during construction.	Interior Balaton Bay Reef.

Our Technology and End Products

Tidal Basin Technology

Approximately $70 million of cash has been invested in our business primarily for research and development of our proprietary Tidal Basin Technology aquaculture platform, which we believe provides the ideal environment to produce shrimp and shrimp exoskeleton material. Our processes and technology have been proven at scale at our Balaton Bay Reef pilot production facility. Balaton Bay Reef has eight Tidal Basins which demonstrates the vertical stacking/farming feature of our technology and incorporates all systems and processes envisioned for a full size, automated commercial production facility, including water reclamation, biofiltration, robotic feeding, and harvest process all fully integrated into an enterprise resource planning, or ERP, software platform to enable the seamless flow of production through the stages of non-GMO genetics, hatchery, grow out, processing and distribution. The ERP software provides continual precision data that supports improvement and optimization and serves as the information backbone of our chain of custody and traceability for the shrimp, the shrimp exoskeleton material, and the subsequent chitosan. While we intend to continue operating Balaton Bay Reef primarily as a research and development facility, management estimates that it will provide annual commercial production capacity of up to approximately 45,000 pounds of HOSO shrimp, including shrimp exoskeleton material to produce up to approximately 100 kilograms of chitosan and/or chitosan derivatives.

Software rendition of a Tidal Basin.

Shrimp Production

We designed our Tidal Basin Technology platform to be production driven, targeting the maximum amount of shrimp and shrimp exoskeleton per cubic meter of water possible. We continually optimize processes and technology using extensive data and insight gained over several years of intense research and development. Our Tidal Basin Technology platform will allow us to produce superior shrimp at scale on a year-round, seasonless basis in a consistent, sustainable, and predictable manner. We can produce and process shrimp across all consumer sizes and preparation preferences, grown, in a controlled and traceable environment, free of pollution, disease, the use of antibiotics, preserving chemicals, or genetic modifications.

The key performance indicators, or KPIs, of shrimp and shrimp exoskeleton production are density, growth rate, survival, and resulting physical shrimp size. Southeast Asia, India, and Ecuador lead the world in shrimp aquaculture production. Our Tidal Basin Technology deployed at Balaton Bay Reef has achieved superior shrimp production productivity as internally measured by these KPIs against top producing shrimp ponds. Such research, while not conclusive, does provide an initial indication as to the quality of our shrimp and shrimp production process.

While precise data from pond aquaculture is not readily published, certain production data from Ecuadorian pond farms was published in Undercurrent News, and as such, we generally utilize Ecuador’s top 10% performing ponds as are our point of comparison. According to Undercurrent News in 2019, the top 10% performing ponds in Ecuador stocked their ponds for grow out (1g to termination size of 21.38g) at 22 shrimp per cubic meter of water. Over our last 10 cohorts (our term for a group of shrimp that go through grow out (1g to 35g) in the same Tidal Basin) at Balaton Bay Reef starting in July 2021, we have stocked our Tidal Basins with an average of 666 one-gram shrimp per cubic meter of water, or approximately 40,600 shrimp per cohort. This density is 30x the density of Ecuador top 10% performing ponds and is driven by our control of the water chemistry.

To our knowledge, no one grows shrimp faster at our density in a production environment. According to Undercurrent News in 2019, the top 10% performing ponds in Ecuador took 95 days to grow a shrimp from 1g to 21.38g shrimp (their selected terminal harvest weight), or an ADG (average daily gain) of 0.2145g. Six of the 10 cohorts that we have put into production at Balaton Bay Reef since July 2021 have reached 21g or larger as of December 15, 2021; the remaining four cohorts were placed into production later and are still in the earlier stages of growth. The ADG of our six cohorts that have reached 21g or larger was 0.4368g, or 104% greater than Ecuador’s top 10% performing ponds. As part of those 6 cohorts, we were comparing two shrimp sources and two feed formulations. The highest performing combination demonstrated an even greater ADG of 0.4745g or 121% greater than Ecuador’s top 10% performing ponds.

Additionally, our survival rate, a metric that traditional shrimp pond aquaculture has difficulty maintaining, is substantially better than other traditional ponds. Survival can only be measured accurately at terminal or final harvest. According to Undercurrent News in 2019, the top 10% performing ponds in Ecuador reported a survival range of 55- 60% at a terminal harvest weight of 21.38g. We recently harvested four cohorts at Balaton Bay Reef with an average terminal harvest weight of 32.53g. Despite the 52% larger terminal harvest weight as compared to the Ecuadorian ponds, these cohorts had an average survival rate of 70.3%, or 20% better than the midpoint for the top 10% Ecuadorian shrimp farms. We would expect our survival at 21g to be even greater should we choose to harvest at that smaller size.

The combination of superior density, growth rate, and survival enables us to grow shrimp across the entire spectrum of market sizes with a distinct competitive advantage of growing the most valuable shrimp — 30 count per pound and larger. Data by country is not available, but according to data published by the Global Outlook for Aquaculture Leadership, or GOAL, Global Conference of the Global Aquaculture Alliance, approximately 20% of the world’s shrimp aquaculture production, including Ecuador, is 30 count per lb. or larger, whereas our processes at Balaton Bay Reef have resulted in over 70% of production being 30 count per pound or larger.  Though we have a pilot hatchery for research and development, we have utilized two suppliers of post larvae shrimp for operations at Balaton Bay Reef.

We are targeting the premium segment of the shrimp market and intend to sell through United States-based distributors and consumer direct channels. Our product is raw Pacific White Legged Shrimp. The shrimp will be processed in multiple consumer preparations configured as ranges of count per pound. The shrimp can either be frozen or fresh, using individual quick-freezing, vacuum-packed freezing, and vacuum-packed fresh options. The price will be premium positioned at slightly higher than the current highest priced offerings. The shrimp will be available through food service distribution with targets of fine dining and premium retail, as well as consumer direct with third-party fulfillment.

In September 2019, we made our first commercial sale of shrimp to a distributor in Minneapolis, Minnesota. We idled shrimp production for most of 2020 and early 2021 due to the COVID-19 pandemic, but recommenced shrimp production at Balaton Bay Reef in the third quarter of 2021. In December 2020, we executed a letter of intent, or LOI, with Limson Trading, a wholly owned procurement subsidiary of Gordon Food Service, a leading North American food service distributor. The LOI contemplates that Limson Trading and the Company will negotiate a definitive supply agreement providing that Limson will be the exclusive distributor of our shrimp for 10 years and at a price that will be no higher than the price we provide to any other buyer during the term of the agreement. The exclusivity excludes direct-to-consumer e-commerce transactions and shrimp produced at Balaton Bay Reef. Entry into the definitive supply agreement will be contingent on us receiving the required funding to build Madison Bay Harbor. Until mutually terminated, the LOI provides Limson the exclusive rights to negotiate a definitive supply agreement for distribution of our shrimp.

Chitosan Production

Chitin is a biopolymer extracted from the exoskeleton of shrimp and other crustaceans, insects, and fungi and is processed to create chitosan, which is utilized in a multitude of industries. Chitin is considered an important material because of its various characteristics, such as biodegradability, biocompatibility, non-toxicity, low immunogenicity, and thermal stability. Chitin is extracted from shrimp shells by demineralization and deproteinization processes. Chitin can then be further refined into the chitosan molecule compound. Chitosan is a linear polysaccharide, with a structure similar to cellulose, but with very different characteristic properties. The physical properties of chitosan can be altered by changing its degree of deacetylation and molecular weight. Chitosan is highly versatile and can be utilized as a stand-alone or platform biopolymer material technology and can be formulated for application in many different areas across a spectrum of industries. We expect to target the high value and high margin biomedical, pharmaceutical, dermatology and high-end consumer cosmetic markets that require chitosan and chitosan derivatives from FDA-registered suppliers requiring GMP and that satisfy customer-specific application requirements and USP-NF quality standards.

Typical GMP bio-reactor for chitosan production.	Vial of trū Chitosan from benchtop trials.

We believe we will be one of the only FDA-registered at-scale producers of GMP-compliant chitosan and chitosan derivatives in the United States and we expect that our chitosan will meet or exceed the reference standards set forth in the official chitosan monograph published by the USP-NF. We have conducted benchtop trials with a contract research laboratory. These small-batch, proof-of-concept trials included production of nine chitosan samples utilizing raw materials from our shrimp production. We plan to transition from benchtop trials of chitosan production to the initiation of commercial-scale production of chitosan and chitosan derivatives and become an FDA-registered supplier. To produce chitosan at scale, we have entered into an agreement with a CMO, Parimer Scientific, to develop private label USP-grade chitosan products from our exoskeleton material and to develop the processes, procedures and equipment necessary for commercial manufacturing of such products. Upon successful completion of this development phase, we intend to enter into a manufacturing agreement with Parimer for commercial production of such products. We plan to begin the marketing, sale, and distribution of the finished products in the second half of 2022. Upon construction and operation, management estimates that Madison Bay Harbor will produce enough exoskeleton material for the manufacture of up to approximately 2,800 kilograms of chitosan and/or chitosan derivatives annually.

Our Market Opportunities

Shrimp for Consumption

Shrimp is a well-known and highly consumed seafood protein across the globe, largely sold and recognized as a commodity product. According to Future Market Insights, the global shrimp market is measured at approximately $39 billion with projected compound annual growth rate, or CAGR, of 5.6% through 2027. According to the 2021 Goal survey, the world produces over 8 billion pounds of shrimp annually. Wild caught ocean shrimp (landings) represent approximately 45% of the total global shrimp supply. The remaining 55% of the global shrimp supply is from shrimp aquaculture or farming, typically in open-air man-made shrimp ponds adjacent to the ocean in the equatorial regions. These methods of traditional farming rely on the ocean as a source of water and as a place to dispose of the shrimp sewage waste. Plagued by disease and bacteria, these open-air ponds rely heavily on the use of antibiotics some of which are prohibited in the United States and other countries.  These antibiotics can pollute the ocean and nearby freshwater aquifers and can damage the coastal land. The combination of disease, pollution of the ocean and nearby freshwater aquifers, and the subsequent damage to the coastline land renders these methods unsafe, ecologically damaging, and ultimately unsustainable.

Shrimp is heavily consumed domestically, as well. The United States consumes over 1.7 billion pounds of shrimp annually, according to National Oceanic and Atmospheric Administration, or NOAA. Approximately 1.5 billion pounds of shrimp are imported primarily from India, Southeast Asia, and Ecuador. The remaining 248 million pounds are produced via landings from the Gulf of Mexico and Atlantic seaboard fisheries. According to the National Fisheries Institute, the average American consumes 4.7 pounds of shrimp annually, which is 2 times the consumption rate of tuna and 1.5 times that of salmon, the next two most highly consumed seafood species, confirming that shrimp is by far America’s favorite seafood.

After reaching full operational capacity at our planned Madison Bay Harbor, we are targeting annual revenue from shrimp sales at approximately $12.4 million. This assumes an estimated price of $15.73 per pound, the weighted average price of our targeted mix of product shrimp sizes and configurations (e.g., head-off, deveined, peeled, and/or tail-off), and corresponding market pricing identified through internal research. It also assumes production of 790,000 pounds of processed shrimp from the anticipated 1,300,000 pounds of unprocessed HOSO shrimp that we estimate Madison Bay Harbor will produce annually after reaching full operational capacity.

Shrimp for Pet Nutrition

The American Pet Products Association estimates that the U.S. market for pet food and treats is approximately $42 billion for 2021. We can utilize the waste stream from the production and processing of shrimp to supply the pet food market, providing us additional revenue and further supporting our sustainability positioning. Harvested shrimp that are too small for the consumer market, shrimp that are recently molted and considered not salable, damaged shrimp, and shrimp heads removed during processing are all useful for this market. This “waste stream” is rich in protein and low in fat. We have formulated a shrimp protein emulsion from the waste stream and received our first purchase order for this product in October 2021.We expect that Madison Bay Harbor will have the capacity to annually utilize up to approximately 450,000 pounds of shrimp head waste from processing to produce the emulsified shrimp protein ingredient for the pet food industry. Based on this production estimate and on initial sales data from pet food sales at Balaton Bay Reef, we are targeting annual revenue from pet food sales at approximately $3.0 million after reaching full operational capacity at our planned Madison Bay Harbor.

Chitosan Market

We have procured syndicated research and examined secondary sources that provide a wide range of market size estimates. For example, one report estimates the 2017 global chitosan market at $553 million with an estimated CAGR of 14.5%. A second report estimates the 2019 global chitosan market at $6.4 billion with an estimated CAGR of 19.5%. The “medical grade” portion of chitosan markets is not specifically defined in the industry, but syndicated research sources estimate that the size of the 2019 market for chitosan products used in medical applications ranges from $29 million to $3.4 billion. The following graph summarizes global revenue estimates of the chitosan market for 2017 to 2019 and forecasts for 2020 through 2027.

Data Source: Syndicated Research Report copyright 2020.

Chitosan is used broadly in biomedical and pharmaceutical applications such as an antimicrobial, in tissue regeneration and scaffolding, in bone regeneration, in biomedical sensors, in wound care, as a vaccine adjuvant, in vaccine encapsulation, as a pharmaceutical excipient, as a pharmaceutical active ingredient, as a tablet filler, and as a taste enhancer. Chitosan is also used as a nanoparticle technology carrier of drug therapies to the brain and other organs. Examination of industry specifications and price lists provide three classifications of chitosan for medical applications: by degrees of deacetylation, molecular weight, and viscosity. According to our research, the pricing for chitosan for topical applications ranges from $0.98 to $4.50 per gram. GMP-compliant products for topical and internal applications range from $2.46 to $6.00 per gram. Chitosan and subsequent chitosan derivatives for internal applications range from $3.70 to $33.90 per gram.

After reaching full operational capacity at our planned Madison Bay Harbor, we are targeting annual revenue from the sale of chitosan and chitosan derivates at approximately $21.0 million. This assumes a price of $7.50 per gram, which is based on an estimated weighted average product mix consisting of 5% standard-grade chitosan products, 72% GMP-compliant chitosan products, and 23% chitosan derivate products, and an estimated 2,800 kilograms of chitosan and chitosan derivates produced from the estimated 1,300,000 pounds of unprocessed HOSO shrimp expected to be produced at Madison Bay Harbor.

Please note that statements related to the total market opportunities of shrimp, chitosan, and pet food, as well as expected growth of the shrimp and chitosan markets, and pricing and production data for shrimp, pet food, and chitosan products are based on a variety of assumptions related to the shrimp, pet food, and chitosan industries, as well as general economic conditions. Market opportunities, growth rates, and pricing assume consumer demand for shrimp and seafood in general continue on current trends, that the pet food industry continues to view shrimp products as a high-quality protein source and that alternative protein sources do not become available at materially lower prices, and that alternative products for chitosan uses are not developed and adopted in material amounts. To the extent these assumptions prove to be incorrect, industry growth, pricing, and targeted revenue may not be as significant as we have indicated.

Future Facilities

Our first full-size commercial production facility is planned to be constructed on an approximately 43-acre campus in Madison, South Dakota. Madison Bay Harbor is planned to be an approximately 191,000 square foot bio secure facility housing 36 Tidal Basins, each holding 62,968 gallons of shrimp habitat marine water. It is also expected to house a “Galley” or shrimp processing facility, offices and other support systems. We have already invested approximately $4 million into the design and engineering of Madison Bay Harbor. We intend to use a portion of the proceeds of this offering, together with our existing cash, to finalize engineering of Madison Bay Harbor and complete the construction bid process to determine final costs and timeline. Subsequent to this offering and after the further advancement of the shrimp and chitosan businesses, we intend to raise additional equity and debt financing to construct Madison Bay Harbor. We estimate needing approximately $75 to $80 million in additional funds to construct Madison Bay Harbor, but we have not yet obtained bids to confirm our estimates. Subject to securing adequate funding, we intend to break ground in 2022.  Upon commencing operations, we believe an aggregate capital investment of $90 million will have a payback period of less than 5 years, assuming the revenue targets for shrimp, pet food, and chitosan product sales and our estimated operating income target of 45% or more is achieved.

Our Strengths

We are supported by the following strengths and driven by the expertise and vision of our experienced management team:

·

Superior Quality Products Grown Free of Disease, Antibiotics and Pollution. Our Tidal Basin Technology platform provides a controlled, managed, and consistent production habitat. Combining our Tidal Basin Technology platform with an ideal and researched diet produces shrimp and shrimp exoskeleton material free of pollution, disease, antibiotics and preserving chemicals. In 2018, we engaged an experienced third party, Food Perspectives, Inc. (now a part of The National Food Lab), to assist in sensory testing of our shrimp product. Our shrimp was compared against products available for retail purchase nationwide, one farm-raised and one wild caught. The results indicated that our shrimp were superior in taste, texture and color compared to both wild caught and imported, pond-farmed shrimp samples.

·

Scalable, Scientific, Data-Driven Production Process. Our Tidal Basin Technology platform deployed at Balaton Bay Reef has achieved superior density, shrimp size, growth rate, stocking rate and survival rates compared to traditional shrimp pond aquaculture based on the following data and comparisons from our trial studies.

■

According to data published by the GOAL Global Conference of the Global Aquaculture Alliance, approximately 20% of the world’s shrimp aquaculture production, including Ecuador, is 30 count per lb. or larger, whereas our processes at Balaton Bay Reef have resulted in over 70% of production being 30 count per pound or larger.

■	Traditional shrimp pond aquaculture targets the production of shrimp at 21 to 25 grams. Our Tidal Basin Technology platform enables us to grow 35-gram and larger shrimp.

■

The top 10% performing ponds in Ecuador took 95 days to grow a shrimp from 1g to 21.38g shrimp (their terminal harvest weight), or an ADG of 0.2145g. The ADG of six of our recent cohorts that have reached 21g or larger was 0.4368g, or 104% greater than Ecuador’s top 10% performing ponds.

■	Ecuador ponds stock their shrimp at 22 shrimp per cubic meter of water while we stock our shrimp at 666 shrimp per cubic meter of water, or 30x greater.

■

The top 10% performing ponds in Ecuador reported a survival range of 55- 60% at a terminal harvest size of 21.38g, while four cohorts that we recently harvested at an average terminal harvest size of 32.53g had an average survival rate of 70.3%.

·

Quantified and Documented Sustainability. Boundless Impact, an independent and industry-recognized third party, has found our environmental performance to be superior with comparatives in alternative shrimp protein production methods. For example, its report found that our greenhouse gas intensity was on average 69% lower than for extensive ponds—the most widely used shrimp farming system comprising 50% of shrimp production. Additionally, we create and reclaim substantially all of our saltwater, preserving ocean habitats and maximizing the use of water resources without polluting or causing acidification of ocean water.

·

Traceability. Our platform allows us to track our product from genetics to final delivery of the product. The combination of the Tidal Basin Technology platform and the integrated ERP software platform provides a complete chain of custody of the shrimp, exoskeleton material, and chitosan in a reportable and verifiable platform at scale. In the traditional pond shrimp aquaculture industry, it is challenging to track the origin and conditions of product as there are rarely systematic controls in place to understand what product has been subject to disease, pollution, antibiotics, or similar detractors.

·

“Controlled School” Production of Exoskeleton Material. Like “Closed Herds,” “Controlled Herds” or “Well-Managed Herds” of cattle grown in part to produce BSE (Mad Cow)-free collagen, our exoskeleton material for USP-grade chitosan comes from a “controlled” or “well managed school.”  The controlled conditions are enabled by the Tidal Basin Technology. The shrimp thrive in a consistent habitat of salinity, temperature, water chemistry, and free of any pollution, disease, antibiotics or preserving chemicals. The shrimp are fed a consistent custom diet and handled in an identical fashion stocking to harvest. Naturally molted shrimp exoskeleton tissue and the “peeled” shrimp exoskeleton material during processing is systematically harvested, preserved, and recorded for conversion into chitosan. The entire process is documented providing a complete chain of custody and provenance of the exoskeleton material. We believe the “controlled school,” the chain of custody, and supporting documentation is a competitive advantage and could become the new standard for the production of USP grade chitosan.

·

Automated Collection of Shrimp Exoskeleton. As a shrimp grows, it molts its exoskeleton or shell and immediately grows a new shell. Based on our research, we believe occurs every 7 to 14 days during the shrimp life cycle. Our Tidal Basin Technology enables the collection of shrimp exoskeleton molt tissue of the Tidal Basin and removal of the shell in an ongoing, automated basis. We have no knowledge of other shrimp aquaculture technology capable of capturing shrimp exoskeleton molt tissue and peel removal in an automated fashion.

·

Intellectual Property Portfolio. We believe our intellectual property will allow us to be a scalable and efficient supplier of indoor shrimp-based products. We have an exclusive license to the patented Tidal Basin Technology and we own multiple United States’ patents and pending applications related to the novel filtration and environmental systems of our aquaculture platform. Additionally, we have issued patents and pending applications in many jurisdictions worldwide, including such countries as China, Canada, Ecuador, Australia, Thailand, India, and within Europe. We also have secured Unites States and foreign trademark registrations to protect the strong branding. We believe the intellectual property protecting our Tidal Basin Technology platform, combined with large capital requirements, will create significant barriers to entry to the scale production of shrimp in a controlled indoor aquaculture environment.

·

Domestic United States Production. Nearly 90% of shrimp consumed annually is imported to the United States. Once we receive sufficient financing to construct Madison Bay Harbor, and such construction has been completed, our ability to grow shrimp at scale within the United States will afford us the opportunity to deliver fresh and frozen premium product for consumption throughout all sales channels. Labelling our products as created in the United States will provide a strong marketing positioning. While there are many companies in the global chitosan space, there are only a few companies that produce chitosan at scale and sell their product to our target markets. To our knowledge, there is no United States producer of chitosan targeting medical applications.

·

Proven Production Capabilities. In August 2018, we commissioned our $11 million Balaton Bay Reef pilot production facility, which has demonstrated the commercial scale-up potential of our technology and confirmed the technology, engineering and processes necessary for the production of shrimp and shrimp exoskeleton material. Although we plan to continue using Balaton Bay Reef primarily for research, development, and optimization, the facility has the capacity to produce up to approximately 45,000 pounds of HOSO shrimp annually, including shrimp exoskeleton material to produce up to approximately 100 kilograms of chitosan and/or chitosan derivatives annually.

·

Experienced Leaders and Talented Workforce. Our management includes experienced leaders with demonstrated records of success, including significant financial, scientific and management executive experience in the food and manufacturing sectors. We also leverage partners and consultants with expertise in various areas of shrimp aquaculture: genetics, nutrition, hatchery operations, and other key areas. We engaged scientific advisors with the relevant credentials to oversee and guide the production, regulation, and market applications for our chitosan targeting the medical industry. We believe our team will enable us to accelerate growth and achieve commercial success in a timely fashion.

·

Research, Data, and Statistics Foundation.  The research and data provided by our Balaton Bay Reef pilot facility has been and will continue to be instrumental in optimizing and advancing production. The $11 million pilot production has allowed us to de-risk commercialization. Our largest investment is in the scientists, technical team, laboratories, and the Balaton Bay Reef pilot facility in which they work. We have taken the bench-top researched raceway patent of Texas A&M University and scaled it nearly 58 times to the Tidal Basins of Balaton Bay Reef and added inventions of our own to facilitate the scale. Concurrently, we researched the shrimp’s life to develop and maintain the optimum water habitat. Through a combination of instruments in the water and a formal laboratory for analysis, dozens of variables are recorded, analyzed, and turned into information and actions. With our primary research capability, we have and continue to seek out the most effective and efficient diet for the shrimp. We have engaged multiple partners seeking the best genetic lines for our shallow-water, super-intense environment of the Tidal Basin. To facilitate a transition from laboratory, to pilot, and to production, an investment was made in an ERP software system to manage, record, and turn into information to manage the business. Although we still have milestones that must be achieved prior to commercialization, the data, statistics, and the knowledge that have been generated through our research and development are the foundation of our drive to unprecedented productivity.

Growth Strategy

We are seeking to capture market share through defining, expanding, and growing the premium consumer shrimp and chitosan segments by becoming the premier domestic indoor producer of safe, sustainable and superior shrimp and chitosan products. The key elements of our strategy include the following:

·

Optimize Production. Utilizing our Balaton Bay Reef pilot production facility, we plan to continue optimizing the production of shrimp, exoskeleton tissue, and pet food ingredient. Productivity improvement activity includes, but is not limited to, enhanced water chemistry processes, continued improvement in non-GMO genetic selection, improved exoskeleton collection, and shrimp diet enhancements. Productivity manifests itself in increased density, growth rate and survival. As an example, through a combination of non-GMO genetic selection and diet, two recent cohorts have reached 21g in less than 60 days compared to the 95 days reported for the top 10% performing ponds in Ecuador. Fewer days to our 35g-terminal harvest target translates into increased turns of the Tidal Basin resulting in greater production. As we commercialize our products, we will continue to optimize production to reduce costs and achieve and increase profitability. Cost reduction optimization activities in the future include labor reduction, feed costs, and energy usage reduction. Recent trials include diet formulation where reduced cost, increased performance, and reduced water chemistry load are pursued simultaneously.

·

Balaton Bay Reef Consumer Shrimp and Pet Ingredient Production. Balaton Bay Reef was built to demonstrate our technology platform at scale. We have not run it at full capacity; instead, we utilize it primarily for continued research, development, and optimization, as well as a training center. The shrimp produced from those activities are processed in an FDA-registered facility and sold into the local test markets. Utilizing the waste stream from production and processing, shrimp heads, “softs,” and small and otherwise unsalable shrimp we have developed a desirable high-protein, low-fat pet food ingredient. In October 2021, we received our first purchase order for our pet food ingredient starting the further development of that revenue stream. We estimate that Balaton Bay Reef has the production capacity of up to 45,000 lbs. of shrimp annually, including a subsequent pet food ingredient capacity of up to 18,000 lbs. annually. While we intend to continue using Balaton Bay Reef primarily for research, development, and optimization, we plan to sell the shrimp it produces, utilize the exoskeleton material produced from such shrimp to develop USP-grade chitosan and chitosan derivatives, and to produce and sell pet food ingredient using shrimp heads and the small or otherwise unsaleable shrimp it produces. While we will sell certain products produced at Balaton Bay Harbor, we will depend on the completion of construction and commencement of operations at Madison Bay Harbor to achieve profitability.

·

Commercialization of USP-Grade Chitosan. We have entered into an agreement with a CMO, Parimer Scientific, to develop private label USP-grade chitosan products from our exoskeleton material and to develop the processes, procedures and equipment necessary for commercial manufacturing of such products. Upon successful completion of this development phase, we intend to enter into a commercial manufacturing agreement with Parimer for commercial production of such products. We will use raw exoskeleton material from Balaton Bay Reef for chitosan production trials at Parimer to establish GMP, and to continue to improve the purity of our chitosan and chitosan derivatives. While we seek FDA registration as a supplier of chitosan products, we intend to build awareness of our chitosan in the research community by using the produced chitosan “for research purposes only.”  Once FDA registration is obtained, we expect the exoskeleton tissue capacity of Balaton Bay Reef will provide sufficient USP-grade Chitosan to generate awareness, trial, and customer acquisition before our full-size commercial facility, Madison Bay Harbor, is built and operational.

·

Madison Bay Harbor. A portion of the proceeds from this offering will be utilized to finalize engineering of Madison Bay Harbor—our first full-scale production facility with 36 Tidal Basins. Following completion of engineering, we expect to seek approximately $75 to $80 million in additional funds to construct Madison Bay Harbor and, subject to securing adequate funding, we intend to break ground in 2022. We estimate that Madison Bay Harbor will be capable of annually producing up to approximately 1,300,000 pounds of unprocessed HOSO shrimp, providing approximately 790,000 pounds of shrimp for consumption after processing and exoskeleton material for up to approximately 2,800 kilograms of chitosan and/or chitosan derivatives. We anticipate construction of Madison Bay Harbor near Madison, South Dakota, where we have an option on an approximately 43-acre parcel in an industrial park. We plan for the facility to include the Harbor where the shrimp are grown, a water engineering center for the creation and reclamation of saltwater, and an FDA-approved processing room, which we call a Galley. We also plan to provide raw materials for pet food, as Madison Bay Harbor will have the capacity to annually utilize up to approximately 450,000 pounds of shrimp head waste from processing to produce the emulsified shrimp protein ingredient for the pet food industry.

·

Long-Term Expansion. With Madison Bay Harbor and Balaton Bay Reef as the foundation, we anticipate constructing two additional Harbors in the next ten years, each of which we expect to have 144 Tidal Basins capable of annually producing up to approximately 5,200,000 pounds of HOSO shrimp and shrimp exoskeleton material to produce up to approximately 11,200 kilograms of chitosan and/or chitosan derivatives.

·

Build Brand Differentiation. We intend to establish our products as premium brands by producing consistent and traceable high-quality shrimp and shrimp exoskeleton material for chitosan production. In the shrimp market, our consistent shrimp, free of pollution, antibiotics, preserving chemicals, and genetic modifications provide a platform for premium positioning and branding. The consistency and quality of the shrimp and superior chain of custody form the foundation to build premium chitosan brands in the biomedical, pharmaceutical, dermatology and high-end consumer cosmetic markets.

Certain Risk Factors

An investment in our common stock involves a high degree of risk. Any of the factors set forth under the section titled “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus, and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock. Among these important risks are the following:

●

We are an early stage, developing company with a limited operating history. Our revenues were approximately $0.01 million and $0.1 million for the years ended December 31, 2020 and 2019, respectively, and we may not be able to generate significant revenue going forward if we fail to execute our business plan. We have incurred significant losses since our inception, including net losses of $7.4 million and $9.2 million for the years ended December 31, 2020, and December 31, 2019, respectively. As of December 31, 2020, we had an accumulated deficit of $33.4 million.

●

We have a significant amount of indebtedness, including secured indebtedness and loans that have cross-default provisions. If we are unable to make payments on such indebtedness as required under the applicable agreements, or we are not successful in executing our business plan and generating material revenue, we may default on our debt obligations and face, among other remedies, foreclosure on our assets.

●

We have never operated Balaton Bay Reef at full capacity, and while Balaton Bay Reef will produce saleable product, the facility has been and will continue to be operated primarily as a research, development and optimization facility. We will not achieve large scale commercial operations until Madison Bay Harbor is constructed and becomes operational. In addition, as we grow, we may experience difficulties, such as unforeseen challenges with our ERP system and/or hiring the necessary workforce to support such growth .

●

We may be unable to raise the additional debt and/or equity financing necessary to construct Madison Bay Harbor and we may have underestimated the actual costs that will be required for construction and operation of the Harbor.

●

We have not determined the demand for our shrimp or potential chitosan products, nor confirmed our assumptions regarding pricing of such products. Even if we are able to develop and market products as expected, if demand is lower than we expect or we are unable to price our products at expected levels, we may not generate enough revenue to ever become profitable.

●

Our chitosan customers may require medical application standard certifications and we may be unable to obtain such certifications in a timely manner or at all. In addition, the FDA chitosan registration process is separate and in addition to the FDA shrimp processing registration and we may not be successful in obtaining such registration.

●

We have limited experience in producing chitosan and expect to rely upon one third-party CMO for chitosan production. We may experience substantial delays or difficulties in commercializing chitosan products.

●	We have an exclusive license to patented Texas A&M University technology. If we default on our royalty or other obligations, we may lose such licenses or lose our exclusivity in such licenses.

●

We are reliant on a limited number of key suppliers for shrimp larvae and any interruption in such supply could cause significant production delays and have a material adverse effect on our business operations and financial results.

●

Disease may disrupt our shrimp production and thus affect our exoskeletal molt production. In addition, we rely on our shrimp growing operation for our source of chitosan raw materials and any disruption in such growing operations will disrupt our ability to produce chitosan.

●

We lease specialized machines and parts for creation of our product and have no guarantee that we will be able to lease additional machines needed to scale-up production or to maintain such machines in the future.

●	Contamination during the preservation, conversion, or post-conversion process of shrimp would adversely affect chitosan production and prevent or delay our ability to become profitable.

●	There is a low barrier of entry to produce chitosan products for competitors who already grow shrimp.

●	Certain members of management and our Board of Directors hold stock in the Company, and as a result may face actual or potential conflicts of interest.

Corporate Information

On December 26, 2014, we started as trū Shrimp Systems, a division of our largest stockholder, Ralco Nutrition, Inc., or Ralco. Ralco exclusively licensed the super intense shallow water raceway technology that forms the basis of our Tidal Basin Technology from Texas A & M University through two license agreements further described in “Business— Licensed Technology” below. We were spun out from Ralco through a series of transactions occurring during 2016 and 2017. Ralco first contributed the two license agreements and other assets to RNI Aquaculture, LLC, or RNI, an entity owned by Ralco and Jon and Brian Knochenmus, two of our directors.  Following our incorporation in Delaware on February 23, 2017, RNI contributed the license agreements and other assets to us in exchange for shares of our common stock. Of the approximate $70 million of cash that has been invested in our business through September 30, 2021, approximately $10 million was invested in our business prior to our spin out from Ralco and RNI and approximately $60 million of debt and equity investments were provided thereafter.

Our principal executive offices are located at 330 3rd St., Balaton, MN 56115. Our telephone number is (507) 337-6920. We maintain a website at www.trushrimpcompany.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as amended by the Jumpstart Our Business Startups Act, or the JOBS Act, enacted on April 5, 2012. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These include, but are not limited to, not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies; an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB; reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation not previously approved.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a) (2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that our decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the issuance, in any three-year period, by our company of more than $1.0 billion in non-convertible debt securities; and (4) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act.

THE OFFERING

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Offered securities

1,500,000 Units, each Unit consisting of one share of our common stock and one warrant to purchase one share of our common stock from the date of issuance until the fifth anniversary of such date at a price of $10.00 per share based on an assumed initial public offering price of $10.00 per Unit (100% of the per Unit public offering price). The Units will not be certificated or issued in stand-alone form. The shares of our common stock and the warrants underlying the Units are immediately separable upon issuance and will be issued separately in this offering.

Underwriters’ over-allotment option

We have granted the underwriters an option for a period of 45 days to purchase an additional 225,000 shares of common stock and/or additional warrants from us in any combination thereof at the initial public offering price per share of common stock and warrant, less discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be approximately $1.2 million, and the total proceeds to us, before expenses, will be approximately $16 million, based on an assumed initial public offering price of $10.00 per unit, which is the midpoint of the price range set forth on this cover page of the prospectus.

Description of warrants

Each warrant offered hereby is exercisable for one share of common stock at an exercise price of $10.00 per share based on an assumed initial public offering price of $10.00 per Unit (100% of the per Unit public offering price) subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein. Each warrant will be exercisable immediately upon issuance and will expire five (5) years after the initial issuance date. The terms of the warrants will be governed by a Warrant Agent Agreement, dated as of the effective date of this offering, between us and VStock Transfer, LLC, as the warrant agent, or Warrant Agent. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants. For more information regarding the warrants included in the Units offered hereby, you should carefully read the section titled “Description of Securities-Warrants” on in this prospectus.

Common stock to be outstanding after this offering(1)	13,970,855 shares (or 14,195,855 shares if the underwriters exercise their option to purchase additional Units in full).

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $12.5 million (or approximately $14.6 million if the underwriter exercises in full its option to purchase up to additional shares of common stock), based on an assumed initial public offering price of $10.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for: (i) continued research, development, and production activities at Balaton Bay Reef, including working capital and operational costs associated with operating Balaton Bay Reef ; (ii) the development of our chitosan and chitosan derivative business, as well as the costs associated with obtaining FDA registration as a supplier; (iii) engineering and development work related to the planning and construction of Madison Bay Harbor; and (iv) other general corporate purposes, including investing further in our sales, marketing and research and development efforts, and the payment of anticipated general and administrative expenses. See the section of this prospectus titled “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Controlled Company

Following this offering, we will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq and will qualify for certain exemptions from Nasdaq’s corporate governance requirements. Notwithstanding the availability of these exemptions, our current intent is to comply voluntarily with Nasdaq’s corporate governance requirements with respect to our Board of Directors.

Risk factors

See the section of this prospectus titled “Risk Factors” beginning on page 14 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed Nasdaq Capital Market symbols

We have applied to list our shares of common stock on The Nasdaq Capital Market, or Nasdaq, under the symbol “BTRU” and intend to apply to list the warrants offered hereby on Nasdaq under the symbol “BTRUW.” There can be no assurance that we will be successful in listing our common stock or the warrants underlying the Units offered hereby on Nasdaq. We do not intend to complete this offering if our common stock or the warrants underlying the Warrants offered hereby are not approved for listing on Nasdaq or another national securities exchange.

(1) The number of shares of common stock to be outstanding after this offering is based on 12,470,855 shares of common stock outstanding as of September 30, 2021, after giving effect to: (a) the exchange of the one share of outstanding Series X Preferred Stock for one share of common stock as described in the section entitled “Description of Securities—Series X Preferred Stock,” and (b) the conversion of our unsecured convertible promissory notes into shares of common stock as described in the section entitled “Description of Securities—Unsecured Convertible Promissory Notes,” using an assumed initial public offering price of  $10.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, and a closing date of February 11, 2022. The number of shares of our common stock to be outstanding after this offering excludes:

●

1,500,000 shares of common stock issuable upon the exercise of the warrants underlying the Units sold in this offering and shares underlying warrants to be issued in connection with conversion of our convertible promissory notes into Units as described in the section entitled “Description of Securities—Unsecured Convertible Promissory Notes;”

●

An aggregate 662,434 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2021 under our 2017 Equity Incentive Plan (the “2017 Plan”) or our 2019 Equity Incentive Plan, which we plan to amend and restate prior to completion of this offering (the “2019 Plan”), with a weighted-average exercise price of $9.45 per share;

●	737,452 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2021, with a weighted-average exercise price of $12.88; and

●	947,500 shares of common stock that remain available for issuance under our 2019 Plan as of September 30, 2021; there are no remaining shares available for issuance under our 2017 Plan.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:

●	no exercise of the options or warrants outstanding as of September 30, 2021 described above; and

●

no exercise by the underwriters of their option to purchase an additional 225,000 shares of common stock and/or additional warrants from us in any combination thereof at the initial public offering price per share of common stock and warrant.

SUMMARY FINANCIAL DATA

The following table sets forth a summary of our financial data. We have derived the statement of operations data for the years ended December 31, 2020, and 2019 from our audited financial statements appearing elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 2021 and September 30, 2020 and the balance sheet data as of September 30, 2021 have been derived from unaudited financial statements included elsewhere in this prospectus. Our unaudited interim financial statements were prepared in accordance with United States generally accepted accounting principles, or United States GAAP, on the same basis as our audited financial statements and include, in the opinion of management, all adjustments, consisting or normal recurring adjustments that are necessary for the fair presentation of the financial information set forth in those financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and results for the nine months ended September 30, 2021 are not necessarily indicative of results that may be expected for the full fiscal year December 31, 2021 or any other future period. The following summary financial data should be read with the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements included elsewhere in the prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

	Years Ended			Nine Months Ended
	December 31,			September 30,
	2020	2019		2021		2020
(in thousands, except share and per share data)				(unaudited)

Statement of Operations Data:
Revenues	$9		$111		$4	$8
Operating expenses:
Sales and marketing	8		250		72	7
General and administrative	3,380		4,176		1,886	2,007
Research and development	1,441		3,496		690	1,297
Depreciation and amortization	733		721		810	549
Stock-based employee compensation	71		194		11	65
Warrants issued for services	351		0		0	349
Impairment of capitalized engineering fees	0		0		4,330	0
Total operating expenses	5,984		8,837		7,799	4,274
Operating loss	(5,975)		(8,726)		(7,795)	(4,266)
Other expense (income):
Interest expense	1,438		455		649	1,086
Interest income	(3)		(22)		(3)	(3)
Forgiveness of Payroll Protection Program Loan	0		0		(436)	0
Change in fair value of stock warrant liability	0		0		21	0
Income tax expense	3		2		2	0

Net loss	(7,413)		(9,161)		(8,028)	(5,349)
Earnings per share
Net loss per share attributable to common shareholders; basic and diluted	$(0.72)		$(0.89)		$(0.70)	$(0.52)
Weighted average number of common shares—basic and diluted	10,299,289		10,271,454		11,469,863	10,297,611
Pro forma net loss per share attributable to common shareholders (unaudited); basic and diluted		$		$
Weighted average shares used to compute proforma net loss per share attributable to common shareholders (unaudited); basic and diluted

	As of September 30, 2021
	Actual	Pro Forma (2)	Pro Forma As Adjusted (3)(4)
	(in thousands; unaudited)
Balance Sheet Data:
Cash and cash equivalents	$6,265	$6,265	$18,727
Working capital (1)	(2,750)	700	13,162
Total assets	26,836	26,836	39,297
Total current liabilities	9,261	5,811	5,811
Total liabilities	16,891	13,441	13,441
Total stockholders’ equity	9,945	13,395	28,395

(1) We define working capital as current assets less current liabilities.

(2)  The pro forma balance sheet gives effect: (1) the exchange of the one share of outstanding Series X Preferred Stock for one share of common stock, and (2) the conversion of our unsecured convertible promissory notes into shares of common stock using an assumed initial public offering price of $10.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, and a closing date of February 11, 2022.

(3) Reflects the pro forma adjustments set forth above and the issuance and sale of shares of common stock in this offering at an assumed initial public offering price of $10.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(4) Each $1.00 increase (decrease) in the assumed initial public offering price of $10.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, working capital, total assets and total stockholders’ (deficit) equity, by approximately $1.4 million, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 Units offered by us would increase (decrease) each of cash and cash equivalents, working capital, total assets and total stockholders’ (deficit) equity, by approximately $0.93 million, assuming the assumed initial public offering price of $10.00 per Unit remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

The following are certain risk factors that could affect our business, financial condition and results of operations. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes thereto. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, results of operations, financial condition, or prospects. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We are an early stage, developing company with a limited operating history.

While we have engaged in substantial research and development since 2014, we have not yet commenced commercial-scale operations. We have produced and sold shrimp, but only on a limited basis. We have only produced chitosan in small-batch benchtop testing and have not yet generated revenue from chitosan sales. Our limited operating history may limit your ability to evaluate our prospects due to our limited historical financial data and our unproven ability to generate profits. You should evaluate the likelihood of financial and operational success considering the risks, uncertainties, expenses and difficulties associated with an early-stage business. Accordingly, we are subject to the risks and challenges inherent in the establishment of a new business enterprise. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing, and governmental regulation. We have no history of earnings and have operated at a loss since we commenced business.

We have not generated significant revenue and may not generate or maintain revenues in the future.

We have very little history of generating, including approximately $0.01 million and $0.1 million for the years ended December 31, 2020 and 2019, respectively, and may not be able to generate and maintain significant revenue going forward. We have also experienced net losses in each year since our incorporation, including net losses of $7.4 million and $9.2 million for the years ended December 31, 2020, and December 31, 2019, respectively. Our ability to realize revenues and the timing thereof are not certain and achieving revenues does not assure that we will become profitable. Further, we anticipate that our operating expenses and capital expenditures will increase substantially for the foreseeable future as we continue to invest in advancing our products, building commercial-scale production, distribution, and other facilities, expanding our marketing channels, commencing work with CMOs, hiring additional employees, and enhancing our technology, processes, and infrastructure capabilities. Our success is significantly dependent on uncertain events, including constructing and operating Madison Bay Harbor, establishing satisfactory production arrangements and processes for chitosan, and distributing and selling our shrimp and chitosan products. We expect to continue to incur significant losses. If we are unable to generate significant revenues from sales of our products or to manage costs and capital expenditures at forecasted levels, we will not be able to earn profits or continue operations. If we are unsuccessful in addressing these risks, our business may fail, and investors may lose all of their investment in our Company.

Development of our operations will require significant capital expenditures for which we may be unable to obtain sufficient financing.

We must raise additional funds to continue the development of our business, including for ongoing research and development activities, establishing sales, marketing and distribution functions, chitosan technology development, shrimp production enhancements and other activities important to our business. Without sufficient funds for these initiatives, our integrated business model will not work. We may not be able to obtain financing on favorable terms due to our limited operating history, or at all, in which case, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses. If we are unable to raise additional funds or manage these activities, our business will likely fail, and investors may lose all their investment. We cannot provide any assurance that we will be able to raise the capital necessary to meet these requirements. If adequate funds are not available or are not available on satisfactory terms, we may be required to significantly curtail our operations and may not be able to fund our current production requirements, fund expansion, take advantage of acquisition or investment opportunities, develop or enhance our products, or respond to competitive pressures. Any failure to obtain such additional financing could have a material adverse effect on our business, results of operations and financial condition.

We have a significant amount of indebtedness, including secured indebtedness and loans that have cross-default provisions.

As of September 30, 2021, we had approximately $15.1 million of indebtedness, which includes approximately $1.0 million of debt that we expect to convert into common stock in connection with this offering. This also includes an operating loan from Eagle Energy in the original principal amount of $6.0 million, secured by all assets of the Company, as well as an operating loan in the original principal amount of $6.5 million from Lake Area Improvement Commission, or LAIC, in Madison, South Dakota. The LAIC loan is convertible into Company common stock on achievement of certain milestones. With extensions we have obtained, the current maturity date for the LAIC loan is January 10, 2023. If we are unable to make our payments on time or otherwise are in default under the LAIC loan, it will trigger a default under the Eagle Energy loan. If we are in default under the Eagle Energy loan, we would expect Eagle Energy to levy on their security interest in our assets. Any of these events would have a material adverse impact on our business and operations.

If we do not raise sufficient capital from this offering, we may not be able to continue as a going concern beyond the third quarter of 2022.

We do not currently have sufficient capital to continue our operations beyond the third quarter of 2022. If we do not obtain sufficient capital through this offering, we will need to generate additional funds through financings, sales of our products, government grants, loans, or from other sources or transactions. There can be no assurance that we will be successful in securing additional financing, and, if we do not, we would not be able to continue as a going concern, and our stockholders would likely lose most or all of their investment. You should not rely on our balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to shareholders, in the event of liquidation. Our financial statements included in this prospectus have been prepared assuming that we will continue as a going concern and do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern.

We have never operated Balaton Bay Reef at full capacity, and Balaton Bay Reef is not intended to be operated as a commercial facility.

While we have produced and harvested shrimp at our Balaton Bay Reef facility and have implemented the processes, systems, and structures that we believe will support full commercial-scale use of the facility, we have only operated Balaton Bay Reef as a pilot production facility. Balaton Bay Reef was never intended to be a full-scale commercial production facility. Due to mechanical and physical constraints of the pilot project, we expect to continue to operate Balaton Bay as a research and development facility, rather than as a commercial facility. If Balaton Bay Reef were to fail, we would lose not only our research and development facility, but also the limited amount of shrimp and shrimp exoskeleton material for chitosan production, resulting in loss of revenue and critical research data.

Any products we develop, acquire, or invest in may not achieve or maintain widespread market acceptance or be recognized as premium brands.

The success of any products we develop, acquire, or invest in will be highly dependent on market acceptance, including our shrimp products and our chitosan and chitosan derivative products that we intend to position as premium brands. We believe that market acceptance of any products will depend on many factors, including, but not limited to:

●	the perceived advantages of our products over competing products and the availability and success of competing products;

●	the effectiveness of our sales and marketing efforts;

●	our product pricing and cost effectiveness;

●	the safety and efficacy of our products and the prevalence and severity of adverse side effects, if any; and

●	publicity concerning our products, product candidates, or competing products.

If our products fail to achieve or maintain market acceptance, or if new products are introduced by others that are more favorably received than our products, are more cost effective, or otherwise minimize our expected competitive advantages, we may experience a decline in demand for our products. We cannot be certain that the market will accept our products, or that the products will be accepted at a price point that allows us to operate profitably. Our inability to market and sell any products we develop could have a material adverse effect on our business, financial condition, and results of operations.

Our financial models are based on our assumptions about future results and may not be reliable.

The financial models we utilize are based on assumptions and estimates of our management and have not been reviewed or audited by any independent party. The assumptions and estimates on which the financial models are based are subject to risks and uncertainties, including uncertainties about the timing of commercial introduction of our products, the demand for our products, the availability and performance of CMOs and other partners for chitosan production activities, the availability of financing and the effects that may result from changes in general economic conditions, industry conditions, or other changes. Some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur. Actual results achieved during the periods covered by our models will almost certainly vary from management’s estimates and assumptions, and such variations may be material. If our actual results differ significantly from our financial models, we may be unable to generate significant revenue, achieve profitable operations or continue as a going concern.

We may be unable to raise the additional debt and/or equity financing necessary to construct Madison Bay Harbor and we may have underestimated the actual costs that will be required for construction and operation of the Harbor.

We anticipate this offering will enable us to finalize engineering of Madison Bay Harbor and fund our operating expenses for the next 12 months. Proceeds from this offering and cash on hand, however, will not be sufficient to fund construction of Madison Bay Harbor. Subsequent to this offering, and after the further advancement of the shrimp and chitosan businesses, we intend to raise additional equity and debt financing to construct Madison Bay Harbor. We estimate needing approximately $75 to $80 million in additional funds to construct Madison Bay Harbor. We cannot be certain that financing for Madison Bay Harbor will be available when needed, or at all, or that the financing, if obtained, will be on terms that are favorable or acceptable.

Furthermore, we have not yet obtained bids to confirm the accuracy of estimated construction costs for Madison Bay Harbor and cannot be certain of the costs that will be required to operate the facility if and when it is constructed. Bids for construction could be substantially higher than we are expecting, and the amount and timing of the expenditures needed to commence and maintain commercial operations at Madison Bay Harbor will depend on numerous factors, some of which are outside our control, such as supply chain shortages, increased costs of steel and other construction materials, general inflation and labor shortages. Changes in our plans could also result in the need for funds beyond what we anticipate.

If we are unable to obtain financing when needed, or if construction or operating costs exceed our estimates, we would be required to revise, significantly scale back or even discontinue our development and operational plans for Madison Bay Harbor which would have a material adverse effect on our business, financial condition, and results of operations.

Construction of Madison Bay Harbor and any future facilities will likely be subject to approvals or permits that we may not be able to obtain on a timely basis or at all.

The construction of our facilities will likely be subject to the receipt of customary approvals and permits from local authorities. Those authorities may not approve the projects in a timely manner or may impose restrictions or conditions on a facility that could potentially prevent construction from proceeding, lengthen the expected completion schedule and/or increase its anticipated cost, any of which may have a material adverse effect on our business, financial condition, and results of operations.

The purchase of the property for the Madison Bay Harbor is dependent upon an option to a third party and we may need to return the property if construction is not timely commenced.

The Company has an option to purchase approximately 43 acres for the proposed site of Madison Bay Harbor from LAIC. The agreement provides a purchase price per acre of $10,000 paid by cash, or at our option, the issuance of $15,000 of our common stock. With extensions we obtained, our option to purchase this property expires on January 10, 2023. If we do purchase the property, we will need to return the property if we do not commence construction within twelve months from when the warranty deed is executed.

The ongoing COVID-19 pandemic, restrictions intended to prevent its spread and resulting worldwide economic conditions could adversely impact our business, financial condition, and results of operations.

The ongoing COVID-19 pandemic, and restrictions intended to prevent its spread have already had a significant adverse impact on economic conditions around the world, including the United States. The impact of the COVID-19 pandemic continues to evolve. The extent to which COVID-19 may continue to impact our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as new variants and the further spread of the disease, the duration of any significant outbreaks, implementation of travel restrictions, social distancing and other restrictions, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

Should COVID-19 continue to spread, our business operations could be delayed or interrupted. Current and potential government-imposed travel restrictions could also affect our supply and distribution chain. The spread of COVID-19 throughout the world has also created global economic uncertainty and that may continue. This may cause potential customers to delay working with new suppliers, such as us, and for consumers to reduce their spending budget for premium items, such as our shrimp. Any of the foregoing could have a material adverse effect on our business, financial condition, and results of operations.

We rely on key executive officers and scientific advisors, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on the expertise of Michael B. Ziebell, our Chief Executive Officer, Robert J. Vold, our Chief Financial Officer, and Bruce Paterson, PhD, our Chief Technical Officer, as well as our scientific advisors. While we have employment agreements with each of Mr. Ziebell, Mr. Vold, and Dr. Paterson, employment agreements cannot ensure the retention of the employees covered by such agreements. We do not have “key person” life insurance policies for any of our officers. Our success depends substantially on the efforts and abilities of our officers and other key employees. The loss of any key members of our management, or the failure to attract or retain other key employees who possess the requisite expertise for the conduct of our business, could prevent us from developing and advancing our products and executing our business strategy, and could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to hire additional qualified personnel, it could delay our commercialization plans or harm our research and development efforts, and we may be unable to develop or sell our products.

Over time, we will need to hire additional qualified personnel to scale up commercial operations, to build out our sales, marketing, and distribution functions, and to obtain expertise for research and development and any government regulations with respect to our products. Our production facilities require individuals with scientific backgrounds and aquaculture experience. We may not be able to attract or retain qualified employees due to the intense competition for qualified personnel among aquaculture companies, biotechnology companies, universities, research institutions and other technology or scientific-based businesses, or due to the unavailability of personnel with the qualifications or experience necessary for our business. If we are unable to attract and retain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that could adversely affect our ability to adequately staff existing or new production facilities, support our research and development plans, build out marketing, sales and distribution capabilities, and/or produce and deliver our planned products to meet customer demand in a timely fashion, and any such issues could have a material adverse effect on our business, financial condition, and results of operations.

We may encounter difficulties managing our growth, which could adversely affect our business.

We expect to face a period of rapid growth which will likely place significant pressure on our management, sales, operational, and financial resources. We expect these pressures to continue to grow as we advance our Balaton Bay Reef pilot production facility, build and launch our Madison Bay Harbor, and develop and launch chitosan-related products. The execution of our business plan and our future success will depend, in part, on our ability to manage current and planned expansion and on our ability to continue to implement and improve our operational management. To manage this growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. Any failure to manage the planned growth may have a material adverse effect on our business, financial condition, and results of operations.

We may pursue strategic acquisitions and investments that could have an adverse impact on our business if they are unsuccessful.

If appropriate opportunities become available, we may acquire businesses, assets, technologies, or products to enhance our business in the future. In connection with any future acquisitions, we could:

●	issue additional equity securities, which would dilute our current shareholders;

●	incur substantial debt to fund the acquisitions; or

●	assume significant liabilities.

Acquisitions involve numerous risks, including:

●	difficulties integrating the purchased operations, technologies, or products;

●	unanticipated costs and other liabilities;

●	diversion of management’s attention from our core business;

●	adverse effects on existing business relationships with current and/or prospective customers and/or suppliers;

●	risks associated with entering markets in which we have no or limited prior experience; and

●	potential loss of key employees.

We do not have extensive experience in managing the integration process, and we may not be able to successfully integrate any businesses, assets, products, technologies, or personnel that we might acquire in the future without a significant expenditure of operating, financial, and management resources. The integration process could divert management time from operating our business, result in a decline in employee morale, or cause retention issues to arise from changes in compensation, reporting relationships, future prospects, or the direction of the business. Acquisitions also may require us to record goodwill and non-amortizable intangible assets that will be subject to impairment testing on a regular basis and potential periodic impairment charges, incur amortization expenses related to certain intangible assets, and incur large and immediate write-offs, and restructuring and other related expenses, all of which could harm our operating results and financial condition. We may acquire companies that have insufficient internal financial controls, which could impair our ability to integrate the acquired company and adversely impact our financial reporting. Our failure to integrate with respect to any of our acquisitions or our inability to efficiently operate as a combined organization could have a material adverse effect on our business, financial condition, and results of operations.

We may be subject to significant liability that is not covered by insurance.

Although we believe that the extent of our insurance coverage is consistent with industry practice, any claim under our insurance policies may be subject to certain exceptions, may not be honored fully, in a timely manner, or at all, and we may not have purchased sufficient insurance to cover all losses incurred. If we were to incur substantial liabilities or if our business operations were interrupted for a substantial period of time, we could incur costs and suffer losses. Such inventory and business interruption losses may not be covered by our insurance policies. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers. We do not know, however, if we will be able to maintain existing insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would have a material adverse effect on our business and financial condition. Additionally, in the future, insurance coverage may not be available to us at commercially acceptable premiums, or at all.

Our ability to use net operating losses and other tax attributes to offset future taxable income may be subject to certain limitations.

As of December 31, 2020, we had approximately $9.2 million of Federal net operating losses, or NOLs, carryforwards. In addition, as of December 31, 2020, the Company had approximately $1.0 million of research and development tax credits available for future use. Our NOL carryforwards, if not used, will begin to expire in 2038.  Furthermore, Sections 382 and 383 of the United States Tax Code, or Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change  NOLs, tax credits, or other tax attributes to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a specified testing period. In addition to limitations imposed by the 2017 Tax Cuts and Jobs Act, a portion of our NOLs may be subject to substantial limitations arising from previous ownership changes, and, if we undergo another ownership change, our ability to utilize NOLs could be further limited by Sections 382 and 383 of the Code. In addition, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Sections 382 and 383 of the Code. Our NOLs may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of our NOLs. Furthermore, our ability to utilize our NOLs is conditioned upon our attaining profitability and generating United States federal and state taxable income.

Risks Related to Government Regulation

If we fail to obtain or maintain applicable regulatory clearances or registrations, or if such clearances or registrations are delayed, we will be unable to distribute and sell our products in a timely manner, or at all, which could significantly disrupt our business and materially and adversely affect our sales and profitability.

Our business will be regulated at the federal, state and local levels, and our food products and distribution operations require various licenses, permits and registrations. For example:

●	the products we plan to distribute in the United States will be subject to regulation and inspection by the United States Food and Drug Administration, or FDA;

●	our shrimp processing operations will be subject to regulation and inspection by the FDA and state health authorities; and

●	our United States trucking operations will be regulated by the United States Department of Transportation and the United States Federal Highway Administration.

The processes for obtaining regulatory clearances or registrations can be lengthy and expensive, and the results are unpredictable. If we are unable to obtain clearances or registrations needed to market existing or new products, or to obtain such clearances or registrations in a timely fashion, our business would be significantly disrupted, and our sales and profitability could be materially and adversely affected. If we enter foreign markets, we lack the experience and familiarity with both the regulators and the regulatory systems, which could make the process more difficult, more costly, more time consuming and less likely to succeed.

In addition, as a distributor of food products and chitosan products in the biomedical, pharmaceutical and other markets with human application, we will be subject to increasing governmental scrutiny of and public awareness regarding product safety and the sale, packaging and marketing of natural and organic products. Compliance with these laws may impose a significant burden upon our operations. If we were to distribute products that are or are perceived to be contaminated, or otherwise not in compliance with applicable laws, or if we experience any product recalls, there could be a material adverse effect on our business, financial condition, and results of operations.

The FDA chitosan registration process is separate and in addition to the FDA shrimp processing registration.

USP-grade chitosan is regulated by the FDA but not in the same manner as is the shrimp produced for food. The Company must be registered with the FDA as a supplier to manufacturers of medical applications that use our chitosan. We expect to apply for this FDA registration in the third quarter of 2022. There are risks that the Company may have significant difficulties or delays in developing the required GMP and protocols to obtain FDA registration as a supplier of chitosan. There is a risk that the Company will not be able to demonstrate sufficient consistency in output to obtain FDA registration as a supplier of chitosan. Failure to obtain FDA registration as a supplier of medical application chitosan would have a material adverse effect on the Company’s revenues from chitosan. Obtaining necessary regulatory registrations may take time and thus delay purchases of our chitosan. Any failure to obtain or maintain necessary registrations could have a material adverse effect on our business, financial condition, and results of operations.

Even inadvertent, non-negligent or unknowing violations of federal, state, or local regulatory requirements could expose us to adverse governmental action and materially adversely affect our business, financial condition and operating results.

The Federal Food, Drug, and Cosmetic Act, or FDCA, which governs the shipment of foods in interstate commerce, generally does not distinguish between intentional and unknowing, non-negligent violations of the law’s requirements. Most state and local laws operate similarly. Consequently, almost any deviation from subjective or objective requirements of the FDCA or state or local law leaves us vulnerable to a variety of civil and criminal penalties. As a rapidly growing company, we often deploy new equipment, update our facilities, or occupy new facilities. These activities require us to adjust our operations and regulatory compliance systems to meet rapidly changing conditions. Although we have adopted and implemented systems to prevent the production of unsafe or mislabeled products, any failure of those systems to prevent or anticipate an instance or category of deficiency could result in significant business interruption and financial losses to us. The occurrence of events that are difficult to prevent completely, such as the introduction of pathogenic organisms from the outside environment into our facilities, also may result in the failure of our products to meet legal standards. Under these conditions, we could be exposed to civil and criminal regulatory action.

We cannot assure you that we will always be in full compliance with all applicable laws and regulations or that we will be able to comply with any future laws and regulations. Failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition, and results of operations.

An increase or change in government regulations could have a material adverse effect on our business.

With a new presidential administration, we may see new legislation in product safety, health care or other areas that could impose regulations on our products. Adapting to new governmental regulations may require additional time, money and resources, and cause delays or prevent production and sale of our shrimp and/or chitosan product. Any such circumstances could have a material adverse effect on our business, financial condition, and results of operations.

Our chitosan customers may require medical application standard certifications and we may be unable to obtain such certifications in a timely manner or at all.

The FDA does not require that we obtain ISO Certification 13485, a medical device applications standard, but our customers may require it. Alternatively, our customers may require different medical specifications and certifications. We may not be able to obtain this ISO or other certifications, or it may take extra time and expense to obtain such certifications. If customers require different medical specifications and certifications, it could take time and expense to meet those required specifications. Failure to obtain and maintain such certification, or to meet other customer required specifications, could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Intellectual Property and Technology Systems

If we fail to adequately protect or enforce our intellectual property rights, the value of our intellectual property rights would diminish.

Our success, competitive position, and future revenues will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes, and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. To date, we hold certain patent rights, including an exclusive license to the patented Tidal Basin Technology, and we own two issued United States patents and a patent portfolio of United States applications, and foreign patents and applications related to our modification of the Tidal Basin Technology aquaculture platform. We anticipate filing additional patent applications in the United States. However, we cannot predict:

●	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents.

●	if and when patents will be issued; and if granted, whether such patents will be challenged and held invalid or unenforceable.

●	whether others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

●	whether we will need to initiate litigation or administrative proceedings which may be costly, regardless of whether we win or lose.

Our success also depends upon the skills, knowledge, and experience of our scientific and technical personnel, our consultants, and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we will rely on trade secret protection and confidentiality agreements. These agreements may not provide adequate protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how, or other proprietary information is disclosed, the value of our trade secrets, know-how, and other proprietary rights would be significantly impaired and there could be a material adverse effect on our business, financial condition, and results of operations.

We have an exclusive license to patented Texas A&M University technology but cannot guarantee long-term licensing or exclusivity.

We hold the exclusive patent rights to the super intense shallow water raceway technology, or SISWR, developed by Texas A&M University to produce shrimp in an indoor aquaculture setting. We constructed a shrimp laboratory and conducted research to validate the SISWR technology. The SISWR system is a key component of our overall shrimp growing technology. We cannot guarantee the SISWR license will be long-term or exclusive. Our SISWR license may terminate, or may become non-exclusive, if we fail to make payments or breach the license agreement. We also rely on Texas A&M University to maintain the patent for our license to remain active. We cannot guarantee that the patent will remain in force indefinitely, and if the patent expires, our license will terminate. If we lose the SISWR license, it will have a material adverse impact on our business, operations and financial results.

We may need to develop intellectual property to protect our products, which will require significant time and expense.

We currently own no significant intellectual property related to our planned chitosan products. The process of extracting chitosan is a general, unprotected process and we are unaware of any intellectual property preventing us from developing it. If we develop this intellectual property internally, we will seek to obtain intellectual property protection (whether patents or otherwise) for our technology. This process can be expensive and time-consuming, and there is no certainty of being awarded intellectual property protection. If we fail to adequately develop and protect our intellectual property, its value will diminish, and we may not be able to compete effectively in the market. If we are awarded intellectual property protection for extraction and production technology, we may face actions from third parties claiming we infringe on their intellectual property. Branding and trademark protection will be important for our chitosan marketing plan. We intend to apply for trademarks for one or more of our chitosan products. We cannot be certain that we will be granted the trademarks for which we apply.

If we infringe the rights of third parties, we could be prevented from selling products and forced to pay damages and defend against litigation.

If our products, methods, processes, and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

●	obtain licenses, which may not be available on commercially reasonable terms, if at all;

●	abandon an infringing product;

●	redesign our products or processes to avoid infringement;

●	stop using the subject matter claimed in the patents held by others;

●	pay damages; and/or

●

defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and managerial resources and create potential delays.

Any of these events could have a material adverse effect on our business, financial condition, and results of operations.

Disruptions of information technology systems or data security incidents could result in significant financial, legal, regulatory, business, and reputational harm.

We seek to preserve the integrity and confidentiality of our information by maintaining physical security of our premises and physical and electronic security of our information technology systems, but it is possible that these security measures could be breached. We also rely on systems provided by third parties, which may suffer security breaches or incidents. Such security breaches may be inadvertent or due to intentional misconduct or other malfeasance or by human error or technical malfunctions, including those caused by hackers, employees, contractors, or vendors. A breach of our security could compromise our networks, and the information stored therein could be accessed, manipulated, publicly disclosed, lost, or stolen. Any such access, manipulation, disclosure, or loss of information could result in errors in our records, fraudulent use of our financial information, legal claims or proceedings, liability under laws that protect the privacy of personal information, theft of our intellectual property, or damage to our reputation. In addition, our systems could be the subject of denial of service or other interference, which could disrupt our operations and commercial transactions. Any of the foregoing could have a material adverse effect on our business, financial condition, and results of operations.

If any of our proprietary technology or information is stolen, misappropriated, or reverse engineered, others could use it to build competing technologies or produce similar products.

Employees and third parties, including our collaborators, contractors, and others involved in our business have certain access to our proprietary technology and information. If any of our proprietary technology or information is stolen, misappropriated, or reverse engineered, it could be used by other parties for their own commercial gain. If this were to occur, it would be difficult for us to challenge this type of use, especially in countries with limited intellectual property protection. Any failure to protect our proprietary technology and information could have a material adverse effect on our business, financial condition, and results of operations.

As we grow, we may experience difficulties with our enterprise resource planning, or ERP, system.

In 2019, we implemented a new ERP system at our Balaton Bay Reef facility that integrates our water reclamation, biofiltration, robotic feed, harvest, and financial analysis processes. The ERP software provides continual precision data that supports improvement and optimization and serves as the information backbone of our chain of custody and traceability for the shrimp, the shrimp exoskeleton material, and our future chitosan. We designed this system to scale up as we commercialize the shrimp production, but there may be unexpected complications or design changes needed as we grow our business. Failure of this ERP software could have a material adverse effect on our business, financial condition, and results of operations.

Additional Risks Relating to Our Shrimp Business

We have limited experience selling, marketing, or distributing our shrimp and currently lack adequate internal capability to do so.

We currently have very limited sales, marketing, and distribution capabilities and have not sold or distributed our products on a commercial scale. To advance our sales, we intend to develop internal sales, marketing, and distribution capabilities to target particular markets for our products. We may make arrangements with third parties to perform some or all of these services for us. We may not be able to establish these capabilities internally or hire marketing, sales, and/or distribution personnel with appropriate expertise to market, sell, and distribute our products. In addition, even if we can identify one or more acceptable collaborators to perform these services for us, we may not be able to enter into any collaborative arrangements on favorable terms, or at all.

If we enter into any collaborative arrangements for the marketing, sale, and/or distribution of our products, our expenses may be higher than if we performed some or all of these functions ourselves. In addition, any revenues we receive would depend upon the efforts of our collaborators, which may not be adequate due to lack of attention or resource commitments, management turnover, change of strategic focus, business combinations, their inability to comply with regulatory requirements, or other factors outside of our control. Depending upon the terms of our collaboration, the remedies we have against an under-performing collaborator may be limited. If we were to terminate a collaborative arrangement, it may be difficult or impossible to find a replacement collaborator on acceptable terms or at all. Any failure to build out and maintain effective sales, marketing, and distribution functions, whether internally or externally, could have a material adverse effect on our business, financial condition, and results of operations.

We have not determined the demand for our superior shrimp nor confirmed the premium price.

Shrimp grown in natural environments are generally subject to diseases and contamination from waste material and other contaminants. We believe we can grow shrimp in a controlled environment with filtered water, reducing or eliminating waste and disease. We expect people to desire our superior shrimp more than shrimp grown in natural environments, as they are subject to less stress than external environments. We have not conducted studies to confirm the supply and demand from a marketing standpoint. It is possible that our superior shrimp will not be accepted in the market, will not be as profitable as anticipated, or will fail entirely.

Consumer shrimp is generally considered a commodity, with little or no differentiation beyond price, and is marketed accordingly. We expect consumers will pay a premium price for a differentiated, premium product, but we cannot ensure that our product will be accepted into the market at that price. An inability to sell shrimp at premium prices would likely have a material adverse effect on our business, financial condition, and results of operations.

We are reliant on a limited number of key suppliers for shrimp larvae and any interruption in such supply could cause significant production delays and have a material adverse effect on our business operations and financial results.

While we have a shrimp hatchery located at our Balaton Bay Reef facility, we are currently utilizing it for limited research and development purposes. We are not operating it to provide larvae for commercial production. Instead, we are currently obtaining our shrimp larvae from outside suppliers. There are a very limited number of these suppliers, some of which are competitors in shrimp production, and we do not have long-term contracts in place to buy larvae for commercial production at Balaton Bay Reef or Madison Bay Harbor. These suppliers could experience significant issues in larvae production due to issues with breeding, disease, or other factors outside of our control. Further, these suppliers may not continue to sell larvae to us at all or on terms that are acceptable. It would take a significant amount of time to scale up our hatchery for commercial use. Any difficulty sourcing shrimp larvae on a timely basis could have a material adverse effect on our business, financial condition, and results of operations.

Disease may disrupt our shrimp production and thus affect our exoskeletal molt production.

Shrimp are susceptible to disease and disease in any form can disrupt the production of shrimp and the supply of shrimp exoskeleton material. There are nine identified pathogens and countless species of bacteria related to shrimp and water habitat. Our shrimp production system was developed to mitigate the risk of disease and utilizes several modern biosecurity practices and other processes to mitigate disease. Failure of any of these practices or processes might allow disease to enter the system, resulting in a material adverse effect on shrimp production as well as shrimp exoskeleton material production.

Food safety events could create negative publicity for our customers and adversely affect sales and operating results.

Food safety is a top priority, and we dedicate substantial resources to ensure that our customers will enjoy safe, quality products. However, food safety events, including instances of food-borne illness, could occur in the future. Food safety events with customers, whether or not they involve shrimp, could adversely affect sales by those customers. In addition, customers who purchase our shrimp for their food products could experience negative publicity or experience a significant increase in food costs if there are food safety events. If such customers experience a decline in sales as a result of such food safety event, our results of operations may be adversely affected. There is a risk that contamination of the water or feed in the harbor may interrupt the shrimp growth process, potentially reducing or eliminating the amount of shrimp for customers as well as shrimp exoskeleton material available for chitosan production. Any such situation would likely have a material adverse effect on our business, financial condition, and results of operations.

New information or attitudes regarding diet and health or adverse opinions about the health effects of the superior shrimp we distribute could result in changes in consumer eating habits which could materially and adversely affect our business, financial condition, or results of operations.

Consumer eating habits may impact our business as a result of changes in attitudes regarding diet and health or new information regarding the health effects of consuming the superior shrimp we plan to distribute. If consumer eating habits change significantly, we may be required to modify or discontinue sales of certain items in our product portfolio, and we may experience higher costs associated with the implementation of those changes. Additionally, changes in consumer eating habits may result in the enactment of laws and regulations that impact the ingredients and nutritional content of our food products or require us to disclose the nutritional content of our food products. Compliance with these laws and regulations, as well as others regarding the ingredients and nutritional content of our superior shrimp, may be costly and time-consuming. We cannot make any assurances regarding our ability to effectively respond to changes in consumer health perceptions and resulting laws or regulations or to adapt our menu offerings to trends in eating habits.

If we fail to successfully develop new product offerings and enhance our existing product offerings, our ability to attract new customers and retain existing customers, and our business, financial condition, and operating results, may be materially adversely affected.

Our customers have a wide variety of options for purchasing food, including traditional and online grocery stores and restaurants, and consumer tastes and preferences may change from time to time. Our ability to attract new customers, retain existing customers, and increase customer engagement with us will depend in part on our ability to successfully introduce new product offerings and to improve upon and enhance our existing product offerings. This may include, for example, offering different shrimp sizes and different packaging. If our new or enhanced product offerings are unsuccessful, our business and operating results could be materially, adversely affected. Furthermore, new customer demands, tastes or interests, superior competitive offerings, or a deterioration in our product quality or our ability to bring new or enhanced product offerings to market quickly and efficiently could negatively affect the attractiveness of our products and the economics of our business and require us to make substantial changes to and additional investments in our product offerings or business model.

Developing and launching new product offerings or enhancements to our existing product offerings involves significant risks and uncertainties, including risks related to the reception of such product offerings by our existing and potential future customers, increases in operational complexity, unanticipated delays or challenges in implementing such offerings or enhancements, increased strain on our operational and internal resources (including an impairment of our ability to accurately forecast demand and related supply), and negative publicity in the event such new or enhanced product offerings are perceived to be unsuccessful. In addition, developing and launching new product offerings and enhancements to our existing product offerings may involve significant upfront capital investments and such investments may not prove to be justified. Any of the foregoing risks and challenges could adversely affect our ability to attract and retain customers and could have a material adverse effect on our business, financial condition, and results of operations.

Any failure to adequately store, maintain, and deliver quality perishable foods could materially adversely affect our business, financial condition, and operating results.

Our ability to adequately store, maintain, and deliver quality perishable foods is critical to our business. We store food products, which are perishable, and will need to ship them to our customers. Keeping our food products at specific temperatures maintains freshness and enhances food safety. In the event of extended power outages, natural disasters, or other catastrophic occurrences, failures of the systems in our facilities or third-party delivery trucks, failure to use adequate packaging to maintain appropriate temperatures, or other circumstances both within and beyond our control, our inability to store perishable inventory at specific temperatures could result in significant product inventory losses as well as increased risk of food-borne illnesses and other food safety risks. Improper handling or storage of food by a customer—without any fault by us—could result in food-borne illnesses, which could nonetheless result in negative publicity and harm to our brand and reputation. The occurrence of any of these risks could materially adversely affect our business, financial condition, and operating results.

We have numerous competitors that have greater market share than ours.

There are many competitors in the market that produce shrimp, including large scale companies in Southeast Asia, India and Ecuador. Many of these competitors are well-established and better capitalized companies than we are. Many of our competitors have advantages we lack, such as established manufacturing and distribution chains, a larger and more experienced work force, established market, existing customer base, and existing purchase contracts. If we are unable to maintain a competitive advantage with respect to our premium brand positioning, our shrimp may never be commercially viable in the market. There may also not be enough demand for shrimp for our product to become successful.

Additionally, certain of our competitors may benefit from government support and other incentives that are not available to us. As a result, our competitors may be able to produce shrimp at artificially low prices and compete more aggressively over a longer period than we can. Any of these circumstances could have a material adverse effect on our business, financial condition, and results of operations.

We have no executed purchase contracts for our shrimp business.

We have a letter of intent, or LOI, with a leading North American food service distributor to buy all of our shrimp production for ten years, but the agreement is non-binding and we may never enter into a binding agreement with this or any other customer. We have no binding long-term agreements and no commitments to sell our shrimp even if we are successful in scaling it and the LOI prohibits us from negotiating such arrangements with any other party (unless the LOI is mutually terminated). Any failure or delay in being able to sell our shrimp at acceptable prices could have a material adverse effect on our business, financial condition, and results of operations.

Additional Risks Related to Our Chitosan Segment

We have limited experience in producing chitosan.

We have limited experience in producing chitosan and have not yet sold any. To date, we have only engaged in pre-production work with respect to chitosan, including analysis of the shrimp exoskeleton material, bench top trials, analysis of the chitosan produced by the bench top trials, and primary and secondary market research. We may never be successful in developing commercial scale chitosan production processes, and any failure or delay in doing so could have a material adverse effect on our business, financial condition, and results of operations.

We have limited experience selling, marketing, or distributing our chitosan products and currently lack adequate internal capability to do so.

We currently have very limited sales, marketing, and distribution capabilities and have not sold or distributed our chitosan products on a commercial scale. To commercialize our chitosan sales, we may decide to develop internal sales, marketing, and distribution capabilities to target particular markets for our products. We may make arrangements with third parties to perform some or all of these services for us. We may not be able to establish these capabilities internally or hire marketing, sales, and/or distribution personnel with appropriate expertise to market, sell, and distribute our chitosan products. In addition, even if we are able to identify one or more acceptable collaborators to perform these services for us, we may not be able to enter into any collaborative arrangements on favorable terms or at all.

If we enter any collaborative arrangements for the marketing, sale, and/or distribution of our chitosan, our expenses may be higher than if we performed some or all of these functions ourselves. In addition, any revenues we receive would depend upon the efforts of our collaborators, which may not be adequate due to lack of attention or resource commitments, management turnover, change of strategic focus, business combinations, their inability to comply with regulatory requirements, or other factors outside of our control. Depending upon the terms of our collaboration, the remedies we have against an under-performing collaborator may be limited. If we were to terminate a collaborative arrangement, it may be difficult or impossible to find a replacement collaborator on acceptable terms, if at all. Any failure to build out and maintain effective sales, marketing, and distribution functions, whether internally or externally, could have a material adverse effect on our business, financial condition, and results of operations.

We rely on our shrimp growing operation for our source of chitosan raw materials and any disruption in such growing operations will disrupt our ability to produce chitosan.

We rely on our shrimp growing operations for the shrimp exoskeleton material needed to produce chitosan. Any failure, delay, decrease in production, or other problem with our shrimp production generally will have an impact on our ability to obtain the raw materials to develop chitosan.

We may need to seek supplemental sources for our raw materials.

We plan to obtain all of the shrimp exoskeleton material needed for our chitosan operations from our shrimp producing operations.  If our shrimp production were to fail for any reason, we would also lose our supply of shrimp exoskeleton material. If our chitosan segment grows significantly, we may be unable to produce sufficient raw material from our shrimp operations to satisfy our chitosan requirements. If this occurs, we may need to seek an alternative source of raw materials. Since such sources would likely be competitors in the shrimp production business, we may not be able to acquire any raw materials, which would prevent or delay our ability to produce chitosan. Any such circumstance could have a material adverse effect on our business, financial condition, and results of operations.

We rely on collection and separation technologies to separate the shrimp exoskeleton material from the other settled solids.

We use collection and separation technologies to separate the shrimp exoskeleton material from the other settled solids within the waste stream to systematically remove them from the Tidal Basins. A failure of these collection or separation technologies could lead to delays and disruptions in chitosan production, which could have a material adverse effect on our business, financial condition, and results of operations.

We lease specialized machines and parts for creation of our product and have no guarantee that we will be able to lease additional machines needed to scale-up production or to maintain such machines in the future.

We lease two specialized, automated machines that de-head, de-vein and de-shell our shrimp to expedite the separation process. Our supply of shrimp exoskeleton material from which we extract chitin to create chitosan is dependent on the proper functioning of these machines. We will need several more machines in order to produce shrimp and chitosan at projected levels. No long-term contract with the manufacturer of the machines is available. The manufacturer may refuse to lease us additional machines, may exclusively license the machine or its technology to another company, or may go out of business.  There are other shrimp processing machines in the market, but they are not as effective or efficient as the particular equipment that we use. Without effective and efficient automated machines, de-shelling the shrimp is a lengthy, manual, and more expensive process. An inability to lease or purchase additional machines, or to purchase parts and maintenance for such machines, would delay and potentially prevent our ability to produce shrimp and chitosan and could have a material adverse effect on our business, financial condition, and results of operations.

Contamination during the preservation, conversion, or post-conversion process would adversely affect chitosan production.

Once the shrimp exoskeleton material necessary for chitosan production has been collected and separated, it is cleaned and dried. If this material was to become damaged or contaminated during the preservation process, it would adversely affect chitosan production. After preservation, this material is transported to a third-party CMO conversion facility where it undergoes chemical processes to convert into chitosan. The preserved raw material may be lost, spoiled, damaged, or contaminated in transportation to the CMO. Once the materials are converted into chitosan, the chitosan may be lost, damaged, or contaminated through the balance of the supply chain, including during packaging at the CMO, warehousing, distribution, and by the end user as a component for a variety of products. Any such circumstances could have a material adverse effect on our business, financial condition, and results of operations.

We expect to rely upon one third-party CMO for chitosan production.

We plan to use one CMO, Parimer Scientific, for the chitosan production process. This CMO may go out of business, may not have sufficient capacity to convert our raw material, may cease performing chitosan conversion, or may be damaged in a fire or other accident or otherwise be unable to convert our shrimp exoskeleton material into chitosan as expected. Any of these occurrences could have a material adverse effect on the timing and quantity of converting the shrimp exoskeleton material into chitosan, and it will likely be difficult, expensive, and time consuming to find another third-party CMO capable of producing the chitosan products we plan to sell. Any inability to timely find a suitable replacement provider would likely have a material adverse effect on our business, financial condition, and results of operations.

We may be unable to produce chitosan in-house in the future.

We intend to utilize a CMO, Parimer Scientific, to produce our chitosan products. If we are required or decide to develop a conversion facility and complete some or all of the chitosan extraction in-house, this would require hiring additional staff, including qualified biochemists with experience in chitosan conversion to run our conversion operations. It would also require us to obtain regulatory approvals, purchase additional equipment, and make greater capital investments. We may be unable to collect, separate, and convert our shrimp exoskeleton material into chitosan at a cost point that will make the chitosan competitive in the market. We may need to develop new processes or make other adjustments to produce the tissue and convert it to chitosan at a commercially acceptable price point, and any failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to hire additional qualified personnel, it could delay the commercialization of our chitosan business.

Over time, we will need to hire additional qualified personnel. Our chitosan product development plans are significantly dependent on our ability to attract and retain highly skilled scientists for chitosan extraction and production, as well as personnel experienced with applicable government regulations. We may not be able to attract or retain qualified employees due to the intense competition for qualified personnel among aquaculture companies, biotechnology companies, universities, research institutions, and other technology or scientific-based businesses, or due to the unavailability of personnel with the qualifications or experience necessary for our business. If we are unable to attract and retain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that could adversely affect our ability to adequately staff our proposed chitosan business segment. Any such issues could have a material adverse effect on our business, financial condition, and results of operations.

There is a low barrier of entry for competitors who already grow shrimp.

Some of our competitors who currently grow shrimp for food only may decide to produce chitosan with their discarded shrimp exoskeleton material from their current facilities. These competitors could enter the market relatively quickly, as they already produce shrimp and thus have a supply of the raw material. Additional competition could have a material adverse effect on our business, financial condition, and results of operations.

We will need to meet quality and purity requirements of our purchasers which are currently unknown.

The chitosan we extract will need to meet the quality and purity requirements of our purchasers. Our ability to sell chitosan products is dependent on the quality and purity of the shrimp exoskeleton material. We will not know the quality and purity requirements until we enter contracts with our purchasers. Depending on these requirements, we may need to invest in additional equipment, technology, and staff to meet these requirements.

We currently have no executed purchase contracts for our chitosan products.

It is difficult, particularly with manufacturers who use chitosan for medical applications, to replace a current supplier of a target manufacturer. We will likely need to seek out manufacturers who do not yet have established relationships with suppliers of chitosan. It may take extensive time to find purchasers and negotiate purchase contracts. The terms of the purchase contracts may not be favorable to the Company as we are new in this market. The purchase contracts may provide for delayed payment terms, which may have a negative impact on our cash flow. Purchasers may default on their obligations to purchase for a variety of reasons. Any of these factors could severely limit our ability to sell our chitosan products on a profitable basis and could have a material adverse effect on our business, financial condition, and results of operations.

We may be sued for product liability claims for health care end-products.

Our products may be used in medical or health care end-products. Any products, and particularly products used in medical or health care, entail an inherent risk of product liability. We may become involved in product liability claims against our chitosan products directly, or we may become secondarily involved in products liability claims against the end-products of customers using our chitosan products. If we are unable to defend those claims successfully, we may incur substantial liabilities. Even if we prevail, the costs and delays involved in protracted products liability litigation may have an adverse impact on our business. We intend to maintain product liability insurance, but it is possible that insurance will not cover all losses we may incur, and such insurance will likely not compensate us for negative publicity. We expect to use indemnification agreements with our customers and collaborators, but the indemnification agreements may not be sufficient to protect us from all losses should a claim arise. Any such circumstances could have a material adverse effect on our business, financial condition, and results of operations.

We have not yet determined the appropriate pricing for our chitosan products.

We may need to acquire additional equipment, additional technology, and additional trained technical staff to extract the chitosan at higher grades of purity. We may be unable to extract, process and sell our proposed chitosan products, or to do so at a price point that will make the chitosan competitive in the market. We may need to purchase new or additional production equipment, hire new personnel, or make other adjustments to produce the chitosan products at a commercially acceptable price point. Any inability to do so could have a material adverse effect on our business, financial condition, and results of operations.

Based on our review of third-party analysis of our chitosan, we believe we can charge a premium price for it. Targeted third-party pharmaceutical, medical device, and dermatology customers may not pay our target price point. Failure to achieve our target price points for chitosan will have a material adverse effect on our business, financial condition, and results of operations.

We may inadvertently depress the price of premium USP-grade chitosan.

If we are successful in producing large quantities of premium USP-grade chitosan, we may discover that we inadvertently depress the market price for this product by creating a large supply. If this were to occur it could have a material adverse effect on our business, financial condition, and results of operations.

Risks Relating to this Offering and Our Units, Common Stock and Warrants

Active trading markets for our common stock and/or warrants may not develop or be sustained.

Even if our common stock and warrants are both approved for listing on the Nasdaq Capital Market, active trading markets for our common stock and/or warrants may not develop or be maintained. If active markets for our common stock or warrants are not developed or maintained, it may be difficult for stockholders to sell shares of our common stock and/or warrants. An inactive trading market may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

The price of our shares of common stock and warrants is likely to be volatile.

The share price of publicly traded emerging companies can be highly volatile and subject to wide fluctuations. The prices at which our common stock and warrants underlying the Units are quoted and the prices which investors may realize will be influenced by many factors, some specific to our company and operations and some that may affect the quoted food production, biotechnology or other relevant sectors, or quoted companies generally. These factors could include variations in our operating results and execution of our commercialization plans, publicity regarding the process of obtaining regulatory approval to commercialize our products, divergence in financial results from analysts’ expectations, changes in earnings estimates by stock market analysts, overall market or sector sentiment, legislative changes in our sector, the performance of our research and development programs, large purchases or sales of our common stock, currency fluctuations, legislative changes in the bioengineering environment, and general economic conditions. Most of these events and factors are outside of our control. Stock markets may experience severe price and volume fluctuations which could adversely affect the market prices for our common stock and warrants.

The warrants underlying the Units may not have any value.

Each warrant underlying the Units will have an assumed exercise price equal to the offering price per Unit and will be exercisable from the date of issuance until the fifth anniversary of the issue date. The warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Since the Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Provisions of the warrants underlying the Units offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the warrants underlying the Units offered by this prospectus could make it more difficult or expensive for a third party to acquire us. For example, the terms of the warrants provide that the warrants be treated as exercised immediately prior to certain transactions constituting “fundamental transactions,” which could reduce the value of the consideration payable to other holders of Company securities. Further, in certain circumstances, the holders of the warrants will have the option to require the Company to purchase the warrants from the holders by paying to the holders an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of such “fundamental transactions.” These and other provisions of the warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

If we do not maintain a current and effective prospectus relating to the common stock issuable upon exercise of the warrants, holders will only be able to exercise such warrants on a “cashless basis.”

If we do not maintain a current and effective registration statement relating to the common stock issuable upon exercise of the warrants included as part of the Units at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of common stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holder exercised his warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their warrants for cash if a current and effective registration statement relating to the common stock issuable upon exercise of the warrants is available. Under the terms of the underwriting agreement, we have agreed to use our best efforts to meet these conditions and to file and maintain a current and effective registration statement relating to the Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our Company may be reduced or the warrants may expire worthless.

An investor will only be able to exercise his warrant if the issuance of shares of common stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless the shares of common stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. if the shares of common stock issuable upon exercise of the warrants are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may be deprived of any value, the market for the warrants may be limited and they may expire worthless if they cannot be sold.

The warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

We will be issuing warrants to purchase shares of common stock as part of this offering. To the extent we issue shares of common stock to effect a future business combination, the potential for the issuance of a substantial number of additional shares upon exercise of the warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such warrants, when exercised, will increase the number of issued and outstanding shares of common stock and reduce the value of the shares issued to complete the business combination. Accordingly, the warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business. Additionally, the sale, or even the possibility of sale, of the shares of common stock underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent the warrants are exercised, you may experience dilution to your holdings.

The warrants offered hereby designate the state and federal courts sitting in the City of New York, Borough of Manhattan as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants issued as part of the Unit, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our Company.

Our warrants provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant, including under the Securities Act, will be brought and enforced in the state and federal courts sitting in the City of New York, Borough of Manhattan, of the State of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant, is filed in a court other than the state and federal courts sitting in the City of New York, Borough of Manhattan, of the State of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York, Borough of Manhattan, in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board of Directors.

Shareholders must rely on stock appreciation for any return on their investment because we do not anticipate paying cash dividends in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying cash dividends in the foreseeable future and intend to retain all our future earnings, if any, to finance the operations, development, and growth of our business. There can be no assurance that we will have sufficient surplus under Delaware law to be able to pay any dividends at any time in the future. Absent payment of dividends, you must rely on appreciation of the price of our common stock for any return, which may never occur. You may also have to sell some or all your shares of our common stock to generate cash flow from your investment.

If securities or industry analysts do not publish research or reports, or publish inaccurate or unfavorable research or reports about our business, our share price and trading volume could decline.

The United States trading market for our shares of common stock partially depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysis reports. If we obtain securities or industry analyst coverage, and one or more of the analysts who covers us downgrades our shares of common stock, changes their opinion of our shares, or publishes inaccurate or unfavorable research about our business, our share price will likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares of common stock could decrease, and we could lose visibility in the financial markets, which could cause our share price and trading volume to decline.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or PCAOB, disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation not previously approved. Under the JOBS Act, we will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the issuance, in any three-year period, by our company of more than $1 billion in non-convertible debt securities; and (4) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act. We cannot predict if investors will find our shares of common stock less attractive because we may rely on these exemptions. If some investors find our shares of common stock less attractive, the result may be lower trading volume and higher price volatility.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will be a “controlled company” within the meaning of the Nasdaq rules following the completion of this offering and, as a result, will qualify for exemptions from certain corporate governance requirements. If we decide to rely on such exemptions, you may not have the same protections afforded to stockholders of companies that are subject to such requirements.

Following the completion of this offering, Ralco Nutrition, Inc., or Ralco, and RNI Aquaculture, LLC, or RNI, together with two of our directors, Jon and Brian Knochenmus, will beneficially own shares representing approximately 53.1% of our capital stock based on shares of common stock outstanding. Jon and Brian Knochenmus, father and son, hold certain voting rights of Ralco, all voting rights of RNI, and are directors and/or officers of such entities. As a group, Ralco, RNI and Jon and Brian Knochenmus currently hold, and following the offering, will continue to control a majority of the voting power of shares eligible to vote in the election of our directors. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect, and we have to date so elected, not to comply with certain corporate governance requirements including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors; and

●	the requirement that we have a compensation committee that is composed entirely of independent directors.

Notwithstanding the availability of these exemptions, our current intent is not to rely on them and instead to comply voluntarily with all corporate governance requirements with respect to our Board under applicable Nasdaq rules. However, in the future we may decide to rely on one or all of the exemptions as a controlled company, and if we do, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. In addition, any testing conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, that may require prospective or retroactive changes to our financial statements, or identify other areas for further attention or improvement. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

If you purchase shares of our common stock and warrants in this Offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock and warrants in this Offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share, based on the public offering price of $10.00 per Unit, which is the midpoint of the price range set forth on the cover of this prospectus, because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon exercise of the warrants issued as part of the Units offered hereby and any warrant or option to purchase common stock under our equity incentive plans, vesting of restricted stock units issued to our employees, additional issuances of restricted stock to our employees under our equity incentive plans, or if we otherwise issue additional shares of our common stock. For a further description of the dilution that you will experience immediately after this Offering, see the section of the prospectus titled “Dilution.”

We may issue preferred stock with terms that could further dilute the voting power or reduce the value of our common stock.

While we have no specific plan to issue preferred stock, our certificate of incorporation authorizes us to issue, without the approval of our shareholders, one or more series of preferred stock having such designation, relative powers, preferences (including preferences over our common stock respecting dividends and distributions), voting rights, terms of conversion or redemption, and other relative, participating, optional, or other special rights, if any, of the shares of each such series of preferred stock and any qualifications, limitations, or restrictions thereof, as our board of directors may determine. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, the value of their common stock may be reduced, and the new equity or debt securities may have rights, preferences, and privileges senior to those of our existing stockholders. For example, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the common stock.

The financial reporting obligations of being a public company in the United States are expensive, time consuming and place significant additional demands on our management.

The obligations of being a public company in the United States place additional demands on our management and require significant expenditures, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, or Exchange Act, the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act and the Dodd Frank Wall Street Reform and Consumer Protection Act, and the listing requirements for the Nasdaq Capital Market. Our management and other personnel devote substantial time to ensure that we comply with all these requirements. Despite reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly, particularly if we were no longer to qualify as an emerging growth company. Any changes that we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all.

These rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These factors also could make it more difficult for us to attract and retain qualified persons to serve on our board of directors, particularly to serve on our Audit Committee and Compensation Committee, or as executive officers.

There can be no assurance that we will be able to comply with the continued listing standards of the Nasdaq Capital Market.

Even if our common stock is approved for listing on the Nasdaq Capital Market, we cannot assure you that we will continue to be able to comply with the standards necessary to maintain a listing of our common stock on the Nasdaq Capital Market. Our failure to meet the continuing listing requirements may result in our common stock being delisted from the Nasdaq Capital Market.

Our management will have broad discretion over the use of the proceeds we receive in this Offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds we receive from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds that we receive from this Offering in ways that increase the value of your investment. We currently intend to use the net proceeds of this offering for: (i) continued research, development, and production activities at Balaton Bay Reef, including working capital and operational costs associated with operating Balaton Bay Reef ; (ii) the development of our chitosan and chitosan derivative business, as well as the costs associated with obtaining FDA registration as a supplier; (iii) engineering and development work related to the planning and construction of Madison Bay Harbor; and (iv) other general corporate purposes, including investing further in our sales, marketing and research and development efforts, and the payment of anticipated general and administrative expenses. Until we use the net proceeds that we receive from this offering, we plan to invest the proceeds, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds we receive from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Provisions in our corporate documents and Delaware law could delay, defer, or prevent a change in control of the Company, even if that change may be considered beneficial by some of our shareholders.

The existence of some provisions in our certificate of incorporation, our bylaws or Delaware law could delay, defer, or prevent a change in control of the Company that a shareholder may consider favorable. These provisions include:

●	providing that the number of members of our board is limited to a range fixed by our bylaws;

●	establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and

●	authorizing the issuance of “blank check” preferred stock, which could be authorized by our board of directors to issue securities with voting rights and thwart a takeover attempt.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware. Section 203 prevents some shareholders holding more than 15% of our voting stock from engaging in certain business combinations with us unless the business combination or the transaction that resulted in the shareholder becoming a 15% or greater holder was approved in advance by our board of directors, results in the shareholder holding more than 85% of our voting stock (subject to certain restrictions), or is approved at an annual or special meeting of shareholders by the holders of at least 66 2/3% of our voting stock not held by the shareholder engaging in the transaction. Any provision of our certificate of incorporation, our bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their shares of our common stock and affect the price that some investors are willing to pay for our common stock.

Our second amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our second amended and restated certificate of incorporation that will become effective upon the completion of this offering provides that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United State District Court for the District of Delaware) is the exclusive forum, to the fullest extent permitted by law, for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our second amended and restated certificate of incorporation or amended and restated bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, except, in each case, (A) any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or (C) for which such court does not have subject matter jurisdiction, in all cases subject to the courts having jurisdiction over indispensable parties named as defendants.

This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. For example, stockholders who do bring a claim in the Court of Chancery could face additional litigations costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in such action. Alternatively, if a court were to find the choice of forum provision contained in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Our exclusive forum provision will not apply to actions arising under the Securities Act or Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and while Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts, our second amended and restated certificate of incorporation and amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for the resolution of any actions or proceedings asserting claims arising under the Securities Act. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision.

Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders cannot waive, and will not be deemed to have waived, our compliance with these laws, rules and regulations. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

Certain members of management and our Board of Directors hold stock in the Company, and as a result may face actual or potential conflicts of interest.

The management and directors of the Company own common stock in the Company and will still own common stock of the Company after the Offering is completed. This ownership overlap could create, or appear to create, potential conflicts of interest when Company management and directors face decisions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, particularly the sections of this prospectus titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements. All statements other than present and historical facts and conditions contained in this prospectus, including statements regarding our future results of operations and financial positions, business strategy, plans, and our objectives for future operations, are forward-looking statements. When used in this prospectus, the words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “is designed to,” “may,” “might,” “plan,” “potential,” “predict,” “objective,” “should,” or the negative of these and similar expressions identify forward-looking statements. These forward-looking statements include statements that are not historical facts, including statements regarding management’s expectations for future financial and operational performance and operating and capital expenditures, expected growth, and business outlook; the nature of and progress toward our commercialization plan; the future introduction of our products to customers; required regulatory approvals and the progress toward such approvals; the volume of shrimp and or molt tissues that we may be able to produce; the timeline for our production of saleable shrimp and chitosan; the expected advantages of indoor shallow water systems over pond-based, recirculating aquaculture systems, or RAS, and other aquaculture systems; the validity and impact of legal actions; and the construction of our Harbors; and the establishment of a larger-scale grow-out facility.

We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks, uncertainties, and other factors, many of which are outside of our control, which could cause our actual results, performance, or achievements to differ materially from any results, performance, or achievements expressed or implied by such forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	the anticipated benefits and characteristics of our shrimp and chitosan products;

•	the growth of the size of the shrimp and chitosan markets in the United States;

•	the implementation and likelihood of achieving the business plan, future revenue, and operating results;

•	our plans for and the timing of the development of new Harbors and the output of those Harbors;

•	developments concerning our research projects;

•	our expectations regarding our ability to successfully enter new markets or develop additional products;

•	our competitive position and developments and projections relating to our competitors and our industry;

•	expectations regarding anticipated operating results;

•	our estimates regarding expenses, future revenue, capital requirements, needs for additional financing, and ability to raise additional capital to finance our activities;

•	our ability to protect our intellectual property and other proprietary rights and technologies;

•	the impact of and our ability to adapt to changes in laws or regulations and policies;

•	the ability to secure any necessary regulatory approvals to commercialize any products;

•	the rate and degree of market acceptance of any our products;

•	our ability to retain and recruit key personnel;

•	the success of any of our future acquisitions or investments;

•	the initiation of commercial-scale production of chitosan and chitosan derivatives;

•

our ability to secure a CMO that is FDA-registered and the expected results of our initial trials including our expectation that they will produce chitosan and chitosan derivatives that meet our specifications utilizing the required GMP;

•

our ability to meet the reference standards of USP-NF for chitosan and chitosan derivates and to market and sell such products to the biomedical, pharmaceutical, dermatology and high-end consumer cosmetic markets;

•	the anticipated construction of our Madison Bay Harbor facility and its capacity;

•	the production capacity of our Balaton Bay Reef pilot construction facility;

You should refer to the section titled “Risk Factors” and elsewhere in this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

•	the optimization of the ERP system for deployment to manage the larger production of our future Madison Bay Harbor and any additional Harbors we may construct in the future;

•	the availability of our shrimp through food service distribution in fine dining, premium retail, as well as consumer direct with third-party fulfilment;

•	the ability to use waste streams as an ingredient in terrestrial animal feed;

shrimp growth rates, survival rates, and stocking rates, to operate seasonless continuous production at scale;

•	our ability to protect and defend our intellectual property rights related to the Tidal Basin Technology platform

•	the ability of our team to accelerate growth and achieve commercial success;

•	our continued improvements in the shrimp density and size, stocking rate, and survival rate, including the shrimp exoskeleton material;

•

our ability to protect and enhance our proprietary technologies, inventions and improvements, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties; and

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act.

We caution you that the foregoing list may not contain all of the risks to which the forward-looking statements made in this prospectus are subject. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the section titled “Risk Factors,” that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments that we may make.

These forward-looking statements are made only as of the date of this prospectus. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments unless required by federal securities law. New risks emerge from time to time, and it is not possible for us to predict all such risks.

MARKET, INDUSTRY AND OTHER DATA

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, including the National Ocean Service’s Oceanic and Atmospheric Administration (NAOO), the Global Aquaculture Alliance (GAA), the United Nation’s Food and Agriculture Organization (FAO), Research & Markets, the United States Department of Agriculture (USDA), USDA’s Foreign Agricultural Service, the National Fisheries Institute, Global Outlook for Aquaculture Leadership (GOAL) Surveys, Informational Resources, Inc (IRI), Future Market Insights, the United States Department of Commerce, the Journal of Chitin and Chitosan Science, Urner Barry, and Nielsen Homescan Data. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable. While we believe that the third-party sources are reliable, and the conclusions contained in the publications are reasonable, such information is inherently imprecise. Projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate is subject to a high degree of uncertainty and risks due to a high variety of factors, including those included in the section of this prospectus titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

USE OF PROCEEDS

The net proceeds from the sale of shares of our Units that we are selling in this offering will be approximately $12.5 million, based upon the public offering price of $10.00, which is the midpoint of the price range set forth on the cover page of this prospectus, consisting of $9.99 per share of common stock and $0.01 for each accompanying warrant, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the warrants. We will only receive additional proceeds from the exercise of the warrants issuable in connection with this offering if such warrants are exercised in exchange for cash at their assumed exercise price of $10.00 based on an assumed initial public offering price of $10.00 per Unit. If the underwriters’ option to purchase additional shares and warrants from us is exercised in full, our net proceeds would be approximately $12.5 million, based on the same public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $10.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $1.4 million, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 Units offered by us, as set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us by approximately $0.93 million, assuming that the assumed initial public offering price of $10.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate that we will use the net proceeds we receive from this offering, including any net proceeds we receive from the exercise of the underwriters’ option to acquire additional shares of common stock in this offering for the following purposes:

•	approximately $4 million to continue research, development, and production activities at Balaton Bay Reef, including working capital and operational costs associated with operating Balaton Bay Reef;

•	approximately $1 million for the development of the chitosan and chitosan derivative business, as well as the costs associated with obtaining FDA registration as a supplier;

•	approximately $5 million for engineering and development work related to the planning and construction of Madison Bay Harbor; and

•

the balance of the funds for other general corporate purposes, including investing further in our sales and marketing and research and development efforts and payment of anticipated general and administrative expenses.

These projects will allow us to continue research and development at Balaton Bay Reef and allow us to develop and enter the chitosan business prior to the completion of the construction of Madison Bay Harbor.  If our operational and capital requirements are higher than we anticipate, we may need to seek additional sources of capital. In addition, we are planning to raise additional sources of equity and debt capital to complete the construction and commence operations of Madison Bay Harbor.

We may use a portion of the net proceeds we receive for the acquisition of businesses, technologies, or other assets that we believe are complementary to our own, although we have no agreements, commitments, or understandings with respect to any such transaction.

The amount of what, and timing of when, we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and expenses and the other factors described in the section of this prospectus captioned “Risk Factors.” Accordingly, our management will have broad discretion in applying a portion of the net proceeds we receive from this offering. Pending these uses, we intend to invest the remaining net proceeds in high quality, investment-grade instruments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments, provisions of applicable law, and other factors the board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of  September 30, 2021:

•	on an actual basis;

•

on a pro forma basis giving effect to: (1) the exchange of the one share of outstanding Series X Preferred Stock for one share of common stock as described in the section entitled “Description of Securities—Series X Preferred Stock,” and (2) the conversion of all of our unsecured convertible promissory notes into shares of common stock as described in the section entitled “Description of Securities—Unsecured Convertible Promissory Notes,” using an assumed initial public offering price of  $10.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and a closing date of February 11, 2022; and

•

on an as-adjusted basis to reflect our receipt of the net proceeds from our sale of 1,500,000 Units in this offering at the public offering price of $10.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus,  and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing elsewhere in this prospectus.

	As of September 30, 2021
	Actual ($)	Pro Forma (Note Conversion) ($)	Pro Forma As Adjusted($)
	(in thousands, except for share and per share data; unaudited)
Cash, cash equivalents and marketable securities	6,265	6,265	18,727
Total liabilities	16,891	13,441	13,441
Equity
Preferred stock, $0.001 par value, 1 share authorized, 1 share issued and outstanding	-	-	-
Common stock, $0.001 par value, 49,999,999 shares authorized, 12,085,807 shares issued and outstanding	12	12	14
Additional paid-in capital	51,405	54,916	69,915
Accumulated deficit	(41,472)	(41,534)	(41,534)
Total stockholders’ equity	9,945	13,395	28,395
Total Capitalization	26,836	26,836	41,836

Each $1.00 increase (decrease) in the assumed initial public offering price of $10.00 per Unit, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 100,000 Units offered by us would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $0.93 million, assuming that the assumed initial public offering price, the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock issued and outstanding as set forth in the table above excludes:

•

An aggregate of 662,434 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2021 under our 2017 Equity Incentive Plan (the “2017 Plan”) or 2019 Equity Incentive Plan, which we plan to amend and restate prior to completion of this offering (the “2019 Plan”), with a weighted-average exercise price of $9.45 per share;

•

shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2021, with a weighted-average exercise price of $12.88 and shares underlying warrants to be issued in connection with conversion of our convertible promissory notes into Units as described in the section entitled “Description of Securities—Unsecured Convertible Promissory Notes;” and

•	947,500 shares of common stock that remain available for issuance under our 2019 Plan as of September 30, 2021.

DILUTION

If you invest in our common stock and warrants in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of the common stock that is part of each Unit and the as-adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as-adjusted net tangible book value per share of common stock immediately after completion of this offering.

Net tangible book value per share is determined by dividing our total tangible assets, less our total liabilities, by the number of shares of common stock outstanding. Our historical net tangible book value as of September 30, 2021, was $9.9 million, or $0.82 per share.

Our pro forma net tangible book value as of September 30, 2021 was $13.3 million, or $1.07 per share of our common stock. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities after giving effect: (1) the exchange of the one share of outstanding Series X Preferred Stock for one share of common stock as described in the section entitled “Description of Securities—Series X Preferred Stock,” and (2) the conversion of our unsecured convertible promissory notes into shares of common stock as described in the section entitled “Description of Securities—Unsecured Convertible Promissory Notes,” using an assumed initial public offering price of  $10.00 per share (the per Unit offering price and attributing no value to the warrants included in the Units), which is the midpoint of the price range set forth on the cover page of this prospectus, and a closing date of February 11, 2022. Pro forma net tangible book value (deficit) per share is our pro forma net tangible book value (deficit) divided by the number of shares of our common stock deemed to be outstanding as of September 30, 2021.

After giving effect to the issuance and sale of Units in this offering at an assumed initial public offering price of $10.00 per share (the per Unit offering price and attributing no value to the warrants included in the Units), which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2021 would have been $25.8 million, or $1.85 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.78 per share to our existing stockholders and an immediate dilution of $8.15 per share to new investors purchasing Units in this offering. We determine dilution per share to new investors by subtracting our pro forma as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by new investors in this offering.

Public offering price per Unit		$10.00
Historical net tangible book value per share as of September 30, 2021	$0.82
Increase in historical net tangible book deficit per share attributable to pro forma transactions and other adjustments described above	$0.25
Pro forma net tangible book deficit per share as of September 30, 2021	$1.07
Increase in net tangible book value per share attributable to new investors in this offering	$0.78
Pro forma as adjusted net tangible book value per share after this offering		$1.85
Dilution per share to new investors in this offering		$8.15

Each $1.00 increase (decrease) in the assumed initial public offering price of $10.00 (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $0.10 per share and the dilution per share to new investors participating in this offering by $0.91 per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us (and in all cases, attributing all value to the shares of common stock included in the Units and no value to the warrants). Notwithstanding the foregoing sensitivity analysis, $15,000,000 in gross proceeds from the offering is required to comply with Nasdaq listing standards. Accordingly, in the case of a $1.00 decrease to the offering price, we will be required to increase the offering size to 1,666,667 Units (1,916,667 shares and/or warrants after full exercise of the underwriter’s option to purchase additional shares of common stock). As such, a decrease to pro forma as adjusted net tangible book value and dilution to new investors is not expected to occur.

Each increase (decrease) of 100,000 in the number of Units offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by $0.05 per share and increase (decrease) the dilution per share to new investors participating in this offering by $0.05 per share, assuming that the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As noted above, however,  a decrease of 100,000 in the number of Units offered by us could, depending on the offering price, result in offering proceeds insufficient for Nasdaq listing standards. As such, the foregoing decrease to pro forma as adjusted net tangible book value and dilution to new investors may not occur.

If the underwriters exercise their option to purchase an additional 225,000 shares in full, the as-adjusted net tangible book value per share of our common stock immediately after this offering would be $2.00 per share, and the dilution in net tangible book value per share to new investors in this offering would be $8.00 per share, based on the public offering price of $10.00 per Unit and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table shows, as of September 30, 2021, on a pro forma as adjusted basis as described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid, or to be paid, by existing stockholders and by new investors purchasing Units in this offering at the assumed initial public offering price of $10.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Existing stockholders before this offering	12,470,855	89.3%	$54,866,617	78.5%	$4.40
New investors participating in this offering	1,500,000	10.7%	$15,000,000	21.5%	$10.00
Total	13,970,855	100%	$69,866,617	100%	$5.00

Each $1.00 increase (decrease) in the assumed initial public offering price of $10.00 per Unit (which is the midpoint of the price range set forth on the cover page of this prospectus), would increase (decrease) the total consideration paid by new investors participating in this offering and total consideration paid by all stockholders by approximately $1.5 million, assuming that the number of Units offered by us (which equals the number of shares of common stock offered), as set forth on the cover page of this prospectus, remains the same and before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The above table assumes no exercise of the underwriter’s option to purchase additional shares of common stock and/or warrants to purchase shares of common stock. If the underwriter exercises its option to purchase additional shares of common stock in full, our existing stockholders before this offering would own 87.9% and our new investors participating in this offering would own  12.1% of the total number of shares of our common stock outstanding immediately after the completion of this offering (in each case excluding shares of common stock that would be issuable upon exercise of warrants purchased as part of such underwriter’s option). Additionally, the consideration paid to us by existing stockholders before this offering would be approximately $54.9 million, or approximately 76.1% of the total consideration, and the consideration paid to us by new investors participating in this offering would be approximately $17.3 million, or approximately 23.9% of the total consideration.

The foregoing discussion and tables are based on (other than the historical net tangible book value calculation) 12,085,807 shares of common stock outstanding as of September 30, 2021, and effect to the pro forma transactions described above, assuming all value of the Units is attributed to the shares of common stock included in the Units (and no value is attributed to the warrants included in the Units), and excludes:

•

An aggregate of 662,434 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2021 under our 2017 Equity Incentive Plan (the “2017 Plan”) or our 2019 Equity Incentive Plan, which we plan to amend and restate prior to completion of this offering (the “2019 Plan”), with a weighted-average exercise price of $9.45 per share;

•	737,452 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2021, with a weighted-average exercise price of $12.88 and shares underlying warrants to be issued in connection with conversion of our convertible promissory notes into Units as described in the section entitled “Description of Securities—Unsecured Convertible Promissory Notes;” and

•

1,500,000 shares of common stock issuable upon exercise of the warrants sold as part of this offering (or 1,725,000 if the underwriters exercise in full their option to purchase up to 225,000 additional shares of common stock and/or warrants);

•	947,500 shares of common stock that remain available for issuance under our 2019 Plan as of September 30, 2021.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

SELECTED FINANCIAL DATA

The following table sets forth our selected financial data. We have derived the statement of operations data for the years ended December 31, 2020, and 2019 and the balance sheet data as of December 31, 2020 and 2019 from our audited financial statements appearing elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 2021 and 2020 and the balance sheet data as of September 30, 2021 and 2020 have been derived from unaudited financial statements included elsewhere in this prospectus. Our unaudited interim financial statements were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, on the same basis as our audited financial statements and include, in the opinion of management, all adjustments, consisting or normal recurring adjustments that are necessary for the fair presentation of the financial information set forth in those financial statements. Our historical results are not necessarily indicative of the results that may be expected for any future periods, and the results for the nine months ended September 30, 2021 are not necessarily indicative of results that may be expected for the full fiscal year ended December 31, 2021. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements included elsewhere in the prospectus.

	Years Ended			Nine Months Ended
	December 31,			September 30,
	2020	2019		2021		2020
(in thousands, except share and per share data)				(unaudited)

Statement of Operations Data:
Revenues	$9		$111		$4	$8
Operating expenses:
Sales and marketing	8		250		72	7
General and administrative	3,380		4,176		1,886	2,007
Research and development	1,441		3,496		690	1,297
Depreciation and amortization	733		721		810	549
Stock-based employee compensation	71		194		11	65
Warrants issued for services	351		0		0	349
Impairment of capitalized engineering fees	0		0		4,330	0
Total operating expenses	5,984		8,837		7,799	4,274
Operating loss	(5,975)		(8,726)		(7,795)	(4,266)
Other expense (income):
Interest expense	1,438		455		649	1,086
Interest income	(3)		(22)		(3)	(3)
Forgiveness of payroll protection program loan	0		0		(436)	0
Change in fair value of stock warrant liability	0		0		21	0
Income tax expense	3		2		2	0

Net loss	(7,413)		(9,161)		(8,028)	(5,349)
Earnings per share
Net loss per share attributable to common shareholders; basic and diluted	$(0.72)		$(0.89)		$(0.70)	$(0.52)
Weighted average number of common shares—basic and diluted	10,299,289		10,271,454		11,469,863	10,297,611
Pro forma net loss per share attributable to common shareholders (unaudited); basic and diluted		$		$
Weighted average shares used to compute proforma net loss per share attributable to common shareholders (unaudited); basic and diluted

	As of December 31,		As of September 30,
	2020	2019	2021
(in thousands)			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$720	$2,085	$6,265
Working capital (1)	(10,819)	(9,890)	(2,750)
Total assets	26,204	28,555	26,836
Total current liabilities	11,612	12,601	9,261
Total liabilities	18,298	19,509	16,891
Total shareholder’s equity	7,906	9,047	9,945

(1) We define working capital as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes that appear elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

Overview

We are an early-stage seafood and biopolymer production company pioneering the development and commercialization of a scalable, shallow-water indoor aquaculture technology platform. To date, we have focused nearly exclusively on research and development and now intend to commercialize our technology platform. We expect to become one of the premier domestic producers of superior shrimp and one of the only domestic FDA-registered at-scale producers of chitosan and subsequent chitosan derivatives, which we expect to be produced using Good Manufacturing Practices, or GMP, and to meet or exceed the reference standard set forth in the official chitosan monograph published by the United States Pharmacopeia – National Formulary, or USP-NF. We expect to market USP-grade chitosan and chitosan derivatives to the biomedical, pharmaceutical, dermatology, and high-end consumer cosmetic markets. Our technology platform enables us to produce shrimp and shrimp exoskeleton material in a traceable, safe, and documented sustainable manner. The shrimp exoskeleton material represents a key raw material used in the production of chitosan and chitosan derivatives.

On December 26, 2014, we started as trū Shrimp Systems, a division of our largest stockholder, Ralco Nutrition, Inc., or Ralco. Ralco exclusively licensed the super intense shallow water raceway technology that forms the basis of our Tidal Basin Technology from Texas A & M University through two license agreements further described in “Business— Licensed Technology” below. We were spun out from Ralco through a series of transactions occurring during 2016 and 2017. Ralco first contributed the two license agreements and other assets to RNI Aquaculture, LLC, or RNI, an entity owned by Ralco and Jon and Brian Knochenmus, two of our directors.  Following our incorporation in Delaware on February 23, 2017, RNI contributed the license agreements and other assets to us in exchange for shares of our common stock.

Approximately $70 million of cash has been invested in our business primarily for research and development of our proprietary Tidal Basin Technology aquaculture platform. This included investments of approximately $10 million prior to our spin out from Ralco and RNI as discussed in “Prospectus Summary—Corporate Information” above and approximately $60 million of debt and equity investments thereafter. Approximately $11 million of investments in our technology were utilized to develop and build Balaton Bay Reef, a pilot production facility commissioned in August 2018. Utilizing our shallow-water indoor aquaculture platform, which we refer to as Tidal Basin Technology, Balaton Bay Reef has produced shrimp and shrimp exoskeleton material confirming the technology, engineering, and processes necessary to commercially scale-up shrimp and shrimp exoskeleton material production in a controlled environment. We expect to construct our first commercial production facility, Madison Bay Harbor, in Madison, South Dakota and expect it will have the capacity to annually produce up to approximately 1,300,000 pounds of head-on/shell-on shrimp, or HOSO shrimp, which we expect will result in approximately 790,000 pounds of processed shrimp and provide shrimp exoskeleton material for up to approximately 2,800 kilograms of chitosan and/or chitosan derivatives. We have entered into an agreement with a CMO, Parimer Scientific, to develop private label USP-grade chitosan products and to develop the processes, procedures and equipment necessary for commercial manufacturing of such products. Upon successful completion of this development phase, we intend to enter into a commercial manufacturing agreement with Parimer for commercial production of such products.

We have incurred significant operating losses since our spin out from Ralco and RNI and our incorporation in 2017. Our ability to generate product revenues sufficient to achieve profitability will depend on the successful development and commercialization of both the shrimp production and USP-grade chitosan business segments. Our net losses were $7.4 million and $9.2 million for the years ended December 31, 2020, and December 31, 2019, respectively. As of December 31, 2020, we had an accumulated deficit of $33.4 million. We expect to continue to incur significant expenses and losses for the foreseeable future in connection with our ongoing activities. As of September 30, 2021, we had cash of $6.3 million.

We believe that the anticipated net proceeds from this offering, together with our existing cash, will enable us to finalize engineering of Madison Bay Harbor and fund our operating expenses for at least the next 12 months. Subsequent to this offering, and after the further advancement of the shrimp and chitosan businesses, we intend to raise additional equity and debt financing to construct Madison Bay Harbor. We estimate needing approximately $75 to $80 million in additional funds to construct Madison Bay Harbor, but we have not yet obtained bids to confirm our estimates. Likewise, we have based our other estimates on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See “Liquidity and Capital Resources” below.

COVID-19

The COVID-19 pandemic, which began in December 2019 and has spread worldwide, has affected our ability to conduct research and development activities, delayed the initiation and planning for future construction activities, disrupted regulatory activities and our ability to raise funds, and had other adverse effects on our business, results of operations, and financial condition. We furloughed employees and shut down the majority of our research and development activities at Balaton Bay Reef and our innovation center starting in May of 2020. In July 2021, we recalled employees to restart operations at Balaton Bay Reef. We are currently growing and producing shrimp in all eight Tidal Basins of Balaton Bay Reef.

We are continuing to monitor the potential impact of the COVID-19 pandemic on our business and financial statements. We are following, and will continue to follow, recommendations from the United States Centers for Disease Control and Prevention as well as Federal, state, and local governments regarding working-from-home practices as well as return-to-work policies and procedures. We expect to continue to take actions as may be required or recommended by government authorities or as we determine are in the best interests of our employees and other business partners in the light of the pandemic.

While we have largely returned to normal operations at Balaton Bay Reef, the ongoing COVID-19 pandemic could adversely affect our business, financial condition, results of operations, and prospects. Likewise, the pandemic has caused volatility in the financial markets and may adversely impact the United States economy, both of which could result in adverse effects on our business and operations and our ability to raise additional funds to support our operations.

Revenue

We will generate product revenue primarily through sales of our shrimp and USP-grade chitosan. We expect that sales of our shrimp will be modest and infrequent until Madison Bay Harbor, our first commercial production Harbor in Madison, SD, is constructed, commences operations, and becomes fully operational. If we are successful raising the necessary funds, we expect to break ground and start construction on this facility in calendar year 2022. In addition, sales of chitosan will commence from the operations of Balaton Bay Reef after we obtain FDA-registration as a producer of chitosan, which we expect to occur in the third quarter of 2022.

In the future, we believe that our revenue will depend upon the number and capacity of Harbors we have in operation, and the market acceptance of our products.

Cost of Sales

Cost of sales in the future will include labor and related costs to produce shrimp, including feed and other direct costs, overhead, and the cost to process and ship our products to customers. Cost of sales will also include the cost to convert the shrimp exoskeleton material to chitosan. We have not recorded cost of sales associated with the sales of shrimp from Balaton Bay Reef, as the initial objective of the facility was research and development rather than production.

Sales and Marketing Expenses

Our sales and marketing expenses currently include travel, consulting fees, and other direct costs for market-related activities. As of September 30, 2021, we had one employee dedicated to sales and marketing.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for employees in executive, corporate, shared services, and finance functions. Other significant general and administrative expenses include corporate governance, regulatory compliance, rent and utilities, insurance, public relations, and legal services. We had seven employees in our general and administrative group as of September 30, 2021.

Research and Development Expenses

As of September 30, 2021, we employed four research scientists and ten technicians at our facilities in Balaton, Minnesota involved with our research and development and production activities at Balaton Bay Reef. We recognize research and development expenses as they are incurred. Our research and development expenses consist primarily of:

•	salaries and related overhead expenses for personnel in research and development functions;

•	fees paid to contract research organizations and consultants who perform research for us;

•	costs related to feed and laboratory supplies used in our research and development efforts; and

•	costs related to the operation of Balaton Bay Reef.

Other Income (Expense)

Interest expense includes the interest on our outstanding loans, including the amortization of debt discount related to the issuance of stock warrants in conjunction with the issuance of convertible notes. Other income (expense) includes interest income, and debt forgiveness income related to our Payroll Protection Program, or PPP, loans.

Significant Accounting Policies and Estimates

This Management’s Discussion and Analysis of our Financial Condition and Results of Operations is based on our financial statements, which we have prepared in accordance with United States generally accepted accounting principles, or United States GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are more fully described in Note 2 to our audited financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Valuation of Long-Lived Assets

The Company evaluates the carrying values of long-lived assets annually and when events and circumstances indicate that an asset may not be recoverable or that depreciation or amortization lives should be modified.

Stock-Based Compensation

Stock-based compensation is measured based on the estimated fair value of the award on the grant date. The fair value of options is calculated using the Black-Scholes option pricing model and is recognized into expense over the requisite vesting or service period.

Net loss per share

Basic and diluted net loss per share available to common stockholders has been calculated by dividing net loss by the weighted average number of common shares outstanding during the year. Basic net loss is based solely on the weighted average number of common shares outstanding during the year. Fully diluted net loss per share includes the number of shares of common stock issuable upon the exercise of warrants and options with an exercise price less than the fair value of the common stock. Since the Company is reporting a net loss for all periods presented, all potential common shares are considered anti-dilutive and are excluded from the calculation of diluted net loss per share.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. We have had a history of net losses since inception, and, as a result, we have established a 100% valuation allowance for our net deferred tax assets. If circumstances change, and we determine that we will be able to realize some or all of these net deferred tax assets in the future, we will record an adjustment to the valuation allowance. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

Results of Operations

Comparison of the year ended December 31, 2020, to the year ended December 31, 2019.

The following table summarizes our results of operations for the years ended December 31, 2020, and 2019, together with the changes in those items in dollars and as a percentage (all dollar amounts in thousands):

	Year Ended
	December 31,		Dollar	%
	2020	2019	Change	Change
Revenues	$9	$111	$(102)	(92%)

Operating expenses:
Sales and marketing	8	250	(242)	(97%)
General and administrative	3,380	4,176	(796)	(19%)
Research and development	1,441	3,496	(2,055)	(59%)
Depreciation and amortization	733	721	12	2%
Stock-based employee compensation	71	194	(123)	(63%)
Warrants issued for services	351	0	351	n/a
Total operating expenses	5,984	8,837	(2,853)	(32%)
Operating loss	(5,975)	(8,726)	(2,751)	(32%)
Other expense (income)
Interest income	(3)	(22)	(19)	(86%)
Interest expense	1,438	455	983	216%
Other expense, net	1,435	433	1,002	231%
Net loss before income taxes	(7,410)	(9,159)	(1,749)	(19%)
Income tax expense	3	2	1	50%
Net loss	$(7,413)	$(9,161)	$(1,748)	(19%)

Revenue

Revenue for the year ended December 31, 2019 was approximately $0.1 million and related primarily to the performance of research and grant services and sales of shrimp from Balaton Bay Reef.  We started to process the shrimp production from Balaton Bay Reef in September 2019 after we obtained approval from the FDA for the use of a local processing center. Revenue for the year ended December 31, 2020 was approximately $0.01 million, a 92% decrease from the year ended December 31, 2019. The decrease resulted from the shutdown of operations at Balaton Bay Reef in the spring of 2020 due to the impact of the COVID-19 pandemic on our capital raise activities. Balaton Bay Reef became operational again in July 2021. Sales of chitosan will not be significant until we develop our chitosan products, finalize a contract manufacturing agreement and obtain FDA registration as a supplier. We did not record cost of sales associated with sales of shrimp in both years as the main objective of the facility was research and development rather than commercial production.

Sales and Marketing Expenses

Sales and marketing expenses for the year ended December 31, 2020, were approximately $0.01 million, a decrease of approximately $0.24 million, or 97%, from the corresponding period in 2019 due to the shutdown of operations of Balaton Bay Reef as a result of the COVID-19 pandemic.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2020, were approximately $3.4 million, a decrease of approximately $0.8 million, or 19%, from the corresponding period in 2019. This decrease in 2020 was in part the result of the COVID-19 impact on overall activities, including reductions in payroll costs and outside professional services.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2020, were approximately $1.4 million, a decrease of approximately $2.0 million, or 59%, from the corresponding period in 2019 due primarily to the shutdown of operations of Balaton Bay Reef as a result of the COVID-19 pandemic. This impacted all of the operations in Balaton including Balaton Bay Reef, the innovation center, and our mini-hatchery, and included reductions in personnel costs, feed, laboratory, and other operations costs. Additionally, 2019 was the first full year of operations and costs for Balaton Bay Reef.

Warrants Issued for Services

Expenses related to warrants issued for services were $0.35 million for the year ended December 31, 2020.  These expenses were in lieu of cash payments for consulting services.  There were no similar expenses for the year ended December 31, 2019.

Interest Expense

Interest expense for the year ended December 31, 2020, was approximately $1.44 million, an increase of approximately $1.0 million, or 216%, as compared to $0.5 million for the year ended December 31, 2019. The increase resulted from the issuance of $5.5 million in convertible notes and related stock warrants in 2020 and 2019 related to a PPM offering dated August 2019. The convertible notes were converted into common stock as of December 31, 2020. In conjunction with the issuance of the stock warrants, we recorded a debt discount that has been fully amortized into interest expense using the effective interest method through December 31, 2020. We recorded the amortized debt discount in the amount of $566,000 and $20,000 as interest expense in 2020 and 2019, respectively. In addition, we recorded $208,000 in 2020 as non-cash interest associated with the convertible notes outstanding during the period. Furthermore, in 2020, the Eagle Energy Note was outstanding for twelve months compared to five months in 2019.

Net Loss

Accordingly, as a result of the above factors, we recorded a net loss of $7.4 million in 2020, as compared to a net loss of $9.2 million in 2019.

Comparison of the nine months ended September 30, 2021, to the nine months ended September 30, 2020.

The following table summarizes our results of operations for the nine months ended September 30, 2021, and 2020, together with the changes in those items in dollars and as a percentage (all dollar amounts in thousands):

	Nine Months Ended
	September 30,		Dollar	%
	2021	2020	Change	Change
Revenues	$4	8	$(4)	(50%)

Operating expenses:
Sales and marketing	72	7	65	929%
General and administrative	1,886	2,007	(121)	(6%)
Research and development	690	1,297	(607)	(47%)
Depreciation and amortization	810	549	261	48%
Stock-based employee compensation	11	65	(54)	(83%)
Warrants issued for services	0	349	(349)	(100%)
Impairment of capitalized engineering fees	4,330	0	4,330	N/A
Total operating expenses	7,799	4,274	3,525	82%
Operating loss	(7,795)	(4,266)	3,529	83%
Other expense (income)
Interest expense	649	1,086	(437)	(40%)
Interest Income	(3)	(3)	0	0%
Forgiveness of payroll protection program loan	(436)	0	436	N/A
Change in fair value of stock warrant liability	21	0	21	N/A
Other expense, net	231	1,083	(852)	(79%)
Net loss before income taxes	(8,026)	(5,349)	2,677	50%
Income tax expense	2	0	2	N/A
Net loss	$(8,028)	(5,349)	$2,679	50%

Revenues

Revenue for the nine months ended September 30, 2021 was approximately $0.004 million, a decrease of approximately $0.004 million, or 50%, from the corresponding period in 2020. The decrease resulted from the shutdown of operations at Balaton Bay Reef in the spring of 2020 due to the impact of the COVID-19 pandemic on our capital raise activities and on our operations. Balaton Bay Reef became operational again in July 2021. We expect that the sales of our shrimp production will be modest and infrequent until Madison Bay Harbor is constructed and commences operations. Sales of chitosan will not be significant until we develop our chitosan products, finalize a contract manufacturing agreement and obtain FDA registration as a supplier. We did not record cost of sales associated with sales of shrimp in both years as the main objective of the facility was research and development rather than commercial production.

Sales and Marketing Expenses

Sales and marketing expenses for the nine months ended September 30, 2021, were approximately $0.07 million, an increase of approximately $0.065 million, or 929%, from the corresponding period in 2020. This resulted from the resumption of marketing and public relations costs in the summer of 2021, which were no longer directly related to capital raise activities as was the case in 2020.

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2021, were approximately $1.9 million, a decrease of approximately $0.12 million, or 6%, from the corresponding period in 2020. This decrease in 2021 was a result of a specific effort to reduce costs because of the COVID-19 impact on overall activities. This decrease resulted from reductions in salary costs, compensation, fringe benefits, and other general business expenses.

Research and Development Expenses

Research and development expenses for the nine months ended September 30, 2021, were approximately $0.7 million, a decrease of approximately $0.6 million, or 47%, from the corresponding period in 2020 due primarily to the shutdown of operations of Balaton Bay Reef because of the COVID-19 pandemic in the spring of 2020. Operations commenced again at Balaton Bay Reef in July 2021.  The 2020 shutdown impacted all the operations in Balaton including Balaton Bay Reef, the innovation center, and our mini-hatchery, and included reductions in personnel costs, feed, laboratory, and other operations costs. The primary reductions in the nine months ended September 30, 2021 as compared to 2020 related to an approximate $0.3 million reduction in salary and compensation costs and an approximate $0.2 million reduction in consulting related to genetic development costs.

Warrants Issued for Services

Expenses related to warrants issued for services were $0.35 million for the nine months ended September 30, 2020.  These expenses were in lieu of cash payments for consulting services.  There were no similar expenses in the nine-month period ended September 30, 2021.

Impairment of Capitalized Engineering Fees

In June of 2021, the company decided to reduce the size of its first planned production facility. As a result of this, the Company determined that they were size specific costs capitalized to construction in progress and capitalized interest that have no future realizable value.  Management recorded an impairment expense of $4.3 million in June 2021 of size specific costs previously capitalized in construction in progress.

Interest Expense

Interest expense for the nine months ended September 30, 2021, was approximately $0.65 million, a decrease of approximately $0.44 million, or 40%, as compared to $1.1 million for the nine months ended September 30, 2020. The decrease resulted primarily from the amortized debt discount of $566,000 related to convertible notes and related stock warrants recorded as interest expense in 2020 from a private placement dated August 2019. The convertible notes were converted into common stock as of December 31, 2020. There were no similar amounts recorded in the nine-month period ended September 30, 2021.

Other Income

Other income for the nine months ended September 30, 2021, includes $0.44 million of income related to the forgiveness of a PPP loan.  There were no similar amounts in the nine-months ended September 30, 2020.

Net Loss

Accordingly, as a result of the above factors, we recorded a net loss of $8.0 million for the nine-month period ended September 30, 2021, as compared to a net loss of $5.3 million for the nine-month period ended September 30, 2020.

Liquidity and Capital Resources

We have incurred significant net losses and negative cash flows from operations since our spin out from Ralco and RNI and our incorporation in 2017. We have an accumulated deficit of $41.5 million and a cash balance of $6.3 million as of September 30, 2021. Since the commencement of our operations thru September 30, 2021, which includes the period of time when we were a division of Ralco, we received cash proceeds from equity-related financing (including convertible notes which have been converted to equity) totaling approximately $55.2 million. In addition, we have received cash proceeds from debt financing, including debt that may convert into equity, totaling approximately $14.4 million. Total cash we have raised from equity and debt proceeds, including during our time as part of Ralco, was approximately $69.6 million. As of September 30, 2021, our cash balance is $6.3 million.

For the year ended December 31, 2020, management previously stated that there was substantial doubt about our ability to continue as a going concern due to our limited capital resources. Our independent registered public accounting firm also indicated this in its report to the stockholders and the Board of Directors. Accordingly, management prepared a plan to mitigate this doubt, which included offerings of common stock, warrants, and convertible notes in 2021 that provided the Company with approximately $10.4 million of cash proceeds through September 30, 2021. We do not expect significant revenues until Madison Bay Harbor is constructed and operational. Further, after completion of this offering, we expect that we will need to raise approximately $75 to $80 million in additional equity and/or debt financing to construct Madison Bay Harbor. Management continues to have substantial doubt of our ability to continue as a going concern due primarily to the risks and uncertainties with respect to raising such capital and constructing and commencing operations at Madison Bay Harbor.

Since inception, cash has been primarily used to finance capital expenditures, fund operations, corporate and management activities, and for research and development costs. Capital expenditures include the construction of the laboratory and innovation center in Balaton, Minnesota, the construction of Balaton Bay Reef, the Company’s computer systems and related software, and engineering and pre-construction costs related to Madison Bay Harbor.

As of September 30, 2021, we had approximately $7.4 million of outstanding debt that will require cash repayment as opposed to conversion into equity. This includes a $6.0 million promissory note issued on July 31, 2019 to Eagle Energy LLC, a shareholder of the Company, that is secured by substantially all of the Company’s assets and bears interest at a rate equal to 6.45% per annum. The note matures on June 1, 2026, with interest only payments for the first 36 months and with quarterly principal payments of $300,000 and interest payments commencing on September 1, 2022. Our debt as of September 30, 2021, also includes a contract for deed executed July 1, 2018, with a balance of $950,000 at September 30, 2021 with Knochenmus Enterprises LLP, an affiliate of two of our board members, for purchase of commercial space in Balaton, Minnesota that is used for our corporate offices, laboratories and other activities. The term of the agreement is for 15 years with an interest rate of 6.75%. Our debt as of September 30, 2021, also includes two notes issued to Bremer Bank for PPP loans. The first had an original principal amount of $483,000, of which $436,573 was forgiven under the PPP program and has been reflected as debt forgiveness income in 2021 and $26,943 remained outstanding as of September 30, 2021. The second had an original principal amount of $436,638, all of which remains outstanding. We believe a significant portion of the second PPP loan will also be forgiven. Interest accrues on each of the PPP loan balances at a rate of 1.0% per annum and remaining obligations for first and second PPP loan that are not forgiven will mature on March 31, 2022, and January 25, 2025, respectively.

In addition, we have an aggregate of approximately $7.8 million in outstanding convertible promissory notes as of September 30, 2021. We currently expect each of these notes to convert into equity and not require cash repayment. This includes a $6.5 million note issued in December 2018 to Lake Area Improvement Corporation, or LAIC, the local economic development agency in Madison, SD that owns the land on which we plan to purchase as the site for Madison Bay Harbor. This note accrues interest at two percent (2%) per annum and had an original maturity date of December 27, 2019, which has been extended in 2019, 2020, and 2021, to a current maturity date of January 10, 2023. The accrued interest has been added to the balance of the convertible note at each of the extension dates. The Company may, at its option, convert all or part of the amount of the note to common stock if construction of Madison Bay Harbor has commenced by January 10, 2023. If construction has not commenced by January 10, 2023, then LAIC may convert the note to non-voting preferred stock or extend the note to a later date. We are permitted to pay the principal and accrued interest in full on or prior to the maturity.

Our other outstanding convertible promissory notes as of September 30, 2021, consist of promissory notes issued to other investors during 2021. The notes will reach maturity on September 30, 2024, and are accruing interest at 6.00% annually. The notes will convert into equity at the qualified financing terms before the maturity date based on the occurrence of a qualified financing into the Company, which would include this offering. If no qualified offering occurs upon the promissory notes reaching the maturity date, the notes will convert at the offering price of the most recently closed offering on a common stock equivalent basis.

We believe that the anticipated net proceeds from this offering, together with our existing cash, will enable us to finalize engineering of Madison Bay Harbor and fund our operating expenses for at least the next 12 months. Subsequent to this offering, and after the further advancement of the shrimp and chitosan businesses, we intend to raise additional equity and debt financing to construct Madison Bay Harbor. As noted above, we estimate needing approximately $75 to $80 million in additional funds to construct Madison Bay Harbor, but we have not yet obtained bids to confirm our estimates. We have based this and our other estimates on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. In addition, we may not be able to raise additional financing or do so at terms that are acceptable. In either case, we may need to materially reduce expenditures, slow down, delay or stop certain capital spending, including engineering and construction of Madison Bay Harbor, and/or divest assets.

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods set forth below (in thousands):

	Years Ended		Nine Months Ended
	December 31,		September 30,

	2020	2019	2021	2020

			(unaudited)

Net cash provided by (used in):
Operating activities	$(5,227)	$(7,198)	$(4,781)	$(4,043)

Investing activities	(55)	(6,905)	(60)	(11)
Financing activities	3,918	10,114	10,386	2,269

Net increase (decrease) in cash	$(1,364)	$(3,989)	$5,545	(1,785)

Comparison of the years ended December 31, 2020 and 2019

Cash Flows from Operating Activities

Net cash used in operating activities during the year ended December 31, 2020, was primarily comprised of our $7.4 million net loss, offset by non-cash depreciation of $727,000, non-cash interest and amortization of debt discount totaling $907,000, write-off of capital acquisition costs of $436,000, and non-cash charges for warrants issued for services of $352,000. The decrease in cash utilized in operations in 2020 as compared to 2019 was in part due to the shutdown of research activities as a result of the COVID-19 pandemic in the spring of 2020. Net cash used in operating activities during the year ended December 31,2019, was primarily comprised of our $9.2 million net loss, offset by non-cash depreciation of $715,000, non-cash interest and amortization of debt discount totaling $184,000, stock compensation expenses of $195,000, and an increase in accounts payable of $950,000.

Cash Flows from Investing Activities

During 2020, we curtailed any major purchases of capital assets due to the COVID-19 pandemic. In 2019, we used approximately $6.9 million for purchases of property and equipment, primarily consisting of payments related to the completion of Balaton Bay Reef and the engineering planning and development efforts for Madison Bay Harbor.

Cash Flows from Financing Activities

During 2020, we received approximately $4.0 million in proceeds from the issuance of convertible notes in private offerings and $483,000 from the issuance of debt. These funds were offset by $273,000 in debt repayments and $247,000 in capital acquisition costs. During 2019, we received $500,000 in proceeds from the issuance of our common stock in a private placement of shares, $4.7 million from the issuance of convertible promissory notes in private offerings, and $6.0 million from the issuance of debt. These funds were offset by $555,000 in debt repayments, and $556,000 in capital acquisition costs and financing fees.

Comparison of the nine months ended September 30, 2021 and 2020

Cash Flows from Operating Activities

Net cash used in operating activities during the nine months ended September 30, 2021, was primarily comprised of our $8.0 million net loss, increased by $437,000 of PPP loan forgiveness and payments of $1,180,000 of accounts payable and $331,000 of accrued expenses, all off-set by non-cash depreciation of $805,000, non-cash interest of $107,000 and impairment of capitalized engineering fees of $4,330,000. Net cash used in operating activities during the nine-months added September 30, 2020, was primarily comprised of our $5.3 million net loss offset by cash depreciation of $545,000, non-cash interest and amortization of debt discount totaling $552,000 and non-cash warrant expense of $349,000.

Cash Flows from Investing Activities

During 2021 and 2020, we curtailed all major purchases of capital assets due to the COVID-19 pandemic and its impact on fundraising activities. Total cash paid for capital expenditures was $60,000 for the nine months ended September 30, 2021, as compared to $11,000 for the nine-months ended September 30, 2020.

Cash Flows from Financing Activities

In the nine months ended September 30, 2021, we received approximately $9.4 million in proceeds from the sale of common stock and warrants and $950,000 from convertible notes under our private placement offerings.  In addition, we received $437,000 from the issuance of debt. These funds were offset by $313,000 paid for capital acquisition costs and $97,000 in debt repayments.  In the nine months ended September 30, 2020, we received approximately $2.5 million in proceeds from convertible notes under our private placement offering. In addition, we received $483,000 from the issuance of debt. These funds were offset by $536,000 paid for capital acquisition costs and $203,000 in debt repayments.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which increases transparency and comparability among organizations by recognizing all lease transactions with terms of more than 12 months on the balance sheet as a lease liability and a right-of-use asset, as defined. This ASU will be effective for the Company in 2022. Upon adoption, the lessee will apply the new standard retrospectively to all periods presented or a modified retrospective approach using a cumulative effect adjustment in the year of adoption. We are currently evaluating the impact that this standard will have on our financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This ASU will be effective for the Company in 2022. The adoption of ASU 2019-12 is not expected to have a significant impact on the Company’s financial statements.

Quantitative and Qualitative Disclosures About Market Risk

As a smaller reporting company, we are not required to provide disclosure pursuant to this item.

Interest Rate Risk

Our primary exposure to market risk is interest rate risk associated with debt financing that we utilize from time to time to fund operations or specific projects. The interest on this debt is usually determined based on a fixed rate and is contractually set in advance. As of December 31, 2020, and December 31, 2019, we had $7.5 million and $7.3 million (excluding convertible notes), respectively, in interest-bearing debt instruments on our balance sheet. All of our interest-bearing debt is at fixed rates.

BUSINESS

Overview

We are an early-stage seafood and biopolymer production company pioneering the development and commercialization of a scalable, shallow-water indoor aquaculture technology platform. To date, we have focused nearly exclusively on research and development and now intend to commercialize our technology platform. We expect to become one of the premier domestic producers of premium positioned shrimp and one of the only domestic FDA-registered at-scale producers of chitosan and subsequent chitosan derivatives, which we expect to be produced using Good Manufacturing Practices, or GMP, and to meet or exceed the reference standards set forth in the official chitosan monograph published by the United States Pharmacopeia – National Formulary, or USP-NF. We expect to market USP-grade chitosan and chitosan derivatives to the biomedical, pharmaceutical, dermatology, and high-end consumer cosmetic markets. Our extensive research, development, and optimization has led to a technology platform that enables us to produce shrimp and shrimp exoskeleton material at scale in a traceable, safe, and documented sustainable manner. The shrimp exoskeleton material represents a key raw material used in the production of chitosan and chitosan derivatives.

We invested approximately $11 million to develop and build Balaton Bay Reef, a pilot production facility commissioned in August 2018. Utilizing our shallow-water indoor aquaculture platform, which we refer to as Tidal Basin Technology, Balaton Bay Reef has produced shrimp and shrimp exoskeleton material confirming the technology, engineering, and processes necessary to commercially scale-up shrimp and shrimp exoskeleton material production in a controlled environment. We expect to construct our first commercial production facility, Madison Bay Harbor, in Madison, South Dakota. Based on management’s estimates and production data from Balaton Bay Reef, we expect it will have the capacity to annually produce up to approximately 1,300,000 pounds of HOSO shrimp, which we expect will result in approximately 790,000 pounds of processed shrimp and provide shrimp exoskeleton material for up to approximately 2,800 kilograms of chitosan and/or chitosan derivatives. We have entered into an agreement with a CMO, Parimer Scientific, to develop private label USP-grade chitosan products from our exoskeleton material and to develop the processes, procedures and equipment necessary for commercial manufacturing of such products. Upon successful completion of this development phase, we intend to enter into a commercial manufacturing agreement with Parimer for commercial production of such products.

Balaton Bay Reef campus during construction.	Interior Balaton Bay Reef.

Our Technology and End Products

Tidal Basin Technology

Approximately $70 million of cash has been invested in our business primarily for research and development of our proprietary Tidal Basin Technology aquaculture platform. This included investments of approximately $10 million prior to our spin out from Ralco and RNI as discussed in “Prospectus Summary—Corporate Information” above and approximately $60 million of debt and equity investments thereafter. We believe our Tidal Basin Technology aquaculture platform provides the ideal environment to produce shrimp and shrimp exoskeleton material. Our Tidal Basin Technology originated with the super intense shallow water raceway technology that we exclusively license from Texas A&M University. The “raceways,” which we renamed Tidal Basins, are patented tanks of geometric design in which a counterclockwise current is created that enables the water habitat to be continually cleaned of settled solids (fecal matter, uneaten feed, and molt tissue) utilizing the novel filtration system. The Tidal Basin current is created by one of our patented inventions, which we refer to as the “Water Management Apparatus.” Critical to the scale-up, the Water Management Apparatus is the platform that generates the current, aerates the water, and is instrumental in maintaining the water habitat temperature. We have a patent pending regarding modifications made to the original Texas A&M University geometric design that enhances the current and solids removal. The constant removal of the settled solids from the Tidal Basin is fundamental to the preservation of an optimum water chemistry for the shrimp habitat. Unique in shrimp aquaculture, the Tidal Basin design and process enables the collection and separation of the naturally molted shrimp exoskeleton material from the settled solids, used for chitosan production.

Software rendition of a Tidal Basin with the Water Management Apparatus.

Each Tidal Basin is on average only fourteen inches deep. The reduced weight of the shallow water allows the Tidal Basins to be stacked vertically. This enables an efficient use of land, engineering, and construction components as compared to outdoor shrimp ponds and small indoor traditional recirculating aquaculture systems, or RAS, in which the shrimp water habitat is typically forty inches or deeper. The Tidal Basin Technology also provides a significant advantage with respect to stocking density, another fundamental limiting factor of shrimp production. Outdoor shrimp ponds and small indoor RAS systems generally require a crop of shrimp to be stocked and then harvested all at one time at a predetermined, terminal weight. The entire time the shrimp are growing to the terminal weight, the production capacity of the water is underutilized. To maximize production of shrimp and shrimp exoskeleton material, we devised a proprietary husbandry platform which we call the “Ballet.” We grow, harvest, process, and sell shrimp across the entire spectrum of count per pound “size ranges” of shrimp. Opposite to the standard technique, the Ballet allows us to remove shrimp at various sizes and at various times as needed to support customer demand, and to maintain each Tidal Basin as close to maximum density as practical throughout the entire growing process. We believe this provides us a significant competitive advantage in production capability.

Our processes and technology have been proven at scale at our Balaton Bay Reef pilot production facility. While we intend to continue operating Balaton Bay Reef primarily as a research and development facility, we expect it will provide annual commercial production capacity of up to approximately 45,000 pounds of HOSO shrimp, including shrimp exoskeleton material to produce up to approximately 100 kilograms of chitosan and/or chitosan derivatives. Balaton Bay Reef has eight Tidal Basins which demonstrates the vertical stacking/farming feature of our technology and incorporates all systems and processes envisioned for a full size, automated commercial production facility, including water reclamation, biofiltration, robotic feeding, and harvest process all fully integrated into an ERP software platform to enable the seamless flow of production through the stages of non-GMO genetics, hatchery, grow out, processing, and distribution. The ERP software provides continual precision data that supports improvement and optimization and serves as the information backbone of our chain of custody and traceability for the shrimp, the shrimp exoskeleton material, and the subsequent chitosan. The ERP system tracks stocking, feed inputs, size sampling, molt collection, and harvest data for a complete picture of shrimp production dynamics, related cost inputs, and real time inventories. Laid over top of this performance data are the detailed metrics of the water chemistry such as salinity, temperature, nitrogen load, and ph. Once harvested, the ERP system integrates with the processing and packaging equipment to present cost, yield, process tissue collection, and finished goods inventory for consumer shrimp, pet food ingredients from the waste stream, shrimp exoskeleton material, and subsequent chitosan. We expect the ERP system to be tested and optimized for deployment to manage the larger production of our future Madison Bay Harbor and additional Harbors.

Integrated shrimp habitat, production, harvest, and processing data also provide the valuable platform for optimization and continuous improvement of increased production, improved yield, and cost reduction as adapted from terrestrial animal protein production. Our controlled environment gives the opportunity to make changes and measure immediate results which is a competitive advantage over pond production of shrimp.

Shrimp Production

We started with exclusive licenses of patent technology developed at Texas A & M University, which was created on a benchtop basis. To advance towards commercialization, we built what we believe to be one of the foremost shrimp laboratories in North America, the trū Shrimp Innovation Center, where we validated the Texas A & M University technology, invented further enabling technology, developed supporting husbandry, and progressively scaled for over two years culminating with the construction and operation of Balaton Bay Reef, our pilot production facility.

We designed our Tidal Basin Technology platform to be production driven, targeting the maximum amount of shrimp and shrimp exoskeleton material per cubic meter of water possible. We continually optimize processes and technology using extensive data and insight gained over several years of intense research and development. Our Tidal Basin Technology platform will allow us to produce superior shrimp at scale on a year-round, seasonless basis in a consistent, sustainable, and predictable manner. We can produce and process shrimp across all consumer sizes and preparation preferences, grown, in a controlled and traceable environment, free of pollution, disease, the use of antibiotics, preserving chemicals, or genetic modifications.

As compared to our super-intensive production methods, traditional pond farming primarily utilizes extensive ponds, semi-intensive ponds, and intensive ponds. Extensive ponds are common in Latin America and are typically operated in tidal areas where minimal or no water pumping or aeration is provided. These are often irregular shaped ponds that are 5-10 hectares in size. Semi-intensive ponds are also common in Latin America, have a smaller size of 1-5 hectares, and have regular water exchanges via pumping, but minimal aeration. Intensive farms, on the other hand, are often found in Asia and are commonly located in non-tidal areas with small ponds that can often be drained and prepared before stocking and are typically aerated heavily during production. According to data provided by the Food and Agriculture Organization of the United Nations, or FAO, the median shrimp yield for extensive, semi-intensive, and intensive ponds is 513, 2,231, and 33,015 pounds per acre per year, respectively. On an annualized basis, three recently harvested cohorts at Balaton Bay Reef demonstrated average production of approximately 44,100 pounds of HOSO shrimp per year, which equates to nearly 130,000 pounds of HOSO shrimp per acre of water surface per year or 4x the median production for intensive ponds reported by the FAO.

To maximize shrimp and shrimp exoskeleton production, shrimp producers monitor the KPIs of density, growth rate, survival, and resulting physical shrimp size. Southeast Asia, India, and Ecuador lead the world in shrimp aquaculture production. Our Tidal Basin Technology deployed at Balaton Bay Reef has achieved superior shrimp production productivity as internally measured by these KPIs against top producing shrimp ponds. Such research, while not conclusive, does provide an initial indication as to the quality of our shrimp and shrimp production process.

While precise data from pond aquaculture is not readily published, certain production data from Ecuadorian pond farms was published in Undercurrent News, and as such, we generally utilize Ecuador’s top 10% performing ponds as are our point of comparison. According to Undercurrent News in 2019, the top 10% performing ponds in Ecuador stocked their ponds for grow out (1g to termination size of 21.38g) at 22 shrimp per cubic meter of water. Over our last 10 cohorts (our term for a group of shrimp that go through grow out (1g to 35g) in the same Tidal Basin) at Balaton Bay Reef starting in July 2021, we have stocked our Tidal Basins with an average of 666 one-gram shrimp per cubic meter of water, or approximately 40,600 shrimp per cohort. This density is 30x the density of Ecuador top 10% performing ponds and is driven by our control of the water chemistry. The following table shows our progression over time of shortening the days needed to grow shrimp to 35g and the estimated improvement in inventory turns per year as a result thereof:

35g Whole Shrimp = 19-count Head-Off/Shell-On

To our knowledge, no one grows shrimp faster at our density in a production environment. According to Undercurrent News in 2019, the top 10% performing ponds in Ecuador took 95 days to grow a shrimp from 1g to 21.38g shrimp (their selected terminal harvest weight), or an ADG (average daily gain) of 0.2145g. Six of the 10 cohorts that we have put into production at Balaton Bay Reef since July 2021 have reached 21g or larger as of December 15, 2021; the remaining four cohorts were placed into production later and are still in the earlier stages of growth. The ADG of our six cohorts that have reached 21g or larger was 0.4368g, or 104% greater than Ecuador’s top 10% performing ponds. As part of those 6 cohorts, we were comparing two shrimp sources and two feed formulations. The highest performing combination demonstrated an even greater ADG of 0.4745g or 121% greater than Ecuador’s top 10% performing ponds.

Additionally, our survival rate, a metric that traditional shrimp pond aquaculture has difficulty maintaining, is substantially better than other traditional ponds. Survival can only be measured accurately at terminal or final harvest. According to Undercurrent News in 2019, the top 10% performing ponds in Ecuador reported a survival range of 55- 60% at a terminal harvest weight of  21.38g. We recently harvested four cohorts at Balaton Bay Reef with an average terminal harvest weight of 32.53g. Despite the 52% larger terminal harvest weight as compared to the Ecuadorian ponds, these cohorts had an average survival rate of 70.3%, or 20% better than the midpoint for the top 10% Ecuadorian shrimp farms. We would expect our survival at 21g to be even greater should we choose to harvest at that smaller size.

The combination of superior density, growth rate, and survival enables us to grow shrimp across the entire spectrum of market sizes with a distinct competitive advantage of growing the most valuable shrimp — 30 count per pound and larger. Data by country is not available, but according to data published by the GOAL Global Conference of the Global Aquaculture Alliance, approximately 20% of the world’s shrimp aquaculture production, including Ecuador, is 30 count per lb. or larger, whereas our processes at Balaton Bay Reef have resulted in over 70% of production being 30 count per pound or larger.  The following chart compares this mix of worldwide shrimp production size reported by GOAL compared to our estimated mix of shrimp production size based on historical production data from Balaton Bay Reef and assuming shrimp growth to 35g in 108 days:

We are targeting the premium segment of the shrimp market and intend to sell through United States-based distributors and consumer direct channels. Our product is raw Pacific White Legged Shrimp. The shrimp will be processed in multiple consumer preparations configured as ranges of count per pound. The shrimp can either be frozen or fresh, using individual quick-freezing, vacuum-packed freezing, and vacuum-packed fresh options. The price will be premium positioned at slightly higher than the current highest priced offerings. The shrimp will be available through food service distribution with targets of fine dining and premium retail, as well as consumer direct with third-party fulfillment.

In September 2019, we made our first commercial sale of shrimp to a distributor in Minneapolis, Minnesota. We idled shrimp production for most of 2020 and early 2021 due to the COVID-19 pandemic, but recommenced shrimp production at Balaton Bay Reef in the third quarter of 2021. In December 2020, we executed a letter of intent, or LOI, with Limson Trading, a wholly owned procurement subsidiary of Gordon Food Service, a leading North American food service distributor. The LOI contemplates that Limson Trading and the Company will negotiate a definitive supply agreement providing that Limson will be the exclusive distributor of our shrimp for 10 years and at a price that will be no higher than the price we provide to any other buyer during the term of the agreement.. The exclusivity excludes direct-to-consumer e-commerce transactions and shrimp produced at Balaton Bay Reef. Entry into the definitive supply agreement will be contingent on us receiving the required funding to build Madison Bay Harbor. Until mutually terminated, the LOI provides Limson the exclusive rights to negotiate a definitive supply agreement for distribution of our shrimp.

Though we have a pilot hatchery for research and development, we have utilized two suppliers of post larvae shrimp for operations at Balaton Bay Reef.

Chitosan Production

Chitin is a biopolymer extracted from the exoskeleton of shrimp and other crustaceans, insects, and fungi and is processed to create chitosan, which is utilized in a multitude of industries. Chitin is considered an important material because of its various characteristics, such as biodegradability, biocompatibility, non-toxicity, low immunogenicity, and thermal stability. Chitin is extracted from shrimp shells by demineralization and deproteinization processes. Chitin can then be further refined into the chitosan molecule compound. Chitosan is a linear polysaccharide, with a structure similar to cellulose, but with very different characteristic properties. The physical properties of chitosan can be altered by changing its degree of deacetylation and molecular weight. Chitosan is highly versatile and can be utilized as a stand-alone or platform biopolymer material technology and can be formulated for application in many different areas across a spectrum of industries. We expect to target the high value and high margin biomedical, pharmaceutical, dermatology, and high-end consumer cosmetic markets that require chitosan and chitosan derivatives from FDA-registered suppliers requiring GMP and that satisfy customer-specific application requirements and USP-NF quality standards.

Typical GMP bio-reactor for chitosan production.	Vial of trū Chitosan from benchtop trials.

To produce chitosan, we utilize the shrimp exoskeleton material captured in the Tidal Basin from the natural molting process and from the peeling of the harvested shrimp during processing. As a shrimp grows, it naturally molts its exoskeleton and immediately grows a new shell. We believe this process happens every 7 to 14 days and repeats itself throughout the shrimp life cycle. A unique benefit of our Tidal Basin Technology is the ability to constantly capture and harvest molt tissue. We have also leased specialized machines that can peel the exoskeleton material from the harvested shrimp in an automated manner during the processing and preparation of the shrimp for the consumer market. Balaton Bay Reef produces shrimp exoskeleton material to produce up to approximately 100 kilograms of chitosan and/or chitosan derivatives and we believe Madison Bay Harbor can produce enough exoskeleton material for up to approximately 2,800 kilograms of chitosan and/or chitosan derivatives.

We believe we will be one of the only FDA-registered at-scale producers of GMP-compliant chitosan and chitosan derivatives in the United States and we expect that our chitosan will meet or exceed the reference standards set forth in the official chitosan monograph published by the USP-NF. We plan to transition from benchtop trials of chitosan production to the initiation of commercial-scale production of chitosan and chitosan derivatives and become an FDA-registered supplier. To produce chitosan at scale, in December 2021, we entered into an agreement with a CMO, Parimer Scientific. The agreement contemplates an initial phase completed over an estimated seven-month period to develop private label USP-grade chitosan products from our exoskeleton material and to develop the processes, procedures and equipment necessary for commercial manufacturing of such products. The agreement provides for aggregate payments during this initial phase of $316,220 and may be terminated by either party due to unsatisfactory progress.

Upon successful completion of this development phase, our agreement with Parimer contemplates entering into a commercial manufacturing agreement with Parimer for commercial production of such products. We plan to begin the marketing, sale, and distribution of the finished products in the second half of 2022. Upon construction and operation, management estimates that Madison Bay Harbor will produce enough shrimp exoskeleton material for the manufacture of up to approximately 2,800 kilograms of chitosan and/or chitosan derivatives annually.

Our Market Opportunities

Shrimp for Consumption

Shrimp is a well-known and highly consumed seafood protein across the globe, largely sold and recognized as a commodity product. According to Future Market Insights, the global shrimp market is measured at approximately $39 billion with projected compound annual growth rate, or CAGR, of 5.6% through 2027. According to the 2021 Goal survey, the world produces over 8 billion pounds of shrimp annually. Wild caught ocean shrimp (landings) represent approximately 45% of the total global shrimp supply. The remaining 55% of the global shrimp supply is from shrimp aquaculture or farming, typically in open-air man-made shrimp ponds adjacent to the ocean in the equatorial regions. These methods of traditional farming rely on the ocean as a source of water and as a place to dispose of the shrimp sewage waste. Plagued by disease and bacteria, these open-air ponds rely heavily on the use of antibiotics some of which are prohibited in the United States and other countries.  These antibiotics can pollute the ocean and nearby freshwater aquifers and can damage the coastal land. The combination of disease, pollution of the ocean and nearby freshwater aquifers, and the subsequent damage to the coastline land renders these methods unsafe, ecologically damaging, and ultimately unsustainable.

Shrimp is heavily consumed domestically, as well. The United States consumes over 1.7 billion pounds of shrimp annually, according to National Oceanic and Atmospheric Administration, or NOAA. Approximately 1.5 billion pounds of shrimp are imported primarily from India, Southeast Asia, and Ecuador. The remaining 248 million pounds are produced via landings from the Gulf of Mexico and Atlantic seaboard fisheries. According to the National Fisheries Institute, the average American consumes 4.7 pounds of shrimp annually, which is 2 times the consumption rate of tuna and 1.5 times that of salmon, the next two most highly consumed seafood species, confirming that shrimp is by far America’s favorite seafood.

After reaching full operational capacity at our planned Madison Bay Harbor, we are targeting annual revenue from shrimp sales at approximately $12.4 million. This assumes an estimated price of $15.73 per pound, the weighted average price of our targeted mix of product shrimp sizes and configurations (e.g., head-off, deveined, peeled, and/or tail-off), and corresponding market pricing identified through internal research. It also assumes production of 790,000 pounds of processed shrimp from the anticipated 1,300,000 pounds of unprocessed HOSO shrimp that we estimate Madison Bay Harbor will produce annually after reaching full operational capacity.

Shrimp for Pet Nutrition

The American Pet Products Association estimates that the U.S. market for pet food and treats is approximately $42 billion for 2021. We can utilize the waste stream from the production and processing of shrimp to supply the pet food market, providing us additional revenue and further supporting our sustainability positioning. Harvested shrimp that are too small for the consumer market, shrimp that are recently molted and considered not salable, damaged shrimp, and shrimp heads removed during processing are all useful for this market. This “waste stream” is rich in protein and low in fat. We have formulated a shrimp protein emulsion from the waste stream and received our first purchase order for this product in October 2021.We expect that Madison Bay Harbor will have the capacity to annually utilize up to approximately 450,000 pounds of shrimp head waste from processing to produce the emulsified shrimp protein ingredient for the pet food industry. Based on this production estimate and on initial sales data from pet food sales at Balaton Bay Reef, we are targeting annual revenue from pet food sales at approximately $3.0 million after reaching full operational capacity at our planned Madison Bay Harbor.

Shrimp production also produces a waste stream of fecal matter and uneaten feed that is rich with protein and salt. We believe this waste stream can be an ingredient in terrestrial animal feed rather than being landfilled.

Chitosan Market

We have procured syndicated research and examined secondary sources that provide a wide range of market size estimates. For example, one report estimates the 2017 global chitosan market at $553 million with an estimated CAGR of 14.5%. A second report estimates the 2019 global chitosan market at $6.4 billion with an estimated CAGR of 19.5%. The “medical grade” portion of chitosan markets is not specifically defined in the industry, but syndicated research sources estimate that the size of the 2019 market for chitosan products used in medical applications ranges from $29 million to $3.4 billion. The following graph summarizes global revenue estimates of the chitosan market for 2017 to 2019 and forecasts for 2020 through 2027.

Data Source: Syndicated Research Report copyright 2020.

Chitosan is used broadly in biomedical and pharmaceutical applications such as an antimicrobial, in tissue regeneration and scaffolding, in bone regeneration, in biomedical sensors, in wound care, as a vaccine adjuvant, in vaccine encapsulation, as a pharmaceutical excipient, as a pharmaceutical active ingredient, as a tablet filler, and as a taste enhancer. Chitosan is also used as a nanoparticle technology carrier of drug therapies to the brain and other organs. Examination of industry specifications and price lists provide three classifications of chitosan for medical applications: by degrees of deacetylation, molecular weight, and viscosity. According to our research, the pricing for chitosan for topical applications ranges from $0.98 to $4.50 per gram. GMP-compliant products for topical and internal applications range from $2.46 to $6.00 per gram. Chitosan and subsequent chitosan derivatives for internal applications range from $3.70 to $33.90 per gram.

After reaching full operational capacity at our planned Madison Bay Harbor, we are targeting annual revenue from the sale of chitosan and chitosan derivates at approximately $21.0 million. This assumes a price of $7.50 per gram, which is based on an estimated weighted average product mix consisting of 5% standard-grade chitosan products, 72% GMP-compliant chitosan products, and 23% chitosan derivate products, and an estimated 2,800 kilograms of chitosan and chitosan derivates produced from the estimated 1,300,000 pounds of unprocessed HOSO shrimp expected to be produced at Madison Bay Harbor.

Please note that statements related to the total market opportunities of shrimp, chitosan, and pet food, as well as expected growth of the shrimp and chitosan markets, and pricing and production data for shrimp, pet food, and chitosan products are based on a variety of assumptions related to the shrimp, pet food, and chitosan industries, as well as general economic conditions. Market opportunities, growth rates, and pricing assume consumer demand for shrimp and seafood in general continue on current trends, that the pet food industry continues to view shrimp products as a high-quality protein source and that alternative protein sources do not become available at materially lower prices, and that alternative products for chitosan uses are not developed and adopted in any material respects. To the extent these assumptions prove to be incorrect, industry growth, pricing, and targeted revenue may not be as significant as we have indicated.

Our Strengths

We are supported by the following strengths and driven by the expertise and vision of our experienced management team:

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Superior Quality Products Grown Free of Disease, Antibiotics and Pollution. Our Tidal Basin Technology platform provides a controlled, managed, and consistent production habitat. Combining our Tidal Basin Technology platform with an ideal and researched diet produces shrimp and shrimp exoskeleton material free of pollution, disease, antibiotics, and preserving chemicals. In addition, in 2018, we engaged an experienced third party, Food Perspectives, Inc. (now a part of The National Food Lab), to assist in sensory testing of our shrimp product. Our shrimp was compared against products available for retail purchase nationwide, one farm-raised and one wild caught. The results indicated that our shrimp were superior in taste, texture, and color compared to both wild caught and imported, pond-farmed shrimp samples.

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Scalable, Scientific, Data-Driven Production Process. Our Tidal Basin Technology platform deployed at Balaton Bay Reef has achieved superior density, shrimp size, growth rate, stocking rate, and survival rates compared to traditional shrimp pond aquaculture based on the following data and comparisons from our trial studies.

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According to data published by the GOAL Global Conference of the Global Aquaculture Alliance, approximately 20% of the world’s shrimp aquaculture production, including Ecuador, is 30 count per lb. or larger, whereas our processes at Balaton Bay Reef have resulted in over 70% of production being 30 count per pound or larger.

■	Traditional shrimp pond aquaculture targets the production of shrimp at 21 to 25 grams. Our Tidal Basin Technology platform enables us to grow 35-gram and larger shrimp.

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The top 10% performing ponds in Ecuador took 95 days to grow a shrimp from 1g to 21.38g shrimp (their terminal harvest weight), or an ADG of 0.2145g. The ADG of six of our recent cohorts that have reached 21g or larger was 0.4368g, or 104% greater than Ecuador’s top 10% performing ponds.

■	Ecuador ponds stock their shrimp at 22 shrimp per cubic meter of water while we stock our shrimp at 666 shrimp per cubic meter of water, or 30x greater.

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The top 10% performing ponds in Ecuador reported a survival range of 55- 60% at a terminal harvest size of 21.38g, while four cohorts that we recently harvested at an average terminal harvest size of 32.53g had an average survival rate of 70.3%.

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Quantified and Documented Sustainability. Boundless Impact, an independent and industry-recognized third party, has found our environmental performance to be superior with comparatives in alternative shrimp protein production methods. For example, its report found that our greenhouse gas intensity was on average 69% lower than for extensive ponds—the most widely used shrimp farming system comprising 50% of shrimp production. Additionally, we create and reclaim substantially all of our saltwater, preserving ocean habitats and maximizing the use of water resources without polluting or causing acidification of ocean water.

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Traceability. Our platform allows us to track our product from genetics to final delivery of the product. The combination of the Tidal Basin Technology platform and the integrated ERP software platform provides a complete chain of custody of the shrimp, shrimp exoskeleton material, and chitosan in a reportable and verifiable platform at scale. In the traditional pond shrimp aquaculture industry, it is challenging to track the origin and conditions of product as there are rarely systematic controls in place to understand what product has been subject to disease, pollution, antibiotics, or similar detractors.

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“Controlled School” Production of Exoskeleton Material. Like “Closed Herds,” “Controlled Herds” or “Well-Managed Herds” of cattle grown in part to produce BSE (Mad Cow)-free collagen, our  exoskeleton material for USP-grade chitosan comes from a “controlled” or “well managed school.”  The controlled conditions are enabled by the Tidal Basin Technology. The shrimp thrive in a consistent habitat of salinity, temperature, water chemistry, and are free of any pollution, disease, antibiotics, or preserving chemicals. The shrimp are fed a consistent custom diet and handled in an identical fashion from stocking to harvest. Naturally molted shrimp exoskeleton tissue and the “peeled” shrimp exoskeleton material  during processing is systematically harvested, preserved, and recorded for conversion into chitosan. The entire process is documented providing a complete chain of custody and provenance of the exoskeleton material. We believe the “controlled school,” the chain of custody and supporting documentation is a competitive advantage and could become the new standard for the production of USP grade chitosan.

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Automated Collection of Shrimp Exoskeleton. As a shrimp grows, it molts its exoskeleton or shell and immediately grows a new shell. Based on our research, we believe occurs every 7 to 14 days and repeats itself throughout the shrimp life cycle. Our Tidal Basin Technology enables the collection of shrimp exoskeleton molt tissue of the Tidal Basin and removal of the shell in an ongoing, automated basis. We have no knowledge of other shrimp aquaculture technology capable of capturing shrimp exoskeleton molt tissue and peel removal in an automated fashion.

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Intellectual Property Portfolio. We believe our intellectual property will allow us to be a scalable and efficient supplier of indoor shrimp-based products. We have an exclusive license to the patented Tidal Basin Technology and we own multiple United States’ patents and pending applications related to the novel filtration and environmental systems of our aquaculture platform. Additionally, we have issued patents and pending applications in many jurisdictions worldwide, including such countries as China, Canada, Ecuador, Australia, Thailand, India, and within Europe. We also have secured Unites States and foreign trademark registrations to protect the strong branding. We believe the intellectual property protecting our Tidal Basin Technology platform, combined with large capital requirements, will create significant barriers to the production of shrimp at scale in a controlled indoor aquaculture environment.

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Domestic United States Production. Nearly 90% of shrimp consumed annually is imported to the United States. Once we receive sufficient financing to construct Madison Bay Harbor, and such construction has been completed, our ability to grow shrimp at scale within the United States will afford us the opportunity to deliver fresh and frozen premium product for consumption throughout all sales channels. Labelling our products as created in the United States will provide a strong marketing positioning. While there are many companies in the global chitosan space, there are only a few companies that produce chitosan at scale and sell their product to our target markets. To our knowledge, there is no United States producer of chitosan targeting medical applications.

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Proven Production Capabilities. In August 2018, we commissioned our $11 million Balaton Bay Reef pilot production facility, which has demonstrated the commercial scale-up potential of our technology and confirmed the technology, engineering and processes necessary for the production of shrimp and shrimp exoskeleton material. Although we plan to continue using Balaton Bay Reef primarily for research, development, and optimization, the facility has the capacity to produce up to approximately 45,000 pounds of HOSO shrimp annually, including shrimp exoskeleton material to produce up to approximately 100 kilograms of chitosan and/or chitosan derivatives annually.

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Experienced Leaders and Talented Workforce. Our management includes experienced leaders with demonstrated records of success, including significant financial, scientific and management executive experience in the food and manufacturing sectors. We also leverage subject matter experts in shrimp genetics, nutrition, animal health and other key areas. We engaged scientific advisors with the relevant credentials to oversee and guide the production, regulation, and market applications for our chitosan targeting the medical industry. We believe our team will enable us to accelerate growth and achieve commercial success in a timely fashion.

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Research, Data, and Statistics Foundation.  The research and data provided by our Balaton Bay Reef pilot facility has been and will continue to be instrumental in optimizing and advancing production. The $11 million pilot production has allowed us to de-risk commercialization. Our largest investment is in the scientists, technical team, laboratories, and the Balaton Bay Reef pilot facility in which they work. We have taken the bench-top researched raceway patent of Texas A&M University and scaled it nearly 58 times to the Tidal Basins of Balaton Bay Reef and added inventions of our own to facilitate the scale. Concurrently, we researched the shrimp’s life to develop and maintain the optimum water habitat. Through a combination of instruments in the water and a formal laboratory for analysis, dozens of variables are recorded, analyzed, and turned into information and actions. With our primary research capability, we have and continue to seek out the most effective and efficient diet for the shrimp. We have engaged multiple partners seeking the best genetic lines for our shallow-water, super-intense environment of the Tidal Basin. To facilitate a transition from laboratory, to pilot, and to production, an investment was made in an ERP software system to manage, record, and turn into information to manage the business. Although we still have milestones that must be achieved prior to commercialization, the data, statistics, and the knowledge that have been generated through our research and development are the foundation of our drive to unprecedented productivity.

Growth Strategy

We are seeking to capture market share through defining, expanding, and growing the premium consumer shrimp and chitosan segments by becoming the premier domestic indoor producer of safe, sustainable, and superior shrimp and chitosan products. The key elements of our strategy include the following:

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Optimize Production. Utilizing our Balaton Bay Reef pilot production facility, we plan to continue optimizing the production of shrimp, exoskeleton tissue, and pet food ingredient. Productivity improvement activity includes, but is not limited to, enhanced water chemistry processes, continued improvement in non-GMO genetic selection, improved exoskeleton collection, and shrimp diet enhancements. Productivity manifests itself in increased density, growth rate and survival. As an example, through a combination of non-GMO genetic selection and diet, two recent cohorts have reached 21g in less than 60 days compared to the 95 days reported for the top 10% performing ponds in Ecuador. Fewer days to our 35g-terminal harvest target translates into increased turns of the Tidal Basin resulting in greater production. As we commercialize our products, we will continue to optimize production to reduce costs and achieve and increase profitability. Cost reduction optimization activities in the future include labor reduction, feed costs, and energy usage reduction. Recent trials include diet formulation where reduced cost, increased performance, and reduced water chemistry load are pursued simultaneously.

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Balaton Bay Reef Consumer Shrimp and Pet Ingredient Production. Balaton Bay Reef was built to demonstrate our technology platform at scale. We have not run it at full capacity; instead, we utilize it primarily for continued research, development, and optimization, as well as a training center. The shrimp produced from those activities are processed in an FDA-registered facility and sold into the local test markets.  Utilizing the waste stream from production and processing, shrimp heads, “softs,” and small and otherwise unsalable shrimp we have developed a desirable high-protein, low-fat pet food ingredient. In October 2021, we received our first purchase order for our pet food ingredient starting the further development of that revenue stream. We estimate that Balaton Bay Reef has the production capacity of up to 45,000 lbs. of shrimp annually, including a subsequent pet food ingredient capacity of up to 18,000 lbs. annually. While we intend to continue using Balaton Bay Reef primarily for research, development, and optimization, we plan to sell the shrimp it produces, utilize the exoskeleton material produced from such shrimp to develop USP-grade chitosan and chitosan derivatives, and to produce and sell pet food ingredient using shrimp heads and the small or otherwise unsaleable shrimp it produces. While we will sell certain products at Balaton Bay Harbor, we will depend on the completion of construction and commencement of operations at Madison Bay Harbor to achieve profitability.

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Commercialization of USP-Grade Chitosan. We have entered into an agreement with a CMO, Parimer Scientific, to develop private label USP-grade chitosan products from our exoskeleton material and to develop the processes, procedures and equipment necessary for commercial manufacturing of such products. Upon successful completion of this development phase, we intend to enter into a commercial manufacturing agreement with Parimer for commercial production of such products. We will use raw exoskeleton material from Balaton Bay Reef for chitosan production trials at Parimer to establish GMP, and to continue to improve the purity of our chitosan and chitosan derivatives. While we seek FDA registration as a supplier of chitosan products, we intend to build awareness of our chitosan in the research community by using the produced chitosan “for research purposes only.”  Once FDA registration is obtained, we expect the exoskeleton tissue capacity of Balaton Bay Reef will provide sufficient USP-grade Chitosan to generate awareness, trial, and customer acquisition before our full-size commercial facility, Madison Bay Harbor, is built and operational.

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Madison Bay Harbor. A portion of the proceeds from this offering will be utilized to finalize engineering of Madison Bay Harbor—our first full-scale production facility with 36 Tidal Basins. Following completion of engineering, we expect to seek approximately $75 to $80 million in additional funds to construct Madison Bay Harbor and, subject to securing adequate funding, we intend to break ground in 2022. We estimate that Madison Bay Harbor will be capable of annually producing up to approximately 1,300,000 pounds of unprocessed HOSO shrimp, providing approximately 790,000 pounds of shrimp for consumption after processing and exoskeleton material for up to approximately 2,800 kilograms of chitosan and/or chitosan derivatives. We anticipate construction of Madison Bay Harbor near Madison, South Dakota, where we have an option on an approximately 43-acre parcel in an industrial park. We plan for the facility to include the Harbor where the shrimp are grown, a water engineering center for the creation and reclamation of saltwater, and an FDA-approved processing room, which we call a Galley. We also plan to provide raw materials for pet food, as Madison Bay Harbor will have the capacity to annually utilize up to approximately 450,000 pounds of shrimp head waste from processing to produce the emulsified shrimp protein ingredient for the pet food industry.

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Long-Term Expansion. With Madison Bay Harbor and Balaton Bay Reef as the foundation, we anticipate constructing two additional Harbors in the next ten years, each of which we expect to have 144 Tidal Basins capable of annually producing up to approximately 5,200,000 pounds of shrimp and shrimp exoskeleton material to produce up to approximately 11,200 kilograms of chitosan and/or chitosan derivatives.

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Build Brand Differentiation. We intend to establish our products as premium brands by producing consistent and traceable high-quality shrimp and shrimp exoskeleton material for chitosan production. In the shrimp market, our consistent shrimp, free of pollution, antibiotics, preserving chemicals, and genetic modifications provide a platform for premium positioning and branding. The consistency and quality of the shrimp and superior chain of custody form the foundation to build premium chitosan brands in the biomedical, pharmaceutical, dermatology, and high-end consumer cosmetic markets.

Sustainability

Operating in a sustainable way has always been paramount to us. To better understand our progress towards this goal, we engaged a third party, Boundless Impact, to evaluate our sustainability efforts. We were evaluated on environmental key performance indicators and industry benchmarks, and were rated based on our impact, competitive position, and product efficacy. As depicted below, Boundless Impact scored us as an 8.1 out of a 10 for our climate impact, basing its score on per kilogram impact for key performance indicators such as greenhouse gas emissions, or GHG, carbon return on investment, water pollution, and land & transportation footprints:

Greenhouse Gas Emissions

Our GHG intensity was on average 69% lower than for extensive ponds—the oldest and most widely used type of aquaculture used for shrimp farming system, comprising 50% of worldwide shrimp production. Our GHG intensity was significantly lower because our shrimp production process can achieve a significantly higher annual yield of shrimp per acre and thus less total land is needed.

Overfishing

According to the UN Food and Agriculture Organization, or FAO, existing policies and treaties that encourage responsible use of ocean resources are still insufficient to combat the adverse effects of overfishing. We can produce shrimp of comparable quality to wild-caught shrimp, enabling a reduction in problematic wild caught shrimp fishing practices. Additionally, we do not use ocean water and we reclaim nearly all of the fresh water we use, preventing pollution of rivers and the acidification of oceans.

Water Pollution

According to the UN FAO, efficient use and management of water is critical to addressing the world’s growing demand for water. We reduce water pollution through our patented Tidal Basin Technology and reuse of water. The reclaimed water is rebalanced for microminerals and salinity and continuously reused in our production.

Competition

Shrimp

Shrimp competes with all forms of protein, including plant-based proteins. The following are the primary sources of shrimp in the United States:

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Domestic Landings (Wild Caught). Domestic wild caught landings account for approximately 10% or 248 million pounds of the annual United States shrimp supply. These shrimp are largely harvested from the coastal Gulf of Mexico and a small amount from Atlantic coastal fisheries. Over the past decade, domestic wild caught landings have exhibited stress from overfishing. They also have no ability to grow as consumer demand increases. Further, while consumers believe that wild caught landings are fresher and more natural than pond farmed shrimp, availability beyond the coastal regions is limited and seasonal, whereas our production is seasonless and scalable with expanded or additional Harbors. Additionally, our shrimp are not subject to ocean pollution, carry a lower carbon footprint to produce, can be processed quicker after harvesting, and do not utilize the preserving chemicals that wild caught landings often utilize to improve shelf life.

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Imported.  Nearly 90% of the United States shrimp supply, or approximately 1.5 billion pounds, of annual consumption in the United States comes from importation, largely from outdoor shrimp lagoon ponds in India, Southeast Asia, and Ecuador. To a lesser extent, wild caught shrimp from other countries is imported from countries such as Argentina. 2020 importers were led by Chicken of the Sea, Aqua Star, and AZ Gems Inc. who collectively imported nearly 250 million, or 16%, of the 1.62 billion reported pounds in 2020, demonstrating the fragmented nature of the United States shrimp market. Imported farmed shrimp rely on ocean water, a source of pathogens, often utilize antibiotics, have little to no traceability, must be frozen and takes months to reach the United States. Our shrimp are produced utilizing our own pollution- and pathogen-free saltwater, are traceable and can be delivered in hours or days, with the option of never-frozen. Additionally, our shrimp can be grown larger on a more consistent basis and our primary research has shown that our shrimp are found to be superior to imported shrimp in taste, texture, and color.

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Domestic RAS Farms.  We believe domestic RAS farm installations across the United States account for less than 0.2% of the annual United States shrimp consumption. Domestic RAS farms leverage several different types and forms of technology to manage water quality and optimize growing conditions. Most RAS installations are “cottage” farms, with limited production and depend upon local sales.  From what has been shared in the public domain about RAS shrimp farms, we believe our Tidal Basin Technology delivers water quality management and optimized growth conditions leading to significantly higher stocking density, ability to achieve accelerated shrimp growth ultimately resulting in the ability to grow larger shrimp.  We are not aware of any RAS or pond system that can collect the naturally molted exoskeleton materials for production of chitosan or other materials.

Our three primary and we believe the largest RAS farm competitors in the United States are:

·	NaturalShrimp, which has start-up RAS farms in Texas and Iowa are just beginning operations;

·	CP/Homegrown Foods, which is owned by Thailand-based CP Foods, has reported publicly that they have started construction on a RAS farm; and

·	Sun Shrimp, which is part of API, a United States-based shrimp genetics and bloodstock company, and which has an operational RAS farm.

The collective publicly stated projected capacity of these three firms is 0.08% of the 1.7 billion pounds of shrimp consumed annually in the United States. There is no data of the production of the numerous RAS “cottage” farms across the United States.

         Chitosan

87% of the world’s chitosan is animal-based and produced from crustacean exoskeletons or shells, and shrimp is the dominant source of crustacean shells that are utilized for chitosan production; 13% is plant-based as a source of chitin and recently there is research being conducted related to extracting chitin from insects. While there are many producers in the global chitosan space, we are aware of only a few competitors that are able to produce, at scale, the premium quality chitosan necessary to sell to our target markets. Of these competitors, we are not aware of any that are based in the United States. Our identified global FDA-registered competitors are listed as follows:

Producers:

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Germany: Heppe Medical Chitosan (HMC+) GmbH is a German producer of chitosan and offers nearly 100 stock keeping units, or SKUs, of chitosan and its derivatives. Their advertised prices range from $900 to $37,270 per kilogram, based on specification and on quantity ordered. The largest number of SKUs reside in the $3,000 to $10,000 per kilogram price range.

·	Canada: ChitoLytic is based in Canada and offers a variety of chitosan products with advertised prices ranging from $980 to $34,140 per kilogram.

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Iceland: Primex operates in Iceland. We believe they produce chitosan from the exoskeleton of wild caught North Sea cold water shrimp. In addition to selling chitosan, it appears they manufacture and sell chitosan related to cosmetic and weight control therapies.

Distributors:

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Domestic: Merck Group, through its wholly owned Millipore Sigma, distributes chitosan worldwide. They offer a wide assortment of SKUs with advertised prices ranging from $880 to $3,820 per kilogram for low and standard grade items and up to $34,400 per kilogram for their chitosan derivatives.

Other Domestic:

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Five additional United States-based suppliers of USP grade chitosan have been identified. Matexcel of New York states it manufactures one SKU for research purposes only and Alfa Chemistry of New York has seven SKUs with no mention of whether it manufactures or just distributes. Spectrum Chemical and TCI America have an aggregate of 6 SKUs. Spectrum reports one manufactured SKU and distribution of 5 SKUs provided by TCI.

For chitosan that does not meet the USP-NF standards, there is one United States producer of which we are aware, Tidal Vision, operating in Washington state producing industrial grade chitosan from wild caught crab shells. They offer industrial products for the following industries: water treatment, textiles, agriculture, and food preservation. We are not targeting these industries so do not consider Tidal Vision a true competitor.

Government Regulation

Shrimp

The processing, packaging, labeling, storage, and distribution of consumer shrimp is under the jurisdiction of the FDA. The primary regulations applicable to shrimp production are summarized as follows:

Processing, Storage, and Distribution: The Company is governed by the provisions of 21 CFR 117, which prescribes rules for the manufacturing, processing, storage and distribution of food products. The Company is also governed by the provisions of 21 CFR 123.5-11, which set forth specific requirements for the processing of its shrimp products. Within 21 CFR 123.5-11, the FDA requires a Hazard Analysis Critical Control Points, or HACCP, plan that governs the food safety aspects regarding the processing, packaging, and storage of the shrimp consumer food product. It also includes the sanitation standards and microbiological testing. Whenever a deviation from a critical limit occurs, we must take corrective action by following the HACCP plan which also includes ongoing verification activities. HACCP-compliant training has been completed and implemented pursuant to 21 CFR 123.10. The FDA utilizes unannounced periodic inspection to enforce FDA requirements and adherence to the HACCP plan.

Labeling: The Company is governed by the provisions of 21 CFR 101 with respect to the labeling of its packaged shrimp products. We are required to provide certain information on our packaged products including, but not limited to, identity of the manufacturer, description of the product itself, product quantity, and nutritional information.

We obtained approval from the FDA for the use of a local processing center for shrimp production from Balaton Bay Reef in September 2019. We will need to obtain a shrimp processing registration with the FDA for the processing building adjacent Madison Bay Harbor. The processing room and equipment will be engineered and built to FDA specifications. We plan to apply for FDA registration as soon as the processing room is operational and a Hazard Analysis Critical Control Points, or HACCP, plan is developed as required by the seafood FDA regulations. The FDA will verify we are following the HACCP plan

The FDA regulation for shrimp processing supersede any state regulations, however the FDA may use state inspection services to supplement their own periodic inspection. For example, in October 2021 the Minnesota Department of Agriculture performed an audit of our policies, processes and procedures at our leased Agricultural Utilization Research Institute (AURI) shrimp processing facility in Marshall, Minnesota. We received an outstanding score and excellent comments. The FDA may contract the audit to state agencies.

USP Grade Chitosan

USP (United States Pharmacopeia) is the industry standard for chitosan used in pharmaceutical and medical applications.  Specifications are in the form of an Official Monograph titled USP # 41 and National Formulary (NF) # 36.  Said monographs details not only the specifications for USP-grade Chitosan, but also the testing methodologies to measure the efficacy of the specifications.

The manufacture of USP-grade chitosan is under the jurisdiction of the FDA and is governed by 21 CFR 211 (Current Good Manufacturing Practice for Finished Pharma-ceuticals).  The regulation contains 11 subparts that prescribe the minimum current Good Manufacturing Practices, or GMP for the preparation of drug products for administration to humans or animals. To obtain FDA registration as a USP-grade chitosan supplier, GMP must be developed, tested, and rigorously adhered to in the manufacture of the chitosan.

We have entered into an agreement with a CMO, Parimer Scientific, to develop private label USP-grade chitosan products from our exoskeleton material and to develop the processes, procedures and equipment necessary for commercial manufacturing of such products. Parimer Scientific is an FDA registered facility and inspected for cGMP Compliance under Title 21.211.  They are also certified ISO 9001.

Madison Bay Harbor Construction

The construction of Madison Bay Harbor will require local building permits, as well as inspection and related approvals related to the construction. These are customary requirements for commercial construction and we intend to apply for them as required by applicable law as we prepare to commence construction activities.

Intellectual Property

We intend to protect and enhance the proprietary technologies, inventions, and improvements that we believe are important to our business, including seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our proprietary technology, inventions, and improvements that are important to the development and implementation of our business.

Licensed Technology

The base of our Tidal Basin Technology is the super intense shallow water raceway technology we license from Texas A & M University through two license agreements. The first agreement, or Domestic License, was entered into in 2014 and amended in 2018 and 2019. It provides us an exclusive license to use or sell the technology under United States patent number 8,336,498 and 8,985,055 in the United States. The second agreement, or Foreign Territory License, was entered into in 2015 and amended in 2018. It provides us an exclusive license to use or sell the technology under patent numbers 99115126 (Taiwan), ZL201080026407.1 (China), and 2429282 (France, Germany, Italy, Spain, Netherlands, and United Kingdom). Both the Domestic License and Foreign Territory License, which we collectively refer as the Tidal Basin Licenses, have terms that expire upon the earlier of invalidation of the applicable patent rights or the expiration of the patent, which we estimate to be December 2030.

The Domestic License requires us to pay minimum annual royalties of $20,000 for calendar years 2021 and 2022, and $200,000 for calendar year 2023 and thereafter. Royalties for the Domestic License are equal to two percent (2%) of the gross harvest weight of shrimp produced using the Tidal Basin Technology multiplied by the applicable average daily prices for headless, shell-on farmed white shrimp in Latin America (identified in count per pound) as reported by Urner Barry. Our minimum royalty obligations under the Foreign Territory License are $50,000 per year commencing with calendar year 2024. Royalties for the Foreign Territory License are equal to 3% of the net sales of shrimp produced using the Tidal Basin Technology. The Domestic License requires that we record sales no later than December 31, 2019, which we satisfied with our first commercial shipment of shrimp in 2019. The Foreign Territory License requires that we install on or prior to December 31, 2022, one or more shrimp production systems utilizing the licensed technology in at least one of the foreign territories covered by the license. We have not yet satisfied this requirement and intend to request an extension or an amendment with respect to such requirement. Both of the Tidal Basin Licenses provide Texas A&M University with the right to terminate the license and/or exclusivity upon certain circumstances, such as non-payment of royalties within 30 days of notice, breach of agreement without curing within 30 days of notice, or the Company committing any three breaches of agreement in a 12-month period (even if cured within the permitted period).

         Patents

We own two issued United States patents and a patent portfolio of United States applications, and foreign patents and applications related to our modification of Tidal Basin Technology aquaculture platform. Our patent portfolio consists of the following:

Patent Family	Title
Core tidal basin technology 8,336,498 B2 12/25/2012 8,985,055 B2 03/24/2015	Systems & Method for Super Intensive Shrimp Production

-Exclusive license from Texas A&M University

-Was not scaled to commercial size without subsequent trū Shrimp IP

-2 United States patents, 8 foreign countries filed in

-Patents expired in December 2030

Venturi water management 10,251,375 4/9/2019	Aquaculture Environment Control Apparatuses, Systems, and Methods

-2 issued United States patents, with a third to be issued soon

-Patent applications filed in Canada, China, Ecuador, Europe, Hong Kong, Indonesia, India, Thailand, Taiwan

-aeration and water flow management system to optimize nutrient distribution, current, and waste removal

-United States patents expire in December 2036

Improved shrimp raceway designs Patent Pending Filed: 6/7/2018	Raceways and Systems Thereof

-Patent applications filed in the US, Australia, Canada, China, Ecuador, Europe, Hong Kong, Indonesia, India, Thailand

-Improved basin design over Texas A&M University licensed patents

-Design affects water flow and creates optimized eddies for nutrient distribution and waste removal

Filter agitators and units	Filter Agitator

-Patent applications filed in the United States, Taiwan, and an international placeholder on file to reserve option to file in most additional countries

-Fin placement technology to optimize filter flow for filter bead regeneration and efficiency, reduce filter downtime, and preserving biofilm integrity of filter

Filtration system	Water Filtration Systems and Processes

-United States provisional application on file, preserves option to file most additional countries

-Novel filtration system improves performance, management, and operation over existing systems

-New filtration system allows for increased shrimp density and growth

Facilities

Current Facilities

Our campus is located in Balaton, Minnesota, which is 90 miles northeast of Sioux Falls, South Dakota. The 5-acre campus serves as the corporate headquarters and is home to the 14,396 square foot innovation center and our $11 million, 12,000 square foot Balaton Bay Reef pilot product facility. Together, these provide a comprehensive research and development center for both shrimp and chitosan. This campus property was purchased from an affiliate of our largest stockholder pursuant to a contract for deed. For additional information, see the section titled “Certain Relationships and Related Party Transactions.”

Our innovation center consists of a shrimp hatchery, formal chemistry lab, animal health, microbiology, feed lab kitchen, a “wet” lab, and office and conference room space. Balaton Bay Reef is directly attached to the innovation center and consists of a “Reef” of eight vertically stacked Tidal Basins, with each Tidal Basin containing 61 cubic meters or 16,146 gallons of shrimp habitat marine water. Balaton Bay Reef is also home to water reclamation, feed kitchen, and other support areas. Upon full ramp up of operations, we expect Balaton Bay Reef will have the capacity to annually produce up to approximately 45,000 pounds of HOSO shrimp, including shrimp exoskeleton material for up to approximately 100 kilograms of chitosan and/or chitosan derivatives annually.

We also lease a 1,000 square foot FDA-registered pilot processing facility located at Southwest Minnesota State University, Marshall, Minnesota where shrimp harvested from Balaton Bay Reef are processed and packaged for consumer distribution.

Future Facilities

Our first full-size commercial production facility is planned to be constructed on an approximately 43-acre campus in Madison, South Dakota. We have an option to purchase the land for this campus from the Lake Area Improvement Corporation, or LAIC, a nonprofit economic development organization in the area. The agreement provides a purchase price per acre of $10,000 paid by cash, or at our option, the issuance of $15,000 of our common stock. Our option to purchase this property currently expires on January 10, 2023.

Madison Bay Harbor is planned to be an approximately 191,000 square foot bio secure facility housing 36 Tidal Basins, each holding 62,968 gallons of shrimp habitat marine water. It is also expected to house a “Galley” or shrimp processing facility, offices and other support systems. We have already invested approximately $4 million into the design and engineering of Madison Bay Harbor. We intend to use a portion of the proceeds of this offering, together with our existing cash, to finalize engineering of Madison Bay Harbor and complete the construction bid process to determine final costs and timeline. Subsequent to this offering and after the further advancement of the shrimp and chitosan businesses, we intend to raise additional equity and debt financing to construct Madison Bay Harbor. We estimate needing approximately $75 to $80 million in additional funds to construct Madison Bay Harbor, but we have not yet obtained bids to confirm our estimates. Subject to securing adequate funding, we intend to break ground in 2022.

Once finished, we expect Madison Bay Harbor will have the capacity to annually produce up to approximately 1,300,000 pounds of HOSO shrimp, including shrimp exoskeleton material for up to approximately 2,800 kilograms of chitosan and/or chitosan derivatives annually. Once adequate capital is raised to build and commence construction of Madison Bay Harbor, the first commercial harvest of shrimp from Madison Bay Harbor is projected to take place within approximately 22 months.

In addition, our long-term business plan contemplates that we will construct and operate at least two additional land-based Harbors in the Upper Midwest (South Dakota, Minnesota, Nebraska, and/or Iowa). Each of these Harbors could cost from $90 to $300 million to construct, depending on the number of Tidal Basins contained in each Harbor, cost of labor and materials at the time, and other factors.

Employees

As of October 31, 2021, we had 22 full-time and 13 part-time employees, and also utilized four independent contractors. We also receive support from approximately 10 employees of our largest stockholder pursuant to a shared services agreement. For additional information regarding this agreement, see the section titled “Certain Relationships and Related Party Transactions.”

None of our employees are represented by a collective bargaining agreement and we have never experienced a work stoppage. We believe we have good relationships with our employees.

Legal Proceedings

We are currently not subject to any material pending litigation. We may be subject to legal proceedings and claims in the ordinary course of business. We cannot predict the results of any such disputes, and despite the potential outcomes, the existence thereof may have an adverse material impact on us due to diversion of management time and attention as well as the financial costs related to resolving such disputes.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our directors and executive officers as of September 30, 2021:

Name	Age	Title
Michael B. Ziebell	69	President, Chief Executive Officer, Secretary and Director
Robert J. Vold	62	Chief Financial Officer
Dr. Bruce Paterson	61	Chief Technical Officer
Brian Knochenmus	45	Chairman of the Board
David Fick	70	Director
Jon Knochenmus	66	Director
William Reilly	59	Director
Sidney W. “Chip” Emery	75	Director
Lynn L. Blake	54	Director

Executive Officers

Michael B. Ziebell, President, Chief Executive Officer, Secretary, and Director

Mr. Ziebell was appointed as Vice President and Managing Director of the shrimp aquaculture division of Ralco Nutrition, Inc. in January 2015 and was elected as a Director and appointed our President and CEO upon our incorporation on February 23, 2017. From November 2008 to December 2014, Mr. Ziebell served as President and CEO of Fey Industries, Inc., a promotional products and contract manufacturing company based in Edgerton, Minnesota. From 2006 to 2008, Mr. Ziebell was employed as Instructor of Marketing at St. Cloud State University in St. Cloud, Minnesota. From 2004 to 2005, he served as Vice President of Sales and Marketing for Tastefully Simple, Inc., a multi-level food marketing company based in Alexandria, Minnesota. From 1982 to 2004, Mr. Ziebell was employed in various positions, lastly as its Executive Vice President and Chief Marketing Officer at The Schwan Food Company, a frozen food delivery business based in Marshall, Minnesota. In 1975, Mr. Ziebell founded the Plum Creek Cheese Company of Walnut Grove, Minnesota and served as its President until its acquisition by the Schwan Food Company in 1982. Mr. Ziebell earned an MBA from the University of St. Thomas in 1994 and a BA from the University of Wisconsin – Parkside in 1974. Mr. Ziebell’s extensive experience in food, manufacturing and marketing makes him well suited to serve as an executive officer and on our board of directors.

Robert J. Vold, Chief Financial Officer

Robert (Bob) J. Vold was named our Chief Financial Officer in June 2018. Previously, from 2005 through 2015, he worked for Gander Mountain Company, a multi-channel outdoor lifestyle retailer; first as a Vice President of Finance and later Senior Vice President, Chief Financial Officer from 2007 – October 2015. He previously spent 17 years in the positions of increasing responsibility at Norstan Inc, including Chief Financial Officer from 2004-2005. He began his career at Arthur Andersen, LLP.  He graduated from the University of North Dakota in 1982, with a BS in business administration with a major in accounting.  He is licensed in Minnesota as a CPA (inactive).

Bruce Paterson, PhD, Chief Technical Officer

Dr. Paterson was appointed as our Chief Technical Officer in April 2018. Prior to joining the Company, Dr. Paterson Served as Vice President of Innovation for Essentia Protein Solutions, a manufacturer of animal protein products for the food, sports nutrition and pet food industries, since 2011. From 2005-2011, Dr. Paterson served as Vice President of R&D at The Schwan Food Company in Marshall, Minnesota, where he led a team of nearly 100 scientists, engineers and technicians in the commercialization of hundreds of new produces and new processes. Prior to that Dr. Paterson worked at the Hormel Foods Corporation from 1991 to 2005 where he led the development team focused on new retail and foodservice meat products. Additionally, he led the company’s research effort in using a combination of marker-assisted genetic selection with advanced nutrition technology to improve the quality and functionality of meat protein.  Dr. Paterson received his BS in Ag Education and MS in Animal Science from South Dakota State University and his PhD in Animal Science from Iowa State University.

Non-Employee Directors

Brian Knochenmus, Chairman of the Board

Mr. Knochenmus was elected a Director of the Company upon its formation and serves as its Chairman of the Board and as a member of our Audit Committee and is the President and Chief Executive Officer of Ralco Nutrition, Inc. and Manager of RNI Aquaculture, LLC, the founding entities of the Company. Ralco, founded in 1971 and headquartered in Marshall, Minnesota, is a family-owned agricultural technology company providing livestock nutrition, animal health, and crop enhancement products in more than 20 countries. Mr. Knochenmus succeeded his father, Jon Knochenmus, as President and CEO of Ralco in December 2015, becoming the third generation to lead the company. Mr. Knochenmus joined Ralco in 1992, and has held roles in operations, marketing, research and development, business development, and executive leadership. Mr. Knochenmus graduated from Southwest Minnesota State University in 2000 with a bachelor’s degree in business administration. Mr. Knochenmus’ extensive leadership in animal nutrition with a research focus makes him well suited to serve on our board of directors.

David Fick, Director

Mr. Fick was elected a Director of the Company in August 2017 and serves on our Audit Committee. Mr. Fick is Chairman of the Board of Eagle Energy, LLC, an entrepreneurial investment group designed to invest in value added agriculture projects, and has owned Dave’s Repair, an equipment dealership and repair shop in Hills, Minnesota since 1981. He has also farmed in the Luverne Minnesota area since 1970. Mr. Fick’s investment experience in many early-stage companies makes him well suited to serve on our board of directors.

Jon Knochenmus, Director

Mr. Knochenmus was elected a Director of the Company upon its formation and has served as President Emeritus of Ralco Nutrition, Inc. since December 2015. Mr. Knochenmus, along with his son Brian, is also Manager of RNI Aquaculture, LLC. Mr. Knochenmus began his career at Ralco in 1974 as a commissioned salesman. Mr. Knochenmus became co-owner and Vice President of Ralco in 1991, and in 2004, he became President and Chief Executive Officer when he, his wife, Lanita, and his son, Brian, purchased the business. Mr. Knochenmus attended the University of Minnesota - Morris and Southwest Minnesota State University. Mr. Knochenmus also serves on the Compensation Committee of the board of directors.

William Reilly, Director

Mr. Reilly was elected a Director of the Company in August 2017 and currently serves as the Chair of the Audit Committee and the Compensation Committee of the Board. Mr. Reilly has served as Senior Vice President and Chief Procurement Officer for The Schwan Food Company since 2015 and is responsible for procurement and supply base management of raw materials, goods and services. Mr. Reilly joined Schwan Food Company Global Supply Chain, Inc. in 2009, as Vice President of Strategic Sourcing and Material Solutions. Prior to this role, he served as Senior Vice President, Purchasing and Supply Chain/Logistics for Lee Kum Kee Foods America, Inc., Vice President of Procurement & Logistics for Well’s Dairy, and Director of Raw Materials for Sara Lee Corporation. Mr. Reilly earned a BS degree in agricultural economics from the University of Wisconsin - Madison in 1984 and an MBA from the University of Chicago in 1992. Since 2014 he has been a member of the Marshall Municipal Utilities Board of Commissioners. Mr. Reilly’s extensive experience in the food industry and supply chain management makes him well suited to serve on our board of directors.

Sidney W. “Chip” Emery, Director

Mr. Emery is a successful entrepreneur and businessman who brings 50 years of leadership and business experience to the board of directors since joining in July 2021. Mr. Emery sold his company, Supply Chain Services (SCS), a barcode equipment solutions provider for commercial businesses across North America, to a private equity firm in April 2020. Mr. Emery acquired SCS in 2010 and led its significant growth. In 2008, he retired after 10 years as Chairman and CEO of MTS Systems (Nasdaq: MTSC), a leading global manufacturer of mechanical testing solutions. Before joining MTS, he held management positions at Honeywell and Bendix. Mr. Emery is a graduate of the United States Naval Academy, served in Vietnam and attained the rank of Lt. Commander as special assistant to the Secretary of the Navy in the Carter administration. He holds a MS in Operations Research and a PhD from Stanford University in Industrial Engineering. He recently retired from the board of Allete, Inc. a NYSE-listed utilities and energy company. He chairs the University of St. Thomas School of Engineering Board of Governors. Mr. Emery is also a member of the Compensation Committee of the board of directors.

Lynn L. Blake, Director

Ms. Blake joined our board in November 2021. Ms. Blake is also the President of LL Blake Consulting, LLC, an advisory company she formed in 2018 and became a principal in Growth Operators in 2020.  Ms. Blake was previously the Chief Financial Officer for Tactile Systems Technology, Inc. from April 2016 until September 2018. Ms. Blake also served as Chief Financial Officer and Secretary of Taylor-Wharton International LLC, a global industrial products manufacturer, from September 2014 through December 2015. Prior to joining Taylor-Wharton International LLC, Ms. Blake served as Chief Financial Officer and Treasurer of Analysts International Corporation, a leading national information technology services firm, from July 2012 until its sale in October 2013. Ms. Blake also held a variety of senior financial leadership positions at companies including Entegris, Inc., MTS Systems Corporation, and Honeywell International Inc.  She serves both as an advisor and committee member on several private company boards.  Ms. Blake earned her Bachelors of Business Administration from the University of Wisconsin, with majors in Accounting and Finance; and she earned her MBA from the University of Minnesota Carlson School of Management with a dual concentration in Finance and Strategic Management.

Family Relationships

Jon Knochenmus and Brian Knochenmus are father and son.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board Composition and Election of Directors

The Company is managed by our board of directors (the “Board”), which currently has six members (each, a “Director”). Each Director has one vote in all matters that come before them and hold office until the election and qualification of their successors. The Company’s executive officers are appointed by the Board.

Our bylaws will provide that members of our board of directors not appointed pursuant to the Voting Agreement will be elected by a majority vote of our stockholders; provided that if the number of nominees exceeds the number of directors to be elected at a stockholders meeting, the election of directors will be by a plurality of the votes.

The Company is a party to a Voting Agreement dated August 8, 2017 (the “Voting Agreement”) with Schwan’s Shared Services, LLC, a wholly owned subsidiary of Schwan’s Company (formerly The Schwan Food Company, “Schwan’s”), and Eagle Energy, LLC (“Eagle.”). Pursuant to the Voting Agreement, Schwan’s and Eagle each agree to vote their shares in favor of:

1.     Establishing and maintaining the size of the Board at six Directors;

2.     Electing one Director for each of RNI Aquaculture, LLC, Ralco Nutrition, Inc., Schwan’s, and Eagle; and

3.     Electing the then current Chief Executive Officer as a Director.

Our directors elected pursuant to the Voting Agreement are as follows: Jon Knochenmus (RNI), Brian Knochenmus (Ralco), William Reilly (Schwans), and David Fick (Eagle Energy). The Voting Agreement will be terminated effective upon consummation of the IPO.

Director Independence

Under the Nasdaq Marketplace Rules, or the Nasdaq Listing Rules, each committee of our board of directors must be comprised of at least one independent member at the time of listing, a majority of independent directors no later than 90 days after such date and solely independent directors within one year after such date.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director and director nominee. Based upon information provided by each director, our board of directors has determined that Ms. Blake and Messrs. Reilly, Emery, and Fick are independent as defined by the applicable rules of The Nasdaq Stock Market. Our board of directors has determined that the remaining directors are not independent. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Committees

Audit Committee

Effective upon completion of this offering, our audit committee will consist of Ms. Blake and Messrs. Reilly and Fick. Our board of directors has determined that each of such directors are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, or the Exchange Act. The chair of our audit committee will be Ms. Blake. Our board of directors has determined that Ms. Blake is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	monitoring compliance with the code of business and conduct and ethics for financial management;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules of the Securities and Exchange Commission, or the SEC, and the Nasdaq Listing Rules.

Compensation Committee

Effective upon completion of this offering, our compensation committee will consist of Ms. Blake and Messrs. Reilly, Emery, and Fick. Each member of this committee will be a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and meets the requirements for independence under the current Nasdaq Listing Rules. The chair of our compensation committee will be Mr. Reilly. The compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering.

Nominating and Corporate Governance Committee

Effective upon completion of this offering, our nominating and corporate governance committee will consist of Messrs. Reilly, Emery, and Fick. The chair of our nominating and corporate governance committee will be Mr. Emery. Each member of the nominating and corporate governance committee meets the requirements for independence under the current Nasdaq Listing Rules. The nominating and corporate governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our board of directors; and

•	assisting our board of directors on corporate governance matters.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of our board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is also an officer or employee of the Company, nor have any of them ever been an officer or employee of the Company.

Code of Business Conduct and Ethics

In connection with this offering, our board of directors will adopt a written code of business conduct and ethics that will apply to all of our directors, officers and employees. The code of business conduct and ethics will cover fundamental ethics and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal and regulatory requirements. Our code of business conduct and ethics will be posted on the investor relations section of our website at www.trushrimpcompany.com at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Controlled Company

Following the completion of this offering, Ralco Nutrition, Inc., or Ralco, and RNI Aquaculture, LLC, or RNI, together with two of our directors, Jon and Brian Knochenmus, will beneficially own shares representing approximately % of our capital stock based on shares of common stock outstanding. Jon and Brian Knochenmus, father and son, hold certain voting rights of Ralco, all voting rights of RNI, and are directors and/or officers of such entities. As a group, Ralco, RNI and Jon and Brian Knochenmus currently hold, and following the offering, will continue to control a majority of the voting power of shares eligible to vote in the election of our directors. We will therefore be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect, and we have to date so elected, not to comply with certain corporate governance requirements including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors; and

●	the requirement that we have a compensation committee that is composed entirely of independent directors.

Notwithstanding the availability of these exemptions, our current intent is not to rely on them and instead to comply voluntarily with all corporate governance requirements with respect to our Board under applicable Nasdaq rules. However, in the future we may decide to rely on one or all of the exemptions as a controlled company, and if we do, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Limitations on Liability and Indemnification Matters

Our second amended and restated certificate of incorporation, which will be effective immediately prior to the completion of this offering, and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, limits our directors’ liability, and may indemnify our directors and officers to the fullest extent permitted under the General Corporation Law of the State of Delaware, or DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The DGCL and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses, including attorneys’ fees and disbursements, in advance of the final disposition of the proceeding.

We have entered or intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our second amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

The limitation of liability and indemnification provisions in our second amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary compensation information for our “named executive officers” for the year ended December 31, 2021, which consists of our principal executive officer and our two other most highly compensated executive officers. The following table includes all compensation earned by the named executive officers for such period, regardless of whether such amounts were actually paid during the period:

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All other Compe nsation	Total
Name and Position	Year	($) (1)(2)	($)	($)	($)	($)(3)	(4)	($)

Michael B. Ziebell	2021	302,230	—	—	—	4,407	—	306,637
CEO and President	2020	229,665	—	—	—	—	763	230,428
Robert J. Vold	2021	276,793	—	—	—	10,231	960	287,985
Chief Financial Officer	2020	207,918	—	—	—	1,000	2,590	211,508
Bruce Paterson	2021	200,570	—	—	—	5,216	960	206,746
Chief Technical Officer	2020	123,077	—	—	—	—	2,559	125,636

(1)	Represents salaries before any employee contributions under 401(k) plan. Mr. Ziebell's gross compensation includes his contracted annual medical allowance.
(2)	In May 2019, certain executives took salary deferrals that were paid in subsequent years. The deferred amounts are included in the year of payment. In addition, in May 2020, certain executives took a salary reduction which reduced gross pay through June 2021. In September 2021, the Board approved increases to salary in subsequent years to compensate for the reductions. The full amount of the additional amounts to be paid out in subsequent years is included with the 2021 salaries listed.
(3)	Amounts in this column reflect 401(k) matching contributions.
(4)	Includes personal company vehicle usage, employer contributed health savings account match, and cell phone allowance.

Employment Agreements

Michael B. Ziebell

We entered into an amended and restated employment agreement with Mr. Ziebell on October 4, 2021 (the “Ziebell Employment Agreement”), which will remain in effect unless and until terminated in accordance with the terms and conditions set forth in the agreement. The Ziebell Employment Agreement provides for a base salary of $281,500 per year and participation in discretionary bonuses in an equitable manner with all other senior management of the Company. The agreement provides that employment may be terminated by either us or Mr. Ziebell with no less than thirty days’ notice to the other party. If Mr. Ziebell’s employment is terminated by us without cause, as defined in the Ziebell Employment Agreement, or by Mr. Ziebell for good reason, as defined in the Ziebell Employment Agreement, Mr. Ziebell will be entitled to receive 24 months of his continued base salary and a pro rata portion of the bonus paid for the year of termination to the extent not previously paid, as well as 24 months of medical and dental plan coverage. If Mr. Ziebell’s employment is terminated in connection with a change in control, as defined in the Ziebell Employment Agreement, he will be entitled to substantially the same benefits as a termination without cause, except that he shall be paid 24 months of base salary in a lump sum and an amount equal to the target annual bonus for the year, also payable in a lump sum.

Robert J. Vold

We entered into an amended and restated employment agreement with Mr. Vold on October 4, 2021 (the “Vold Employment Agreement”), which will remain in effect unless and until terminated in accordance with the terms and conditions set forth in the agreement. The Vold Employment Agreement provides for a base salary of $267,000 per year and participation in discretionary bonuses in an equitable manner with all other senior management of the Company. The agreement provides that employment may be terminated by either us or Mr. Vold with no less than thirty days’ notice to the other party. If Mr. Vold’s employment is terminated by us without cause, as defined in the Vold Employment Agreement, or by Mr. Vold for good reason, as defined in the Vold Employment Agreement, Mr. Vold will be entitled to receive 24 months of his continued base salary and a pro rata portion of the bonus paid for the year of termination to the extent not previously paid, as well as 24 months of medical and dental plan coverage. If Mr. Vold’s employment is terminated in connection with a change in control, as defined in the Vold Employment Agreement, he will be entitled to substantially the same benefits as a termination without cause, except that he shall be paid 24 months of base salary in a lump sum and an amount equal to the target annual bonus for the year, also payable in a lump sum.

Bruce Paterson, PhD

We entered into an amended and restated employment agreement with Dr. Paterson on October 4, 2021 (the “Paterson Employment Agreement”), which will remain in effect unless and until terminated in accordance with the terms and conditions set forth in the agreement. The Paterson Employment Agreement provides for a base salary of $163,500 per year and participation in discretionary bonuses in an equitable manner with all other senior management of the Company. The agreement provides that employment may be terminated by either us or Dr. Paterson with no less than thirty days’ notice to the other party. If Dr. Paterson’s employment is terminated by us without cause, as defined in the Paterson Employment Agreement, or by Dr. Paterson for good reason, as defined in the Paterson Employment Agreement, Dr. Paterson will be entitled to receive 24 months of his continued base salary and a pro rata portion of the bonus paid for the year of termination to the extent not previously paid, as well as 24 months of medical and dental plan coverage. If Dr. Paterson’s employment is terminated in connection with a change in control, as defined in the Paterson Employment Agreement, he will be entitled to substantially the same benefits as a termination without cause, except that he shall be paid 24 months of base salary in a lump sum and an amount equal to the target annual bonus for the year, also payable in a lump sum.

Outstanding Equity Awards at Fiscal Year End

The following table provides certain summary information concerning outstanding equity awards held by our named executive officers as of December 31, 2020.

	Option Awards (1)
		Number of securities underlying
		unexercised options
					Option	Option
					Exercise	Expiration
Name and Position	Grant Date	Exercisable	Unexercisable		Price	Date

Michael B. Ziebell	April 1, 2018	320,000	-	(2)	$8.97	April 1, 2028
CEO and President
Robert J. Vold	June 11, 2018	113,934	-		$8.97	June 11, 2028
Chief Financial Officer
Bruce Paterson	April 16, 2018	21,333			$8.97	April 16, 2028
Chief Technical Officer

(1)	Unless otherwise set forth below, each option was granted pursuant to the 2017 Plan and vests over three years on a daily basis following the grant date.
(2)	This option was granted pursuant to the 2017 Plan and vested immediately upon granting.

The trū Shrimp Company 2017 Equity Incentive Plan

The trū Shrimp Company 2017 Equity Incentive Plan, or 2017 Plan, was adopted by our board of directors and our stockholders and became effective on February 23, 2017. The 2017 Plan permits the grant of incentive stock options to our employees and non-qualified stock options and awards of stock appreciation rights, restricted stock awards, performance units and stock bonuses to our non-employee directors, officers, employees, consultants, and independent contractors. The purpose of the 2017 Plan is to advance the interests of the Company and its stockholders by enabling the Company to attract and retain persons of skill and ability to perform services for the Company by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives. The following is a summary of the material terms of the 2017 Plan but does not include all of the provisions of such plan. For further information about the 2017 Plan, we refer you to the complete text of the 2017 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Available Shares

Under the 2017 Plan, we reserved 822,934 shares of common stock. The number of shares of common stock reserved for issuance is subject to automatic adjustment in the event of a stock split, stock dividend, or other change in our capitalization. As of September 30, 2021, there were options to purchase an aggregate of 609,934 shares of our common stock outstanding under the 2017 Plan at a weighted-average price of $8.97. In addition, 213,000 shares of common stock with an assumed fair market value of $8.97 per share were issued to a consultant under the 2017 Plan in exchange for services rendered. There are currently no remaining shares available for issuance under the 2017 Plan.

Shares of common stock that are issued under the 2017 Plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares of common stock remaining available for issuance under the 2017 Plan. Any shares of common stock that are subject to an incentive award that lapses, expires, is forfeited or for any reason is terminated unexercised or unvested, and any shares of common stock that are subject to an incentive award that is settled or paid in cash or any form other than shares of common stock, will automatically again become available for issuance under the 2017 Plan. Any shares that constitute the forfeited portion of a restricted stock award, however, will not become available for re-issuance under the 2017 Plan after they have been so forfeited.

Administration

In accordance with the terms of the 2017 Plan, the board of directors or a committee authorized under the board of directors (the body administering the 2017 Plan, the “Committee”), administers the 2017 Plan and, subject to any limitations, approves the recipients of awards and determines, among other things:

•	the number of shares of our common stock covered by options and the dates upon which those options become exercisable;
•	the exercise prices of options;
•	the duration of options (subject to certain limitations set forth in the plan);
•	the methods of payment of the exercise price of options;
•

the number of shares of our common stock subject to any restricted stock awards and the terms and conditions of those awards, including the price (if any), restriction period (subject to certain limitations set forth in the plan), and conditions for repurchase (with respect to restricted stock awards);

•

the forms of payment of the economic value any stock appreciation right awards (i.e., cash, common stock or a combination thereof) and the terms and conditions of those awards, including the vesting schedule, exercise price, and payment terms (subject to certain limitations set forth in the plan).

Eligibility for Participation

The persons eligible to receive awards under the 2017 Plan are our employees, non-employee directors and any consultant or independent contractor.

Stock Options and Stock Appreciation Rights

The Committee may grant non-statutory stock options, that is, options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, to purchase shares of our common stock as well as “incentive stock options.” The Committee may also grant stock appreciation rights. With respect to options and stock appreciation rights, the Committee determines the number of shares of common stock subject to each award, the vesting schedule, the method and procedure to exercise vested awards, restrictions on transfer of awards and any shares acquired pursuant to the exercise of an option, and the other terms of each award. The exercise price per share of any option or stock appreciation right must be at least equal to the fair market value of a share of our common stock on the date of grant.

Exercisability and Duration

The Committee will specify in the grant agreement for an option or stock appreciation right the time or times at which, or the conditions upon which, the option or stock appreciation right or any portion thereof will become vested and exercisable; provided, however, that no incentive stock option may be exercisable after ten (10) years from its date of grant (five (5) years from its date of grant if, at the time the incentive stock option is granted, the participant owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company). Each award will be subject to earlier vesting, expiration, cancellation or termination as provided in the 2017 Plan or in the relevant grant agreement.

Manner of Exercise and Exercise Price

The Committee determines the exercise price at the time of the option grant; provided, however, that such price will not be less than one hundred percent (100%) of the fair market value of one share of common stock on the date of grant (or, with respect to an incentive stock option, one hundred ten percent (110%) of the fair market value if, at the time the incentive stock option is granted, the participant owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

An option may be exercised by a participant in whole or in part from time to time, subject to the conditions contained in the 2017 Plan and in the award agreement, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company, and by paying in full the total exercise price for the shares of common stock. The Committee may allow payment of exercise price to be made, in whole or in part, by broker-assisted cashless exercise, previously acquired shares, a promissory note (on terms acceptable to the Committee in its sole discretion) or a combination of such methods, or by any other form of payment the Committee may authorize.

Restricted Stock Awards

The Committee may grant stock restricted stock awards to participants. The Committee, in its sole discretion, will specify the time or times at which, or the conditions upon which, an award of restricted stock or a portion thereof will become vested and no longer be forfeitable and the time or times at which, or the conditions upon which, any such award or portion thereof will become vested. Participants who receive restricted stock awards will generally have all the rights of a shareholder, including the right to vote the shares. Unless otherwise determined by the Committee, any dividends paid on unvested restricted stock awards will be subject to the same restrictions and risk of forfeiture as the shares to which the dividends or distributions relate.

Performance Units

The Committee may provide for awards in the form of stock, cash or a combination of both, upon the achievement of established employment, service, performance or other goals. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the 2017 Plan, to the vesting of such performance units as it deems appropriate, including, without limitation, that the participant remain in the continuous employ or service for a certain period or that the participant or the Company (or any Subsidiary or division thereof) satisfy certain performance goals or criteria. The Committee has the sole discretion to determine the form in which payment of the economic value of performance units is to be made to a participant (i.e., cash, Common Stock or any combination thereof) or to consent to or disapprove the election by a participant of the form of such payment.

Stock Bonuses

The Committee may grant stock bonuses which will be subject to such terms and conditions, consistent with the other provisions of the 2017 Plan, as may be determined by the Committee. The recipient will have all voting, dividend, liquidation and other rights with respect to the shares of common stock issued as a stock bonus upon becoming the holder of record of such shares; provided, however, that the Committee may impose such restrictions on the assignment or transfer of a stock bonus as it deems appropriate.

Stockholder Rights

Except as otherwise expressly specified in the 2017 Plan or in a grant agreement, no participant will have any rights as a stockholder with respect to any shares of our common stock covered by or relating to any award granted pursuant to the 2017 Plan until the date a participant becomes the registered owner of such shares of common stock. No adjustment will be made for dividends or distributions with respect to such awards as to which there is a record date preceding the date the participant becomes the holder of record of such shares, except as the Committee may determine in its discretion.

Amendment and Termination

The 2017 Plan will terminate and no incentive award may be granted under the 2017 Plan after the date that is ten years from the date the board of directors approved the 2017 Plan.

Our board of directors may suspend or terminate the 2017 Plan or any portion thereof at any time, and may amend the 2017 Plan from time to time in such respects as it may deem advisable in order that incentive awards will conform to any change in applicable laws or regulations or in any other respect the board may deem to be in the best interests of the Company; provided, however, that no amendments to the 2017 Plan will be effective without approval of the stockholders of the Company if stockholders approval of the amendment is then required pursuant to Section 422 of the Internal Revenue Code or the rules of Nasdaq. Subject to certain exceptions, no termination, suspension or amendment of the Plan may adversely affect any outstanding incentive award without the consent of the affected participant.

Change in Control

In the event of a change in control, as defined in the 2017 Plan, the  Committee in its sole discretion, may provide for the full or partial acceleration of outstanding incentive awards of some or all participants, the complete termination of the 2017 Plan and cancellation of outstanding incentive awards not exercised, continuance of the 2017 Plan with respect to outstanding incentive awards, replacement or exchange of incentive awards for options to purchase similar securities of the successor entity, substitution of outstanding incentive awards of shares of common stock of the entity acquiring control of the Company, or cash in an amount equal to the excess of the per share price paid in connection with the change in control over the exercise price per share of an incentive award, multiplied by the number of shares subject to such incentive award.

Transferability

Awards granted under the 2017 Plan are generally nontransferable other than by will or the laws of descent and distribution, unless approved by the Committee in its sole discretion. Participants are entitled to designate a beneficiary to receive their awards upon death.

The trū Shrimp Company 2019 Equity Incentive Plan as to be Amended and Restated

The trū Shrimp Company 2019 Equity Incentive Plan, or 2019 Plan, was adopted by our board of directors and our stockholders and became effective on February 15, 2019. We plan to amend and restate prior to completion of this offering. The following summary of the 2019 Plan gives effect to our planned amendment and restatement prior to completion of this offering.

The 2019 Plan permits the grant of incentive stock options to our employees and non-qualified stock options and awards of stock appreciation rights, restricted stock awards, restricted stock unit awards, performance units and stock bonuses to our non-employee directors, officers, employees, consultants, and independent contractors. The purpose of the 2019 Plan is to advance the interests of the Company and its stockholders by enabling the Company to attract and retain persons of skill and ability to perform services for the Company by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives. The following is a summary of the material terms of the 2019 Plan, as planned to be amended and restated prior to completing this offering, but does not include all of the provisions of such plan. For further information about the 2019 Plan, we refer you to the complete text of the 2019 Plan as to be amended and restated, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Available Shares

Under the 2019 Plan, we reserved 1,000,000 shares of common stock. The number of shares of common stock reserved for issuance is subject to automatic adjustment in the event of a stock split, stock dividend, or other change in our capitalization. As of September 30, 2021, there were options to purchase an aggregate of 52,500 shares of our common stock outstanding under the 2019 Plan at a weighted-average exercise price of $15.00. The maximum number of shares of common stock that can be granted in connection with an incentive stock option is one million (1,000,000). The maximum number of shares of common stock subject to awards granted during a single fiscal year to any non-employee director of the Company, together with any cash fees paid to such non-employee director during the fiscal year shall not exceed a total value of $500,000 (calculating the value of any incentive awards based on the grant date fair market value of a share of common stock for financial reporting purposes).  The President or CEO of the Company is authorized to grant up to 175,000 stock options annually it is sole discretion. Any granting of over 50,000 stock options to any individual participant will still require necessary Committee approval.

Any shares of common stock granted in connection with options and stock appreciation rights shall be counted against the limits as one (1) share for every one (1) option or stock appreciation right awarded. Any shares of common stock granted in connection with awards other than options and stock appreciation rights shall be counted against the limits as two (2) shares of common stock for every one (1) share of common stock granted in connection with such incentive award.

Shares of common stock underlying any awards that lapse, expire, are forfeited or for any reason are terminated unexercised or unvested without issuance of the full number of shares of common stock to which the award related will again be available for issuance under the 2019 Plan. Any shares of common stock that again become available for future grants will be added back as one (1) share if such shares were subject to options or stock appreciation rights and as two (2) shares if such shares were subject to other awards.

Administration

In accordance with the terms of the 2019 Plan, the board of directors or a committee authorized under the board of directors (the body administering the 2019 Plan, the “Committee”), administers the 2019 Plan and, subject to any limitations, approves the recipients of awards and determines, among other things:

•	the number of shares of our common stock covered by options and the dates upon which those options become exercisable;
•	the exercise prices of options;
•	the duration of options (subject to certain limitations set forth in the plan);
•	the methods of payment of the exercise price of options;
•

the number of shares of our common stock subject to any restricted stock awards and the terms and conditions of those awards, including the price (if any), restriction period (subject to certain limitations set forth in the plan), and conditions for repurchase (with respect to restricted stock awards);

•

the forms of payment of the economic value any stock appreciation right awards (i.e., cash, common stock or a combination thereof) and the terms and conditions of those awards, including the vesting schedule, exercise price, and payment terms (subject to certain limitations set forth in the plan).

Eligibility for Participation

The persons eligible to receive awards under the 2019 Plan are our employees, non-employee directors and any consultant or independent contractor.

Stock Options and Stock Appreciation Rights

The Committee may grant non-statutory stock options, that is, options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, to purchase shares of our common stock as well as “incentive stock options.” The Committee may also grant stock appreciation rights. With respect to options and stock appreciation rights, the Committee determines the number of shares of common stock subject to each award, the vesting schedule, the method and procedure to exercise vested awards, restrictions on transfer of awards and any shares acquired pursuant to the exercise of an option, and the other terms of each award. The exercise price per share of any option or stock appreciation right must be at least equal to the fair market value of a share of our common stock on the date of grant.

Exercisability and Duration

The Committee will specify in the grant agreement for an option or stock appreciation right the time or times at which, or the conditions upon which, the option or stock appreciation right or any portion thereof will become vested and exercisable; provided, however, that no incentive stock option may be exercisable after ten (10) years from its date of grant (five (5) years from its date of grant if, at the time the incentive stock option is granted, the participant owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company). Each award will be subject to earlier vesting, expiration, cancellation or termination as provided in the 2019 Plan or in the relevant grant agreement. Unless otherwise provided in the grant agreement, no stock option or stock appreciation right may vest and become exercisable earlier than one (1) year following the grant date.

Manner of Exercise and Exercise Price

The Committee determines the exercise price at the time of the option grant; provided, however, that such price will not be less than one hundred percent (100%) of the fair market value of one share of common stock on the date of grant (or, with respect to an incentive stock option, one hundred ten percent (110%) of the fair market value if, at the time the incentive stock option is granted, the participant owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

An option may be exercised by a participant in whole or in part from time to time, subject to the conditions contained in the 2019 Plan and in the award agreement, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company, and by paying in full the total exercise price for the shares of common stock. The Committee may allow payment of exercise price to be made, in whole or in part, by broker-assisted cashless exercise, previously acquired shares, a promissory note (on terms acceptable to the Committee in its sole discretion) or a combination of such methods, or by any other form of payment the Committee may authorize.

Restricted Stock Awards

The Committee may grant stock restricted stock awards to participants. The Committee, in its sole discretion, will specify the time or times at which, or the conditions upon which, an award of restricted stock or a portion thereof will become vested and no longer be forfeitable and the time or times at which, or the conditions upon which, any such award or portion thereof will become vested. Participants who receive restricted stock awards will generally have all the rights of a shareholder, including the right to vote the shares. Unless otherwise determined by the Committee, any dividends paid on unvested restricted stock awards will be subject to the same restrictions and risk of forfeiture as the shares to which the dividends or distributions relate. Unless otherwise provided in the grant agreement, no restricted stock may vest earlier than one (1) year following the grant date.

Restricted Stock Unit Awards

The Committee may grant stock restricted stock unit awards to participants. Upon lapse of the risk of forfeiture, these awards are transferred to the participant in the form of cash, stock, or a combination of both. The Committee, in its sole discretion, will specify the time or times at which, or the conditions upon which, an award of restricted stock units or a portion thereof will become vested and no longer be forfeitable and the time or times at which, or the conditions upon which, any such award or portion thereof will become vested. Participants who receive restricted stock unit awards will not have any voting, dividend, liquidation, or other rights with respect to the shares of common stock subject to the award until the restrictions on the awards have lapsed and shares of common stock have been transferred to the participant; provided, however, at the discretion of the Committee, each restricted stock unit may be credited with an amount equal to the cash and stock dividends paid by the Company with respect to one share of common stock. Unless otherwise provided in the grant agreement, no restricted stock units may vest earlier than one (1) year following the grant date.

Performance Units

The Committee may provide for awards in the form of stock, cash or a combination of both, upon the achievement of established employment, service, performance or other goals. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the 2019 Plan, to the vesting of such performance units as it deems appropriate, including, without limitation, that the participant remain in the continuous employ or service for a certain period or that the participant or the Company (or any Subsidiary or division thereof) satisfy certain performance goals or criteria. The Committee has the sole discretion to determine the form in which payment of the economic value of performance units is to be made to a participant (i.e., cash, Common Stock or any combination thereof) or to consent to or disapprove the election by a participant of the form of such payment.

Stock Bonuses

The Committee may grant stock bonuses which will be subject to such terms and conditions, consistent with the other provisions of the 2019 Plan, as may be determined by the Committee. The recipient will have all voting, dividend, liquidation and other rights with respect to the shares of common stock issued as a stock bonus upon becoming the holder of record of such shares; provided, however, that the Committee may impose such restrictions on the assignment or transfer of a stock bonus as it deems appropriate.

Stockholder Rights

Except as otherwise expressly specified in the 2019 Plan or in a grant agreement, no participant will have any rights as a stockholder with respect to any shares of our common stock covered by or relating to any award granted pursuant to the 2019 Plan until the date a participant becomes the registered owner of such shares of common stock. No adjustment will be made for dividends or distributions with respect to such awards as to which there is a record date preceding the date the participant becomes the holder of record of such shares, except as the Committee may determine in its discretion.

Amendment and Termination

The 2019 Plan will terminate and no incentive award may be granted under the 2019 Plan after the date that is ten years from the date the board of directors approved the 2019 Plan.

Our board of directors may suspend or terminate the 2019 Plan or any portion thereof at any time, and may amend the 2019 Plan from time to time in such respects as it may deem advisable in order that incentive awards will conform to any change in applicable laws or regulations or in any other respect the board may deem to be in the best interests of the Company; provided, however, that no amendments to the 2019 Plan will be effective without approval of the stockholders of the Company if stockholders approval of the amendment is then required pursuant to Section 422 of the Internal Revenue Code or the rules of Nasdaq. Subject to certain exceptions, no termination, suspension or amendment of the Plan may adversely affect any outstanding incentive award without the consent of the affected participant.

Change in Control

In the event of a change in control, as defined in the 2019 Plan, any unvested incentive awards where the risk of forfeiture is based solely on continuous service will lapse, any stock options or stock appreciation rights will become immediately exercisable with respect to 100% of the shares subject to such options or stock appreciation rights, and any service-based restrictions upon any restricted stock awards or restricted stock unit awards shall immediately expire. With respect to any performance-based restrictions, the  Committee in its sole discretion, may provide for the full or partial acceleration of outstanding incentive awards of some or all participants, the complete termination of the 2019 Plan and cancellation of outstanding incentive awards not exercised, continuance of the 2019 Plan with respect to outstanding incentive awards, replacement or exchange of incentive awards for options to purchase similar securities of the successor entity, substitution of outstanding incentive awards of shares of common stock of the entity acquiring control of the Company, or cash in an amount equal to the excess of the per share price paid in connection with the change in control over the exercise price per share of an incentive award, multiplied by the number of shares subject to such incentive award.

Transferability

Awards granted under the 2019 Plan are generally nontransferable other than by will or the laws of descent and distribution, unless approved by the Committee in its sole discretion. Participants are entitled to designate a beneficiary to receive their awards upon death.

Sub-Plans

The Committee may from time to time establish sub-plans under the 2019 Plan for purposes of satisfying securities, tax, or other laws of various jurisdictions in which the company intends to grant incentive awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed part of the 2019 Plan, but each sub-plan shall apply only to the participant’s in the jurisdiction for which the sub-plan was designed.

401(k) Plan

We provide an employee retirement plan under Section 401(k) of the Internal Revenue Code (the “401(k) plan”), to all United States employees who are eligible employees as defined in the 401(k) plan. Subject to annual limits set by the Internal Revenue Service, we match 100% of eligible employee contributions up to a maximum of 4% and 50% of eligible employee contributions up to a maximum of 5% of an employee’s salary and vesting in our match is immediate. We made contributions in connection with the 401(k) plan during the years ended December 31, 2020 and 2019, of $21,767 and $71,306, respectively.

Non-Employee Director Compensation

To date, our directors who are not full-time officers or employees of our company have not received compensation. Upon completion of this offering, directors who are also full-time officers or employees of our company will receive no additional compensation for serving as directors, and directors who are not fulltime officers or employees of our company, or non-employee directors, will receive compensation, if any, pursuant to a compensation policy we expect to implement for our non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions or series of similar transactions, since the beginning of our last fiscal year, or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded $120,000; and
•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under the section titled “Executive Compensation.”

Agreements with Ralco Nutrition Inc. and RNI Aquaculture, LLC

As described below, the Company has several related party transactions with Ralco Nutrition Inc., or Ralco, and RNI Aquaculture, LLC, or RNI, an entity owned by Ralco and Jon and Brian Knochenmus, two of our directors. Ralco and RNI are two of our largest stockholders. Brian Knochenmus is the President and Chief Executive Officer of Ralco and Manager of RNI. Jon Knochenmus is President Emeritus of Ralco and also a Manager of RNI.

Shared Services Agreement

The Company and Ralco have a Shared Services Agreement, or SSA, whereby Ralco provides the Company with finance and accounting services, marketing consultation, human resources assistance, information technology and telecommunications services, technical support and certain other services at prices specified in the SSA. The SSA has been extended to December 31, 2021 and contains an automatic renewal clause unless otherwise amended or terminated by the parties.

For the calendar year 2020 and 2019, the Company paid Ralco $340,609 and $582,645, respectively, for an average of $28,384 and $48,554 per month, respectively, pursuant to the SSA.

For the calendar year 2020 and 2019, Ralco advanced $55,556 and $153,345 of expenses related to the Company’s operations, exclusive of the amounts paid under the SSA.

As of September 30, 2021, and 2020, the Company owed Ralco $113,267 and $ 176,263, respectively.

The trū Shrimp Innovation Center

Annual rental income related to the Company leasing a portion of its facility to Ralco was $49,219 in both 2020 and 2019. Future scheduled annual rental income amounts are expected to be $49,219 in 2021 through 2023.

The Balaton Warehouse

The Company is also currently leasing 700 square feet of the building located at 101 E. 2nd Street, Balaton, MN, from Ralco Nutrition. Rent expense related to this lease was $3,780 in 2020 and 2019. This lease expired on October 1, 2019 and is currently operating on a month-to-month basis on the same terms until terminated by the parties.

The RTC Lease/Purchase

Effective January 1, 2018, the Company leased the Ralco Technology Campus or “RTC” from Knochenmus Enterprises LLP, or Enterprises. Enterprises is controlled by Jon Knochenmus, a director of the Company and President Emeritus of Ralco, and is owned by certain members of his family. The RTC consists of the former Balaton Community School and a greenhouse with connected shop totaling 47,300 square feet, a parking lot, and some vacant land located at 330 3rd Street, Balaton, Minnesota.

Excluded from above was Balaton Bay Reef. Construction of Balaton Bay Reef was completed in 2018, and the facility was placed in service in the fall of 2018. The cost of BBR was entirely paid by trū Shrimp.

On April 18, 2018, the Company agreed to purchase the RTC from Enterprises for $1,300,000 pursuant to a contract for deed. After the $200,000 down payment which was paid in January 2019, the Company issued Enterprises a note payable in a principal amount of $1,100,000 at an annual interest rate of 6.75%, fully amortized over 15 years with a monthly payment of $9,734. In a separate but related transaction, the Company purchased certain furniture, fixtures and equipment located at the RTC from Ralco. The transactions closed on July 1, 2018.

Effective with the closing of the RTC purchase, the Company leased Ralco 8,518 square feet of office, laboratory, shop, storage, headhouse and greenhouse space and 5,000 square feet of land at annual base rents of $6.50 and $0.50 per square foot, respectively, for a total monthly rent of $4,912, or the Ralco Lease. The Ralco Lease is for a term of five years expiring on June 30, 2023. Ralco is responsible for its pro rata share of operating costs, including property taxes, insurance, repairs and maintenance, and utilities for the areas that are not separately metered. At any time during the Ralco Lease, the Company may require Ralco to vacate some or all of its space upon six months’ written notice and forgiveness of three months’ rent.

Effective October 1, 2018, the Ralco Lease was amended so that Ralco will only lease 6,725 square feet of space. The same base rental rates will apply, for a total monthly rent of $3,643. Ralco’s pro rata share of operating costs is now fixed at $459 per month.

Rental income related to the Ralco Lease was $49,219 in both 2020 and 2019. Future scheduled annual rental income amounts are expected to be $49,219.

Intellectual Property Nonexclusive License Agreement

Effective September 15, 2017, the Company entered into a license agreement with Ralco under which Ralco licenses trademarks and patent rights related to MICROBRIAL CATALYST technology and MICROFUSED Essential Oil Technology, as well as intellectual property rights related to ENMAX FEED PHILOSOPHY. The MICROBRIAL CATALYST technology stimulates microbes and unlock enzymes to liberate nutrients and improve animal health. The MICROFUSED Essential Oil Technology transforms essential oils into microscopic droplets which better enables the use of such oils as alternatives to traditional antibiotics in managing animal health. ENMAX FEED PHILOSOPHY enables more precision of protein content in our feed.

The license is non-exclusive and the agreement renews for successive one-year terms unless otherwise terminated by either party. Ralco received 1,000,000 shares of common stock of the Company upon entry into the agreement. Ralco is also entitled to a royalty per ton of feed upon agreement of the parties when certain formulations and processes are complete. The royalty amount has not yet been determined and no royalty obligations currently exist under the agreement.

Anti-Dilution and Conversion Rights of Certain Stockholders Affiliated with Mr. Emery

In May 2021, the Company entered into stock purchase agreements with two investors affiliated with Mr. Sidney W. "Chip" Emery, one of our directors, that provided each such investor the right to purchase 267,953 shares of the Company's common stock for a two-year period at the lowest price the Company sells its common stock for during that period to any third-party investor (or group of investors) that purchases an aggregate amount of at least $5,000,000 of common stock.

In addition, the Company granted the same two investors the right to convert their existing shares of common stock and any shares they could acquire through the exercise of stock warrants or the additional right to purchased shares, as described above, into the same class or securities (e.g., preferred stock) issued to any new investor (or group of investors) that purchase an aggregate amount of at least $5,000,000 of such securities, with such conversion being at an equivalent price per share of common stock equal to or lower than $9.33.

Eagle Energy Note

On July 31, 2019, the Company executed a $6,000,000 promissory note with Eagle Energy LLC (“Eagle Energy”), a stockholder of the Company. The stated interest rate is equal to 6.45% per annum. The note matures on June 1, 2026 with interest only payments for the first 36 months and with quarterly principal payments of $300,000 and interest payments commencing on September 1, 2022. The note is secured by substantially all assets of the Company and can be prepaid at any time without penalty. The Company is required to obtain consent from Eagle Energy before entering any material transaction including incurring additional debt. The Company incurred $120,000 of financing costs associated with this debt, which is recorded net of debt and amortized over the life of the loan.

Other Transactions

We have entered into employment agreements with our Chief Executive Officer, Chief Financial Officer and Chief Technical Officer that, among other things, provide for compensatory benefits. For a description of these agreements and arrangements with these individuals, see the section titled “Executive Compensation —Employment Agreements.”

Indemnification Agreements

We have entered or intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. For more information regarding these indemnification agreements, see “Management — Limitations on Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

Our board of directors will adopt a written related party transaction policy, to be effective upon the completion of this offering, setting forth the policies and procedures for the review and approval or ratification of related-party transactions. This policy will cover any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related party had or will have a direct or indirect material interest, as determined by the audit committee of our board of directors, including, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party.

All related party transactions described in this section occurred prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy. However, these transactions were reviewed and approved by our board of directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 1, 2022, and as adjusted to reflect the sale of common stock in this offering, for:

●	each of our directors;
●	each of our named executive officers;
●	all of our current directors and executive officers as a group; and
●	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

Ownership information provided below assumes no exercise of the underwriter’s over-allotment option.

The column entitled “Beneficial Ownership Prior to this Offering” is based on 12,128,684 shares of our common stock outstanding as of February 1, 2022. The column entitled “Beneficial Ownership After this Offering” is based on 14,013,732 shares of our common stock to be outstanding after this offering, assuming the sale of 1,500,000 shares of common stock in this offering and the conversion of our convertible notes into 385,084 shares of common stock, assuming an offering price of $10.00 per Unit, the midpoint of the price range set forth on the cover page of this prospectus.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, including the right to acquire beneficial ownership of that security within 60 days, including through outstanding options and warrants that are currently exercisable within 60 days of February 1, 2022. Options to purchase shares of our common stock that are exercisable within 60 days of February 1, 2022 are deemed to be beneficially owned by the persons possessing those rights and are treated as outstanding for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Except as indicated in the footnotes below, each of the beneficial owners named in the table below has, and upon completion of this offering will have, to our knowledge, sole voting and investment power with respect to all shares of common stock listed as beneficially owned by him or her, except for shares owned jointly with that person’s spouse. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o The trū Shrimp Companies, Inc., 330 Third Street, Balaton, Minnesota 56115.

	Beneficial Ownership Prior to this Offering		Beneficial Ownership After this Offering
Name of Beneficial Owner	Number	Percent (1)	Number	Percent (1)
5% Beneficial Owners
Ralco Nutrition, Inc.(2)	7,210,358	58.9%	7,210,358	51.5%
Schwan’s Shared Services, LLC	1,114,827	9.2%	1,114,827	8.0%
Eagle Energy, LLC	613,147	5.1%	613,147	4.4%

Directors and Named Executive Officers
Jon Knochenmus(3)	7,285,130	59.7%	7,285,130	51.6%
Brian Knochenmus(4)	7,257,623	59.5%	7,257,623	51.5%
William Reilly	–	–	-	-
David Fick(5)	613,147	5.1%	748,475	5.3%
Sidney W. “Chip” Emery(6)	685,906	5.6%	821,234	5.8%
Michael B. Ziebell(7)	320,000	2.6%	320,000	2.2%
Robert J. Vold(8)	113,934	–	113,934	0.8%
Bruce Paterson(9)	21,333	–	21,333	0.2%
Lynn L. Blake	–	–

All Directors and Executive Officers as a Group (8 persons) (10)	9,039,450	72.9%	9,310,106	65.9%

(1)	Percentages are based on 12,128,684 shares of common stock outstanding on February 1, 2022 and 1,500,000 shares sold in this offering.

(2)

Beneficial ownership includes 6,025,648 shares held by RNI Aquaculture, LLC, or RNI, a subsidiary of Ralco Nutrition, Inc., or Ralco, for which Ralco has sole dispositive power but does not have voting power; and 75,000 shares that may be acquired upon exercise of warrants held by Ralco.

(3)

Beneficial ownership includes 6,025,648 shares held by RNI, 1,109,710 shares held by Ralco, and 30,765 shares held by Knochenmus Enterprises, for which Mr. Knochenmus has shared voting and dispositive power; 21,507 shares held by Mainstar Trust, for which Mr. Knochenmus has sole voting and dispositive power; and 75,000 shares that may be acquired upon exercise of warrants held by Ralco, 16,500 shares that may be acquired upon exercise of warrants held by Knochenmus Enterprises, and 6,000 shares that may be acquired upon exercise of warrants held through Mainstar Trust.

(4)

Beneficial ownership includes 6,025,648 shares held by RNI, 1,109,710 shares held by Ralco, and 30,765 shares held by Knochenmus Enterprises, for which Mr. Knochenmus has shared voting and dispositive power; and 75,000 shares that may be acquired upon exercise of warrants held by Ralco and 16,500 shares that may be acquired upon exercise of warrants held by Knochenmus Enterprises,

(5)

Beneficial ownership includes 613,147 shares held by Eagle Energy, LLC, for which Mr. Fick has shared voting and dispositive power. Beneficial Ownership After this Offering includes 67,664 shares of common stock to be issued upon conversion of convertible notes held by Mr. Fick and Darlene Fick in the aggregate original principal amount of $500,000 into Units in connection with this offering and the exercise of warrants to purchase an additional 67,664 shares of common stock underlying such Units, in each case assuming an offering price of $10.00 per Unit, the midpoint of the price range set forth on the cover page of this prospectus.

(6)

Beneficial ownership includes 267,953 shares held by the Sidney Williams Emery Jr. Trust and 267,953 shares held by the Vicki Lee Emery Trust; and 75,000 shares that may be acquired upon exercise of warrants held by the Sidney Williams Emery Jr. Trust and 75,000 shares that may be acquired upon exercise of warrants held by the Vicki Lee Emery Trust. Beneficial Ownership After this Offering includes 67,664 shares of common stock to be issued upon conversion of convertible notes held by the Vicki Lee Emery Trust in the aggregate original principal amount of $500,000 into Units in connection with this offering and the exercise of warrants to purchase an additional 67,664 shares of common stock underlying such Units, in each case assuming an offering price of $10.00 per Unit, the midpoint of the price range set forth on the cover page of this prospectus.

(7)	Beneficial ownership includes 320,000 issuable upon exercise of stock options.

(8)	Beneficial ownership includes 113,934 issuable upon exercise of stock options.

(9)	Beneficial ownership includes 21,333 issuable upon exercise of stock options.

(10)

Includes 455,267 shares that may be acquired upon the exercise of stock options and 247,500 shares that may be acquired upon the exercise of warrants. Beneficial Ownership After this Offering includes 135,328 shares of common stock to be issued upon conversion of convertible notes held by directors in the aggregate original principal amount of $500,000 into Units in connection with this offering and the exercise of warrants to purchase an additional 135,328 shares of common stock underlying such Units, in each case assuming an offering price of $10.00 per Unit, the midpoint of the price range set forth on the cover page of this prospectus.

DESCRIPTION OF SECURITIES

The following descriptions are summaries of the material terms of our second amended and restated certificate of incorporation, amended and restated bylaws and of the DGCL, both of which will become effective upon completion of this offering. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our second amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

We are offering Units in this offering at an assumed public offering price of $       per Unit. Each Unit consists of one share of our common stock and one warrant to purchase one share of our common stock at an exercise price equal to $     , which is 100% of the assumed public offering price per Unit. Our Units will not be certificated and the shares of our common stock and the warrants part of such Units are immediately separable and will be issued separately in this offering. We are also registering the shares of common stock issuable upon exercise of the warrants that are part of the Units. These securities are being issued pursuant to an underwriting agreement between us and the underwriters. You should review the underwriting agreement and the form of warrant, each filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

General

Our second and amended restated certificate of incorporation which will authorize us to issue up to 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share. On a pro forma basis as of September 30, 2021, assuming the effectiveness of the conversion of outstanding unsecured convertible promissory notes discussed below with a conversion price based on an offering price of $10.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) and the exchange of our one outstanding share of Series X Preferred Stock for one share of common stock, there were 13,970,855 shares of our common stock issued, held by approximately 180 stockholders of record, and no shares of our preferred stock outstanding. Our board of directors is authorized, without stockholder approval, to issue additional shares of our capital stock.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders.

Dividend Rights

Holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose.

Rights and Preferences

Holders of our common stock will have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Right to Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Warrants

Overview

The following summary of certain terms and provisions of the warrants included as part of the Units offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement, or Warrant Agent Agreement between us the Warrant Agent, and the form of Warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the Warrant Agent Agreement, including the annexes thereto, and form of warrant.

Exercisability

The warrants that are part of the Units are exercisable at any time after their original issuance and at any time up to the date that is five (5) years after their original issuance. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, by utilizing the exercise form on the reverse side of the warrant certificate completing and executing as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Under the terms of the Warrant Agent Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the warrants, the holders of the warrants shall have the right to exercise the warrants solely via a cashless exercise feature provided for in the warrants, until such time as there is an effective registration statement and current prospectus relating to common stock issuable upon exercise of the warrants.

Exercise Limitation

A holder may not exercise any portion of a warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common stock of the Company after exercise, as such percentage ownership is determined in accordance with the terms of the warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price

The warrants issued in this offering entitle the registered holder to purchase one share of our common stock at an assumed price equal to $     per share (100% of the assumed $     public offering price per Unit), subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years after the date of issuance of such warrant.

The exercise price is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fractional Shares

No fractional shares of common stock will be issued upon exercise of the warrants. As to any fraction of a share which the warrant holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Transferability

Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We intend apply for listing of the warrants that are part of the Units offered hereby on the Nasdaq Capital Market under the symbol “BTRUW.” No assurance can be given that our listing application will be approved.

Warrant Agent; Global Certificate

The warrants offered hereby will be issued in registered form under a Warrant Agent Agreement between the Warrant Agent and us. The warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. Our transfer agent, VStock Transfer, LLC, will serve as the Warrant Agent.

Fundamental Transactions

In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder

The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law

The warrants and the Warrant Agent Agreement are governed by New York law.

Registration

The Company will be required to use its reasonable best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part or to file and maintain the effectiveness of another registration statement and another current prospectus covering the warrants and the shares of common stock issuable upon exercise of the warrants. The Company shall provide to the Warrant Agent and each warrant holder prompt written notice of any time that the Company is unable to deliver the shares of common issuable upon exercise of the warrants via DTC transfer or otherwise without restrictive legend because (A) the Commission has issued a stop order with respect to the registration statement, (B) the Commission otherwise has suspended or withdrawn the effectiveness of the registration statement, either temporarily or permanently, (C) the Company has suspended or withdrawn the effectiveness of the registration statement, either temporarily or permanently, (D) the prospectus contained in the registration statement is not available for the issuance of such shares of common stock to the warrant holder or (E) otherwise (each, a “Restrictive Legend Event”).

To the extent that the warrants cannot be exercised as a result of a Restrictive Legend Event or a Restrictive Legend Event occurs after a warrant holder has exercised warrants in accordance with the terms of the warrants but prior to the delivery of the underlying shares of common stock, the Company shall, at the election of the warrant holder, which shall be given within five (5) days of receipt of such notice of the Restrictive Legend Event, either (A) rescind the previously submitted election to purchase such shares of common stock and the Company shall return all consideration paid by registered warrant holder for such shares upon such rescission or (B) treat the attempted exercise as a “cashless exercise” as described below and refund the cash portion of the exercise price to the warrant holder.

Cashless Exercise

If a Restrictive Legend Event has occurred, the warrant shall only be exercisable on a cashless basis. Notwithstanding anything herein to the contrary, the Company shall not be required to make any cash payments or net cash settlement to the warrant holder in lieu of delivery of the warrant shares. Upon a “cashless exercise,” the warrant holder shall be entitled to receive the number of shares of common stock equal to the quotient obtained by dividing (A-B) (X) by (A), where:

(A) = as applicable: (i) the VWAP on the trading day immediately preceding the date of the applicable notice of exercise if such notice is (1) both executed and delivered on a day that is not a trading day or (2) both executed and delivered on a trading day prior to the opening of regular trading hours on such trading day, (ii) at the option of the warrant holder, either (y) the VWAP on the trading day immediately preceding the date of the applicable notice of exercise or (z) the bid price of the common stock on the principal trading market as reported by Bloomberg L.P. as of the time of the warrant holder’s execution of the applicable notice of exercise if such notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a trading day), or (iii) the VWAP on the date of the applicable notice of exercise if the date of such notice of exercise is a trading day and such notice of exercise is both executed and delivered after the close of “regular trading hours” on such trading day.

(B) = the exercise price of the warrant, as adjusted as set forth herein; and

(X) = the number of shares of common stock that would be issuable upon exercise of the warrant in accordance with the terms of the warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

Notwithstanding anything in the warrant to the contrary, the outstanding warrants shall be automatically exercised via a cashless exercise.

anti-dilution and conversion rights of certain stockholders

In May 2021, the Company entered into stock purchase agreements with two investors affiliated with Mr. Sidney W. "Chip" Emery, one of our directors, that provided each such investor the right to purchase 267,953 shares of the Company's common stock for a two-year period at the lowest price the Company sells its common stock for during that period to any third-party investor (or group of investors) that purchases an aggregate amount of at least $5,000,000 of common stock.

In addition, the Company granted the same two investors the right to convert their existing shares of common stock and any shares they could acquire through the exercise of stock warrants or the additional right to purchased shares, as described above, into the same class or securities (e.g., preferred stock) issued to any new investor (or group of investors) that purchase an aggregate amount of at least $5,000,000 of such securities, with such conversion being at an equivalent price per share of common stock equal to or lower than $9.33.

unsecured convertible promissory notes

As of February 1, 2022, we had outstanding unsecured convertible promissory notes with aggregate original principal amount of $3.45 million which were issued in connection with a private placement. This included notes in the aggregate principal amount of $0.95 million as of September 30, 2021 and notes with an aggregate principal amount of $2.5 million issued thereafter. The notes accrue interest at six percent (6%) per annum and will automatically convert into the securities offered as part of a qualified financing resulting in gross proceeds of $15.0 million or more, which we expect to occur with this offering. Assuming this offering meets that required threshold, the notes will convert into Units at a conversion price equal to the price per Unit in this offering, except with respect to certain notes with an aggregate principal amount of $1.0 million, which will convert at a conversion price equal to 75% of the price per Unit in this offering.

In addition, as of September 30, 2021, we had outstanding a convertible promissory note in the original principal amount of $6.5 million that was issued to Lake Area Improvement Corporation, or LAIC, the local economic development agency in Madison, SD that owns the land on which we plan to purchase as the site for Madison Bay Harbor. This note accrues interest at two percent (2%) per annum and had an original maturity date of December 27, 2019, which has been extended in 2019, 2020, and 2021, to a current maturity date of January 10, 2023. The accrued interest has been added to the balance of the convertible note at each of the extension dates. This note will not convert in connection with this offering.  Instead, the Company may, at its option, convert all or part of the amount of the note to common stock if construction of Madison Bay Harbor has commenced by January 10, 2023. If construction has not commenced by January 10, 2023, then LAIC may convert the note to non-voting preferred stock or extend the note to a later date. We are permitted to pay the principal and accrued interest in full on or prior to the maturity.

preferred stock

Upon the completion of this offering, our one share of Series X Preferred Stock will be exchanged for one share of common stock pursuant to an agreement with the holder of our share of Series X Preferred Stock. Following the offering, and pursuant to our second amended and restated certificate of incorporation, our board or directors will be authorized, without action by the stockholders, to designate and issue up to an aggregate of shares of preferred stock in one or more series. Our board of directors will be authorized to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board or directors will be able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deferring or preventing a change in control of the company, which might harm the market price of our common stock. See also “Anti-Takeover and Other Protective Provisions” below.

Our board of directors will make any determination to issue such shares based on its judgment as to the company’s best interests and the best interests of our stockholders. Upon the completion of this offering, we will have no shares of preferred stock outstanding and we have no current plans to issue any shares of preferred stock following completion of this offering.

options and warrants

Options

We have reserved for grants, 822,934 and 1,000,000 shares of common stock under our 2017 and 2019 Equity Incentive Plans, respectively. As of September 30, 2021, there were options to purchase an aggregate of 609,934 shares of our common stock outstanding under the 2017 Plan at a weighted-average price of $8.97 and 52,500 shares of our common stock outstanding under the 2019 Plan at a weighted-average price of $15.00.

Warrants

As of September 30, 2021, there are outstanding warrants to purchase an aggregate of 737,452 shares of our common stock with a weighted-average exercise price of $12.88.

anti-takeover and other protective provisions

The provisions of Delaware law and our certificate of incorporation and our bylaws to be in effect following the completion of this offering may have the effect of delaying, deferring or discouraging another person from acquiring control of the company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

●

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Certificate of Incorporation and Bylaw Provisions

●

Board of directors vacancies. Our amended and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

●

Advance notice requirements for stockholder proposals and director nominations. Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the company.

●

No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our second amended and restated certificate of incorporation will not provide for cumulative voting.

●

Stockholder action; special meetings of stockholders. Our second amended and restated certificate of incorporation will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Further, our amended and restated bylaws will provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

●

Issuance of undesignated preferred stock. Upon completion of the offering, we will have shares of undesignated preferred stock. Our board of directors will have the authority, without further action by the stockholders, to issue this preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

●

Amendment of charter and bylaw provisions. The affirmative vote of stockholders representing at least two-thirds of the voting power of all then-outstanding capital stock will be required to amend, alter or repeal certain provisions of our second amended and restated certificate of incorporation, including the provision noted above regarding stockholders not being able to act by written consent. A majority of our board of directors will have authority to adopt, amend or repeal provisions of our bylaws. Stockholders will also have the authority to adopt, amend or repeal provisions of our bylaws, but only with the affirmative vote of stockholders representing at least two-thirds of the voting power of all then-outstanding capital stock.

Exclusive Forum

Our second amended and restated certificate of incorporation that will become effective upon the completion of this offering provides that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United State District Court for the District of Delaware) is the exclusive forum, to the fullest extent permitted by law, for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our second amended and restated certificate of incorporation or amended and restated bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, except, in each case, (A) any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or (C) for which such court does not have subject matter jurisdiction, in all cases subject to the courts having jurisdiction over indispensable parties named as defendants. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in such action.

Our exclusive forum provision will not apply to actions arising under the Securities Act or Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and while Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts, our second amended and restated certificate of incorporation and amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for the resolution of any actions or proceedings asserting claims arising under the Securities Act and the rules and regulations thereunder. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision.

Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders cannot waive, and will not be deemed to have waived, our compliance with these laws, rules and regulations. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

Limitation of Liability and Indemnification

The DGCL, our second amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification of our directors and officers for judgments, penalties, fines and expenses incurred by them in connection with any proceeding or lawsuit to which they might become a party because of their position with our company, provided that certain prescribed conditions are met. To the extent that any such indemnification may be related to liability arising under the Securities Act, the SEC takes the position that such indemnification is against the public policy underlying the Securities Act and is for that reason unenforceable.

Listing

We have applied to list our common stock on The Nasdaq Capital Market under the trading symbol “BTRU.” No assurance can be given that our application will be approved.  We do not intend to complete this offering if our common stock is not approved for listing on Nasdaq or another national securities exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock and any other securities. Future sales of substantial amounts of our common stock, including common stock issuable upon exercise of our warrants, and/or warrants in the public market after this offering or the perception that those sales may occur, could adversely affect the prevailing market prices for our common stock and/or warrants. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price of our common stock as well as our ability to raise equity capital in the future. Based on the number of shares of common stock outstanding as of September 30, 2021, upon the completion of this offering and (i) assuming the automatic conversion of all our unsecured convertible promissory notes on an assumed closing date of February 11, 2022 into an aggregate 385,048 shares of our common stock immediately prior to the completion of this offering (using a conversion price based on an offering price of $10.00 per share, the midpoint of the price range set forth on the cover page of this prospectus), (ii) the exchange of our one outstanding share of Series X Preferred Stock with one share of common stock, (iii) no exercise of the underwriter’s option to purchase additional shares of common stock and additional warrants to purchase shares of common stock, and (iv) no exercise of outstanding options or warrants (including warrants included as part of the Units), we will have outstanding an aggregate of approximately 13,970,855 shares of common stock. All of the shares and warrants sold in this offering, including shares issuable upon exercise of the warrants sold in this offering, will be freely tradable unless purchased by our “affiliates” as such term is defined in Rule 144 under the Securities Act or purchased by existing stockholders and their affiliated entities that are subject to lock-up agreements. All remaining shares of common stock and warrants held by existing stockholders immediately prior to the consummation of this offering will be “restricted securities,” as such term is defined in Rule 144. These restricted securities were issued and sold in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701 of the Securities Act, which rules are summarized below.

As a result of the lock-up agreements referred to below and the provisions of Rule 144 and Rule 701 under the Securities Act, based on the number of shares of our common stock outstanding as of February 1, 2022, the remaining shares of our common stock will generally become for sale in the public market are as follows:

Approximate Number of Shares	First Date Available for Sale on the Public Markets
12,470,855 shares

181 days after the date of this prospectus, upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume, manner of sale and other limitations under Rule 144 and Rule 701.

We may issue shares of common stock from time to time as consideration for future acquisitions, investments or other corporate purposes.

In the event that any such acquisition, investment or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. We may also grant registration rights covering those shares of common stock issued in connection with any such acquisition and investment. In addition, the shares of common stock reserved for future issuance under our 2017 Plan and 2019 Plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements, a registration statement under the Securities Act or an exemption from registration, including Rule 144 and Rule 701.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 142,000 shares immediately after this offering; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales of restricted shares under Rule 144 held by our “affiliates” are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701

Rule 701 generally allows most of our employees, directors, officers, consultants, or advisors who purchased shares of our common stock pursuant to a written compensatory plan or contract and who are not deemed to have been one of our affiliates during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Lock-Up Agreements

We, along with our directors, executive officers and substantially all of our other stockholders, have agreed with the underwriters that for the period from the date of the lock-up agreement continuing through the date 180 days after the date of this prospectus we and they will not sell, offer to sell, contract to sell or lend, effect any short sale or establish or increase any put equivalent position or liquidate or decrease any call equivalent position, pledge, hypothecate, grant any security interest in or in any other way transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for shares of common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

After this offering, certain of our employees, including our executive officers and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

Equity Incentive Plans

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our 2017 Plan and 2019 Plan. The registration statement is expected to be filed and become effective upon the consummation of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to vesting restrictions, Rule 144 volume limitations and the lock-up agreements described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

This section summarizes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our securities acquired by “non-U.S. holders” (as defined below) pursuant to this offering. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service, or IRS, might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our common stock or warrants could differ from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent provided below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;
●	partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);
●	corporations that accumulate earnings to avoid U.S. federal income tax;
●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;
●	tax-exempt organizations or tax-qualified retirement plans;
●	controlled foreign corporations or passive foreign investment companies;
●	dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);
●	certain former citizens or former long-term residents of the United States;
●	persons who hold our common stock or warrants as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;
●	persons who do not hold our common stock or warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or
●	persons deemed to sell our common stock or warrants under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our securities, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax considerations applicable to partnerships that hold our securities, and partners in such partnerships should consult their tax advisors.

INVESTORS CONSIDERING THE PURCHASE OF OUR SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Non-U.S. Holder Defined

For purposes of this summary, a “non-U.S. holder” is any beneficial owner of our securities, other than a partnership, that is not:

●	an individual who is a citizen or resident of the United States;
●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States,
●	any state therein or the District of Columbia;

●

a trust if it (i) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

●	an estate whose income is subject to U.S. income tax regardless of source.

If you are a non-U.S. citizen that is an individual, you may, in many cases, be treated as a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock or warrants.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments or arrangements similar to a Unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a Unit should be treated for U.S. federal income tax purposes as the acquisition of one share of our common stock and one warrant to acquire one share of our common stock. We intend to treat the acquisition of a Unit in this manner and, by purchasing a Unit, you will agree to adopt such treatment for U.S. federal income tax purposes. For U.S. federal income tax purposes, each holder of a Unit must allocate the purchase price paid by such holder for such Unit between the one share of common stock and the one warrant based on the relative fair market value of each at the time of issuance. We strongly urge each investor to consult his or her own tax advisor regarding the determination of value for these purposes. The price allocated to each share of common stock and warrant should be the stockholder’s tax basis in such share or warrant, as the case may be. Any disposition of a unit should be treated for U.S. federal income tax purposes as a disposition of the share of common stock and the warrant comprising the Unit, and the amount realized on the disposition should be allocated between the common stock and the warrant based on their respective fair market values at the time of disposition. The separation of shares of common stock and warrants comprising Units should not be a taxable event for U.S. federal income tax purposes.

The foregoing U.S. federal income tax treatment of the shares of common stock and warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a unit (including alternative characterizations of a unit). The balance of this discussion assumes that the characterization of the Units described above is respected for U.S. federal income tax purposes.

Dividends

We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do make distributions on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “Sale of Common Stock” below.

Any dividend paid to a non-U.S. holder of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might apply at a reduced rate, however, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing an IRS Form W-8BEN or Form W-8BEN-E (or any successor of such forms) or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are not subject to U.S. withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at graduated tax rates, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Sale of Common Stock and Warrants

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock or warrants unless:

●

the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

●

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock or warrants, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States); or

●	the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA, treat the stock or warrants as a “U.S. real property interest” as defined in Section 897 of the Code.

The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock or warrants if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, a “U.S. real property holding corporation” (as defined in Section 897 of the Code), or USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of the value of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our common stock and/or warrants are regularly traded on an established securities market, such common stock and/or warrants will be treated as U.S. real property interests only if beneficially owned by a non-U.S. holder that actually or constructively owned more than 5% of our outstanding common stock at sometime within the five-year period preceding the disposition.

If any gain from the sale, exchange or other disposition of our common stock or warrants, (1) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax.” The branch profits tax rate is 30% unless reduced by applicable income tax treaty.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock and warrants will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The backup withholding tax rate is currently 24%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign, provided they establish such exemption.

Payments to non-U.S. holders of dividends on common stock generally will not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of common stock or warrants will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described under “Dividends” will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock or warrants by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock or warrants by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock or warrants through a non-U.S. office of a broker that is:

●	a U.S. person (including a foreign branch or office of such person);

●	a “controlled foreign corporation” for U.S. federal income tax purposes;
●	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or
●

a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock or warrants under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our common stock or warrants paid to a foreign financial institution (as specifically defined by the applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to dividends and the gross proceeds of a disposition of our common stock or warrants paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States or by providing an IRS Form W-8BEN or similar documentation. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and certifies as such on a Form W-8BEN-E (or any successor of such form). Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Holders should consult with their own tax advisors regarding the possible implications of the withholding described herein.

The withholding provisions described above generally apply to proceeds from a sale or other disposition of common stock or warrants if such sale or other disposition occurs on or after January 1, 2019 and to payments of dividends on our common stock or warrants.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK OR WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

The underwriters named (the “underwriters”) below have agreed to buy, subject to the terms of the underwriting agreement, the number of securities listed opposite its name below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below. Lake Street Capital Markets, LLC and Maxim Group LLC are the joint book-runners for the offering.

Underwriter	Number of Shares of Common Stock	Number of Warrants
Lake Street Capital Markets, LLC
Maxim Group LLC
Total
	1,500,000	1,500,000

The underwriters have advised us that they propose to offer the Units to the public at a price of $         per Unit. The underwriters propose to offer the Units to certain dealers at the same price less a concession of not more than $         per Unit. After the offering, these figures may be changed by the underwriters.

The shares of common stock and warrants sold in this offering are expected to be ready for delivery against payment in immediately available funds on or about                     , 2022, subject to customary closing conditions. The underwriters may reject all or part of any order.

We have granted to the underwriters an option to purchase up to 225,000 additional shares of common stock and/or warrants from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 45-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares and warrants for which they exercise the option.

Commissions and Discounts

The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $500,000 of the fees and expenses of the underwriters, which may include the fees and expenses of counsel to the underwriters.

Except as disclosed in this prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters.

	Per Unit	Total with No Over-Allotment	Total with Over-Allotment
Underwriting discount to be paid by us	$	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $1,488,793. This includes $500,000 of fees and expenses of the underwriters. These expenses are payable by us.

Indemnification

We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

No Sales of Common Stock

We, each of our directors and officers and certain of our significant stockholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of the underwriters for a period of 180 days after the date of this prospectus. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by the underwriters.

Determination of Offering Price

The underwriters have advised us that they propose to offer the Units directly to the public at the estimated initial public offering price range set forth on the cover page of this preliminary prospectus. That price range and the initial public offering price are subject to change as a result of market conditions and other factors. Prior to this offering, no public market exists for our common stock or warrants. The initial public offering price of the Units was determined by negotiation between us and the underwriters. The principal factors considered in determining the initial public offering price of the Units included:

●	the information in this prospectus and otherwise available to the underwriters, including our financial information;
●	the history and the prospects for the industry in which we compete;
●	the ability and experience of our management;
●	the prospects for our future earnings;
●	the present state of our development and our current financial condition;
●	the general condition of the economy and the securities markets in the United States at the time of this initial public offering;
●	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
●	other factors as were deemed relevant.

We cannot be sure that the initial public offering price will correspond to the price at which the shares of common stock or warrants will trade in the public market following this offering or that an active trading market for either the shares of common stock or warrants issued as part of the Units will develop or continue after this offering.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock and/or warrants during and after the offering. Specifically, the underwriters may create a short position in our common stock and/or warrants for their own accounts by selling more shares of common stock or warrants than we have sold to the underwriters. The underwriters may close out any short position by purchasing shares or warrants in the open market.

In addition, the underwriters may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares or warrants in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares or warrants, as applicable, previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock and/or warrants at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock or warrants, as applicable, to the extent that it discourages resales of our common stock or warrants. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock and/or warrants on The Nasdaq Capital Market. Passive market making consists of displaying bids on The Nasdaq Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock or warrants. In addition, neither we nor the underwriters make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

The underwriters or syndicate members may facilitate the marketing of this offering online directly or through one of their respective affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Such websites and the information contained on such websites, or connected to such sites, are not incorporated into and are not a part of this prospectus.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters have in the past, and may in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have in the past, and may in the future, receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments.

Listing

We have applied to list our shares of common stock on The Nasdaq Capital Market, or Nasdaq, under the symbol “BTRU” and intend to apply to list the warrants offered hereby on Nasdaq under the symbol “BTRUW.” There can be no assurance that we will be successful in listing our common stock or the warrants offered hereby on Nasdaq.

Transfer Agent, Registrar, and Warrant Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC.  Our transfer agent will also be the Warrant Agent.

SELLING RESTRICTIONS

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriter is not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

●

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or the ASIC, in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the shares of our common stock and warrants to purchase shares of common stock to be issued in this offering will be passed upon for us by our counsel, Fredrikson and Byron, P.A., Minneapolis, MN. Certain legal matters relating to this offering will be passed upon for the underwriter by Faegre Drinker Biddle & Reath LLP.

EXPERTS

The financial statements of The trū Shrimp Companies, Inc. as of December 31, 2020 and 2019, and for the years then ended, included in this prospectus have been audited by RSM US LLP; an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and included in this Prospectus and Registration Statement in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock and warrants to purchase common stock offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the accompanying exhibits and schedules. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

In connection with this offering and before this registration statement becomes effective, we will register our common stock and warrants issued as part of the Units with the SEC under Section 12 of the Exchange Act and, upon such registration, we will become subject to the information and periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.trushrimpcompany.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only

THE trū SHRIMP COMPANIES, INC.

FINANCIAL STATEMENTS

As of September 30, 2021 and for the nine-month periods ended September 30, 2021 and 2020 (unaudited)

BALANCE SHEETS

As of September 30, 2021 (unaudited) and December 31, 2020

	As of September 30,	As of December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$6,265,442	$720,303
Prepaid expenses	103,134	72,670
Capital acquisition costs	142,823	-
Total current assets	6,511,399	792,973
Plant, property and equipment, net	20,264,815	25,340,364
Intangible and other assets
Intangible assets, net	52,591	56,714
Other assets	6,800	13,467
Total intangible and other assets	59,391	70,181
Total assets	$26,835,605	$26,203,518

Liabilities and Shareholders' Equity
Liabilities
Current liabilities
Current maturities of long-term debt	$461,917	$721,672
Accounts payable - trade	555,948	3,028,658
Accounts payable - related party	113,267	189,786
Accrued expenses	349,542	909,283
Convertible promissory notes	7,780,226	6,762,600
Total current liabilities	9,260,900	11,611,999
Long-term debt, net of current maturities and unamortized debt issuance costs	6,863,738	6,685,927
Stock warrant liability	766,344	-
Total liabilities	16,890,982	18,297,926

Shareholders' equity
Common stock (50,000,000 authorized; 12,085,807 and 10,909,963 shares issued and outstanding, respectively, par value $0.001 per share)	12,086	10,910
Series X Preferred Stock (one share issued and outstanding, par value $0.001 per share)	-	-
Additional paid-in capital	51,404,531	41,339,058
Accumulated deficit	(41,471,994)	(33,444,376)
Total shareholders’ equity	9,944,623	7,905,592
Total liabilities and shareholders' equity	$26,835,605	$26,203,518

See notes to financial statements.

STATEMENTS OF OPERATIONS

For the nine-month periods ended September 30, 2021 and 2020 (unaudited)

	For the nine month periods ended September 30,
	2021	2020
Revenues	$4,227	$8,286

Operating expenses
Sales and marketing	72,149	7,079
General and administrative	1,886,198	2,007,494
Research and development	690,145	1,296,758
Depreciation and amortization	809,505	549,038
Stock-based employee compensation	11,462	65,438
Warrants issued for services	-	348,617
Impairment of capitalized engineering fees	4,329,884	-
Total operating expenses	7,799,343	4,274,424
Operating loss	(7,795,116)	(4,266,138)

Other expense (income)
Interest income	(2,954)	(3,213)
Interest expense	648,593	1,086,485
Forgiveness of payroll protection program loan	(436,573)	-
Change in fair value of stock warrant liability	21,436	-
Other expense, net	230,502	1,083,272
Net loss before income taxes	(8,025,618)	(5,349,410)
Income tax expense	2,000	-
Net loss	$(8,027,618)	$(5,349,410)

Earnings per share
Net loss attributable to common shareholders	$(8,027,618)	$(5,349,410)
Basic and diluted net loss per share attributable to common share holders	$(0.70)	$(0.52)
Weighted average number of common shares - basic and diluted	11,469,863	10,297,611

See notes to financial statements.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the nine-month periods ended September 30, 2021 and 2020 (unaudited)

	Common	Common	Preferred	Preferred	Additional		Total
	stock	stock	stock	stock	paid-in	Accumulated	shareholders'
	shares	par value	shares	par value	capital	deficit	equity
December 31, 2019	10,297,611	$10,298	1	-	$35,068,278	$(26,031,726)	$9,046,850

Stock based compensation	-	-	-	-	65,438	-	65,438

Issuance of common stock warrants for services	-	-	-	-	348,617	-	348,617

Issuance of common stock warrants with convertible notes	`	-	-	-	219,706	-	219,706

Net loss	-	-	-	-	-	(5,349,410)	(5,349,410)

September 30, 2020	10,297,611	$10,298	1	-	$35,702,039	$(31,381,136)	$4,331,201

December 31, 2020	10,909,963	$10,910	1	-	$41,339,058	$(33,444,376)	$7,905,592

Issuance of common stock, net	1,175,844	1,176	-	-	9,192,380	-	9,193,556

Issuance of common stock warrants related to common stock issuance	-	-	-	-	861,931	-	861,931

Stock based compensation	-	-	-	-	11,162	-	11,162

Net loss	-	-	-	-	-	(8,027,618)	(8,027,618)

September 30, 2021	12,085,807	$12,086	1	-	$51,404,531	$(41,471,994)	$9,944,623

STATEMENTS OF CASH FLOWS

For the nine-month periods ended September 30, 2021 and 2020 (unaudited)

	For the nine month period ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(8,027,618)	$(5,349,410)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	805,381	544,913
Amortization expense for intangible assets	4,124	4,124
Non-cash interest expense on LAIC convertible note	101,439	99,450
Amortization of debt discount for stock warrants	-	308,700
Non-cash interest expense on convertible debt	6,000	143,625
Stock based compensation for employees	11,162	65,436
Warrant expense related to services	-	348,617
Amortization of debt discount	14,694	12,857
Impairment of capitalized engineering fees	4,329,884	-
Payroll protection program forgiveness	(436,573)	-
Change in fair value of stock warrant liability	21,436	-
Changes in operating assets and liabilities:
Accounts receivable	-	5,140
Prepaid expenses	(30,463)	102,745
Accounts payable - trade	(1,179,762)	(285,149)
Accounts payable - related party	(76,519)	31,044
Accrued expenses	(330,568)	(81,441)
Other assets	6,667	6,534
Net cash used in operating activities	(4,780,716)	(4,042,815)

Cash flows from investing activities:
Purchases of property, plant and equipment	(59,717)	(10,638)
Net cash used in investing activities	(59,717)	(10,638)

Cash flows from financing activities:
Proceeds from the issuance of convertible notes	950,000	2,525,000
Proceeds from issuance of notes payable	436,638	483,000
Proceeds from the sale of common stock issued with warrants	9,408,693	-
Payments on long-term debt obligations	(58,300)	(166,822)
Payments on long-term debt - related parties	(38,412)	(35,912)
Cash paid for capital acquisition costs	(313,047)	(536,437)
Net cash provided by financing activities	10,385,572	2,268,829

Net increase (decrease) in cash and cash equivalents	5,545,139	(1,784,624)

Cash and cash equivalents:
Beginning	720,303	2,084,799
Ending	$6,265,442	$300,175

Supplemental disclosures of cash flow information:
Cash paid for interest	$362,258	$373,940

Supplemental disclosures of noncash investing and financing activities:
Capital expenditures in accounts payable and accrued expenses	$-	$131,890
Issuance of common stock warrants with convertible debt	-	219,707
Issuance of common stock warrants from stock issuance	861,931	-
Allocation of fair value to variable stock warrants	744,909	-
Conversion of accounts payable and accrued interest into equity	1,561,926	-

See notes to financial statements.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.	Organization and Description of Business

The trū Shrimp Companies, Inc. (the Company, trū Shrimp, or TtSC) is an aquaculture company utilizing proprietary and patented technology to produce premium, antibiotic-free, non-GMO shrimp in a controlled, indoor, and shallow water environment. The Company is pursuing the development and commercialization of the first scalable, vertically integrated, and differentiated shrimp enterprise in the United States.

trū Shrimp Systems, the predecessor of the Company, was instituted as a division of Ralco Nutrition, Inc. (Ralco) on December 26, 2014. Ralco, founded in 1971 and headquartered in Marshall, Minnesota, is a family-owned, multinational agricultural technology company providing livestock and aquaculture nutrition, animal health, and crop enhancement products in more than 20 countries. On February 23, 2017, trū Shrimp was incorporated in Delaware.

The Company’s planned principal operations include the full integration of the production of Pacific white shrimp (Litopenaeus vannamei), from the selective breeding of brood stock, to grow out in indoor facilities in a safe, sustainable, transparent, traceable, and predictable way without the use of antibiotics, for the sale and marketing to retail, food service customers, and consumers. The Company has conducted research and development activities to operationalize certain patented and patent pending technologies that it has licensed and developed internally. Its headquarters and research facility in Balaton, Minnesota, houses all employees and research and development activities.

The Company has financed its operations to date principally through the sale of securities, including the sale of common stock and the issuance of promissory and convertible notes. Cash proceeds have been primarily used to finance capital expenditures, fund operations, and for research and development activities.

The Company has recurring losses, negative working capital, and an accumulated deficit. The Company intends to raise additional equity and debt capital to support further research and development and commercialization efforts, as well as the construction and operation of additional facilities, including its first commercial-scale grow-out facility or “Harbor”, and water engineering center to be located in Madison, South Dakota, and does not expect significant revenues until construction of the Harbor is complete. Based on its current plans and expectations, the Company needs to raise additional proceeds to fund operations. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s technology. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might occur from this uncertainty.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2.	Summary of Significant Accounting Policies

Basis of Presentation

The unaudited interim financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”) for interim financial information. The unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s interim results.

The results for the unaudited interim statements of operations and cash flows are not necessarily indicative of results for subsequent interim periods or for the full year. The unaudited interim financial statements do not include all of the information and notes required by U.S. GAAP for complete financial statements. The accompanying unaudited interim financial statements should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2020.

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Valuation of Long-Lived Assets

The Company evaluates the carrying values of long-lived assets annually and when events and circumstances indicate that an asset may not be recoverable or that depreciation or amortization lives should be modified. Management has determined that triggering events regarding asset recovery did occur and, accordingly in June 2021, impaired $4,329,844 of certain engineering design fees previously capitalized in construction in progress.

Segment Reporting

The accounting guidance for segment reporting establishes standards for reporting information on operating segments in annual financial statements. The Company is a food and bio-polymer technology company currently operating under one segment, which is the development and commercialization of a scalable shallow-water indoor aquaculture platform. As of today, the Company's chief operating decision-maker does not manage any part of the Company separately, and the allocation of resources and assessment of performance are based on the Company's total operating results. The Company believes that in the future when commercial operations commence there will be two business segments including the production and sale of shrimp and the production and sale of chitosan or its derivatives.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Net loss per share

Basic and diluted net loss per share available to common stockholders has been calculated by dividing net loss by the weighted average number of common shares outstanding during the year. Basic net loss is based solely on the weighted average number of common shares outstanding during the year. Fully diluted net loss per share includes the number of shares of common stock issuable upon the exercise of warrants and options with an exercise price less than the fair value of the common stock. Since the Company is reporting a net loss for all periods presented, all potential common shares are considered anti-dilutive and are excluded from the calculation of diluted net loss per share.

The following table details out the contingently issuable shares for the nine months ended September 30, 2021 and 2020. For the nine months ended September 30, 2021 and 2020, the contingently issuable shares were not included in diluted net loss per share, as they would have an anti-dilutive effect upon net loss per share.

	For the nine-month period ended	For the nine-month period ended
Item	Sep 30, 2021	Sep 30, 2020
Stock warrants	608,552	290,024
Convertible debt (1)	723,612	548,206
Stock options	664,199	669,934

(1) - convertible debt at the end of the period divided by $9.33 and $15.00 respectively, as the latest equity offering price during each time period

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases, which increases transparency and comparability among organizations by recognizing all lease transactions with terms of more than 12 months on the balance sheet as a lease liability and a right-of-use asset, as defined. This ASU will be effective for the Company in 2022. Upon adoption, the lessee will apply the new standard retrospectively to all periods presented or a modified retrospective approach using a cumulative effect adjustment in the year of adoption. The Company is currently evaluating the impact that this standard will have on its financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This ASU will be effective for the Company in 2022. The adoption of ASU 2019-12 is not expected to have a significant impact on the Company’s financial statements.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

3.	Cash and Cash Equivalents

The Company maintains its cash and cash equivalents in bank deposit accounts that, at times, may exceed federally insured limits. The Company periodically assesses the financial institution and believes that the risk of any loss is minimal. As of September 30, 2021 and December 31, 2020, the Company maintained checking and money market savings accounts. The money market account had an interest rate of .10% and .25% as of September 30, 2021 and December 31, 2020, respectively.

	As of	As of
Account type	Sep 30, 2021	Dec 31, 2020
Checking	$887,155	$394,762
Money market savings	5,378,287	325,541
Cash and cash equivalents	$6,265,442	$720,303

4.	Plant, Property and Equipment

As of September 30, 2021 and December 31, 2020, the Company’s construction in progress account consists primarily of engineering fees and other pre-construction costs for the planned production facility to be located in Madison, South Dakota.

In June 2021, the Company decided to reduce the size of its first planned production facility. As a result of this, the Company determined that there were size specific costs capitalized to construction in progress that have no future realizable value. Management recorded an impairment expense of $4,329,884 in June 2021 of size specific costs and related capitalized interest previously capitalized which has been recorded in the accompanying statement of operations for the nine-month period ended September 30, 2021.

As of September 30, 2021 and December 31, 2020, the Company’s net plant, property and equipment was as follows:

	As of	As of
Plant, property and equipment	Sep 30, 2021	Dec 31, 2020
Buildings and improvements	$11,162,968	$11,162,968
Construction in progress	6,578,719	10,848,885
Equipment, fixtures,and capitalized software	5,057,792	5,057,791
Land	93,724	93,724
Subtotal	22,893,203	27,163,368
Less accumulated depreciation	(2,628,388)	(1,823,004)
Plant, property and equipment, net	$20,264,815	$25,340,364

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

As of September 30, 2021 and December 31, 2020, the Company’s capitalized interest included in the construction in progress account was $90,000 and $450,000, respectively.

5.	Intangible Assets

The following table details intangible assets as of September 30, 2021 and December 31, 2020:

	As of	As of
Intangible assets	Sep 30, 2021	Dec 31, 2020
License	$42,895	$42,895
Engineering drawings	33,000	33,000
Subtotal	75,895	75,895
Less accumulated amortization	(23,304)	(19,181)
Intangible assets, net	$52,591	$56,714

6.	Long-Term Debt

On July 31, 2019, the Company executed a $6,000,000 promissory note with Eagle Energy LLC (“Eagle Energy”), a shareholder of the Company. The stated interest rate was equal to 6.95% per annum. The note had a maturity date of June 1, 2026, with interest only payments for the first 24 months, and with quarterly principal and interest payments thereafter. The note is secured by substantially all assets of the Company and can be prepaid at any time without penalty. The Company is required to obtain consent from Eagle Energy before entering any material transaction that includes incurring additional debt. The Company incurred $120,000 of financing costs associated with this debt, which is recorded net of debt and amortized over the life of the loan.

On August 31, 2021, the Company and Eagle Energy, a related-party, amended the terms of its six million ($6,000,000) note payable to extend the interest-only payments for one additional year, and to reduce the interest rate from 6.95% to 6.45% per year. Principal payments will commence under the amended loan agreement on September 1, 2022.

In addition, on July 1, 2018, the Company executed a contract for deed with a related party for the original Balaton school facility. The term of the agreement is for 15 years with an interest rate of 6.75%.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

On March 27, 2020, The President of the United States signed into law the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) to help small businesses survive the impact of the COVID-19 pandemic. Within the CARES Act, small businesses were provided forgivable loans under the Payroll Protection Program (“PPP”). In April 2020, the Company borrowed $483,000 from a bank under the CARES Act of which $436,573 was forgiven in February 2021 and recognized as other income in the statement of operations for the nine months ended September 30, 2021. The remaining $47,000 was recorded as a note payable with an interest rate of 1%, payable in monthly payments of $3,929 starting May 9, 2021 through its maturity on April 9, 2022. As of December 31, 2020, the Company classified the PPP loan as long-term debt for the amount that was due in 2022 with the remainder due in 2021 classified as current maturities of long-term debt.

The Company subsequently received a second draw under the PPP in the amount of $436,638 in January 2021. The Company has classified the full amount as long-term debt as of September 30, 2021.

Long-term debt outstanding as of September 30, 2021 and December 31, 2020, respectively, is as follows:

	Interest	As of Sep 30,	As of Dec 31,
Description	Rate	2021	2020
Note Payable to Eagle Energy, LLC	6.45%	$6,000,000	$6,000,000
Contract for deed - with related party for the original Balaton school facility	6.75%	950,237	988,649
Note payable for laboratory equipment	6.49%	-	38,807
First draw note payable for PPP	1.00%	26,943	483,000
Second draw note payable for PPP	1.00%	436,638	-
Total long-term debt		7,413,818	7,510,456
Less current maturities		(461,917)	(721,672)
Less unamortized debt issuance discount		(88,163)	(102,857)
Long-term debt, net of current maturities and unamortized debt issuance costs		6,863,738	$6,685,927

Future required principal payments are as follows:	Year	Amount
	2021	24,726
	2022	778,237
	2023	1,367,707
	2024	1,372,913
	2025	1,378,416
	2026	1,272,322
	Thereafter	1,219,497
	Total	$7,413,818

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

For the nine months ended September 30, 2021 and 2020, the Company’s related party interest expense related to the contract for deed with Knochenmus Enterprises was $49,193 and $51,694, respectively. For the nine months ended September 30, 2021, and 2020, the Company’s related party interest expense related to Eagle Energy was $305,250 and $312,750, respectively. As of September 30, 2021 and December 31, 2020, the Company had accrued interest for Eagle Energy of $32,250 and $34,750, respectively.

7.	Convertible Promissory Notes

In December 2018, the Company executed a $6,500,000 convertible promissory note with Lake Area Improvement Corporation (“LAIC”), the local economic development agency in Madison, SD. The stated interest rate is equal to two percent (2%) per annum. The note originally had a maturity date of December 27, 2019, which has been extended in both 2020 and 2021. As of September 30, 2021, the note’s current maturity date is December 27, 2021. Accrued interest as of September 30, 2021 was $101,439, which the Company expects to be added to the principal balance of the note. Accrued interest as of December 31, 2020 was $0 as the previous balance of accrued interest of $132,600 was added to the principal balance of the note. The Company may, at its option, convert all or part of the amount of the note to common stock if construction of the Harbor to be located in Madison, SD has begun by December 27, 2021 at a per share price that is the same as the price per share of the Company’s last qualified offering which closed before the maturity date. If construction has not started by December 27, 2021, then LAIC may convert the note to non-voting preferred stock converted at a per share price equal to the lowest share price of any Company qualified offering closed within twenty-four months prior to the maturity date or extend the note to a later date. The Company does have the option to pay this note back with the related interest in full prior to or on the maturity date of December 27, 2021.

In August 2019, the Company issued a private placement memorandum (PPM) offering convertible notes to raise funds for continued research, development, and commercialization efforts. The Company received financing proceeds in the amount of $5,505,000 in 2019 and 2020 from this offering. On December 31, 2020, these notes converted to common stock at a conversion price of $9.33 per share. The convertible notes also earned $208,245 of interest during their time outstanding, which converted along with the principal into equity under the same terms.

In August 2021, the Company issued a private placement memorandum (PPM) offering unsecured promissory convertible notes to raise funds for continued development efforts. The Company has received financing proceeds in the amount of $950,000 as of September 30, 2021. These convertible notes will convert upon a qualified financing event as defined as an offering of at least $15 million, in either equity or debt proceeds, into the Company, and will convert at the same per share price of the qualified offering. If no such qualified financing has occurred as of the maturity date of September 30, 2024, the notes shall convert into common stock of the Company at a per share price equal to the offering price of the most recently closed offering. The notes earn 6% annually, and as of September 30, 2021, $6,000 of accrued interest was recorded in accrued expenses.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Convertible notes outstanding as of September 30, 2021 and December 31, 2020 are as follows:

	Interest	As of Sep 30,	As of Dec 31,
Description	Rate	2021	2020
Convertible note due to LAIC	2.00%	$6,830,226	$6,762,600
Convertible notes related to 2021 PPM offering	6.00%	950,000	-
Total convertible notes		$7,780,226	6,762,600

In connection with the issuance of the convertible debt under the 2019 PPM, the Company issued 197,250 and 105,000 common stock warrants, in 2020 and 2019, respectively, which qualified for equity treatment and remained outstanding on December 31, 2020. The Company recorded an increase in additional paid-in capital of $382,665 and $203,700 in 2020 and 2019, respectively, related to the fair value allocation of the proceeds to the warrants. The Company also recorded a debt discount that has been fully amortized using the effective interest rate method through December 31, 2020. The Company has recorded the amortized debt discount in the amount of $308,700 for the nine-month period ended September 30, 2020 and there were no similar amounts for the nine-month period ended September 30, 2021.

The fair value of the warrants related to convertible notes for the period ended September 30, 2020 was determined utilizing the Black-Scholes option pricing model using the following assumptions:

As of Sept 30,
2020
Exercise price	$15.00
Estimated market price of underlying stock	$8.97
Expected life in years	7.00
Risk-free interest rate	1.60%
Expected volatility	36.6%
Expected dividend yield	-

8.	Shareholders’ Equity

The Company’s authorized capital stock consists of 50,000,000 shares with a par value $0.001 per share. This capital stock may be designated as either common or preferred.

In August 2019, the Company issued a private placement memorandum (PPM) offering convertible notes to raise funds for continued research, development, and commercialization efforts. The Company received financing proceeds in the amount of $5,505,000 from this offering in 2020 and 2019. On December 31, 2020, these notes converted to common stock at a conversion price of $9.33 per share. The convertible notes also earned $208,245 of interest during their time outstanding, which converted along with the principal into equity under the same terms. These transactions resulted in the issuance of 612,352 shares of common stock on December 31, 2020.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

In January 2021, the Company issued a PPM offering common stock and common stock warrants under both a straight equity investment and 70%/30% split (70% of the funds would be held in escrow outside of the Company’s control until the Board determined that all funds were raised to construct Madison Bay Harbor). As of September 30, 2021, the Company had raised $10,970,619, which includes $1,561,926 in the form of debt relief in lieu of a cash payment, through the two equity offerings and issued 1,175,844 shares. As of September 30, 2021, there was $759,515 of proceeds currently in the escrow account, which will convert at $9.33 per share if and when the funds are released from escrow.

Consequently, as of September 30, 2021 and December 31, 2020, the Company had 12,085,807 and 10,909,963 shares of common stock issued and outstanding, respectively.

In December 2019, The Board of Directors approved the issuance of up to 750,000 warrants for investors purchasing convertible notes to purchase the Company’s common stock at $15.00 per share exercisable over a seven-year period. The warrant program terminated upon the conversion of the convertible notes to common stock on December 31, 2020. See footnote 7 for accounting treatment of common stock warrants.

The Board of Directors and majority holders of the common stock, adopted an amendment, effective January 25, 2019, to the Certificate of Incorporation creating a class of “Series X Preferred Stock.” The Series X Preferred Stock entitles its holder to elect two (2) directors and additional governance protections. No additional economic rights were granted with the class of Series X Preferred Stock. One share of Series X Preferred Stock was issued to RNI Aquaculture, LLC, an affiliate of Ralco, in January 2019.

The Company is also a party to voting agreements with respect to membership on its Board of Directors.

In May 2021, the Company entered into stock purchase agreements with two investors affiliated with one of our directors, that provided each such investor the right to purchase 75,000 fixed warrants to purchase common stock at $9.33 per share and variable warrants to purchase up to 267,953 shares of the Company’s common stock for a two-year period at the lowest price the Company sells its securities for during that period to any third-party investor (or group of investors) that purchases an aggregate amount of at least $5,000,000.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Since the exercise price of variable warrants discussed above is currently unknown, the Company is required to record a liability for the estimated fair value of the variable warrants on the date of issuance. Once the Company sells its securities to any third-party investor (or group of investors) that purchase an aggregate amount of at least $5,000,000, during the two-year period, the variable warrants will qualify for equity treatment and will be reclassed to equity at its estimated fair value. Accordingly, the Company recorded a liability in the amount of $744,909 on the date of issuance. The warrant liability is revalued at fair value each reporting period until the instrument qualifies for equity treatment, is exercised or expires, whichever comes first, with changes in fair value being recognized as other income (expense) in the statement of operations. The fair value of the variable stock warrant liability was $766,344 as of September 30, 2021, and the change of fair value of $21,436 was recognized within other expense for the nine-month period ended September 30, 2021. The Company estimates the fair value of this liability using a hybrid method which combines the scenarios-based method with monte carlo simulation used to allocate value to each share class within various scenarios. The primary inputs affecting the value of the warrant liability are the Company’s stock price, volatility, and assumptions about the probability and timing of certain events. Of the total proceeds received of $5,000,003 relative to the May 2021 transaction, the Company allocated $744,909 to the variable warrant as discussed above. The remaining fair value of the common stock and fixed warrants, which qualify for equity treatment, have been allocated based on the remaining relative fair value resulting in $3,823,772 recognized to additional paid in capital (APIC) for common stock and $431,322 recognized to APIC for fixed common stock warrants.

In addition, the Company granted the same two investors the right to convert their existing shares of common stock and any shares they could acquire through the exercise of stock warrants or the additional right to purchased shares as described above, into the same class or securities (e.g., preferred stock) issued to any new investor (or group of investors) that purchase an aggregate amount of at least $5,000,000 of such securities, with such conversion being at an equivalent price per share of common stock equal to or lower than $9.33. These rights to convert shares or warrant shares is not a free-standing financial instrument and no immediate equity or liability adjustment is required.

In connection with the issuance of the common stock offering under the 2021 PPM, including the May 2021 transaction as discussed above, the Company issued 275,417 of fixed common stock warrants in conjunction with the issuance of 1,175,844 shares of common stock in the nine-month period ended September 30, 2021. The remaining fair value of the common stock and fixed warrants, which qualify for equity treatment, have been allocated based on the remaining relative fair value resulting in $9,192,380 recognized to additional paid in capital (APIC) for common stock and $861,931 recognized to APIC for fixed common stock warrants.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

The fair value of the fixed common stock warrants issued for the nine-month period ended September 30, 2021, was determined utilizing the Black-Scholes pricing model using the following assumptions:

	For the nine month period ended
	Sept 30, 2021
Exercise price			$9.33
Estimated market price of underlying stock			9.33
Expected life in years			7.00
Risk-free interest rate	.79%	-	1.40%
Expected volatility			37.0%
Expected dividend yield			-

9.	Stock Based Compensation

On March 1, 2017, effective as of its formation date, the Company adopted its 2017 Equity Incentive Plan (“the Plan”) and reserved 746,667 shares of Common Stock for issuance under the Plan. Under the terms of the Plan, the Company may award stock options, stock appreciation rights, restricted stock awards, performance units, or stock bonuses to eligible recipients including non-employee directors and employees, consultants, or independent contractors of the Company or any subsidiary. Effective June 2018, the Company amended the Plan to increase the number of shares available to 822,934, or an additional 76,267 shares. As of December 31, 2018, there are no shares available for future grant under the 2017 Plan.

In February 2019, the Company approved, and its Shareholders consented to the adoption of the 2019 Equity Incentive Plan (“The Plan”). Also, the Board authorized the creation of 1,000,000 equity incentive awards to be made available for future grant. During 2019, the Company granted 70,000 options, which had an exercise price of $22.53 per share.

In March 2020, the Board authorized the repricing of awards issued in 2019, whereby the 2019 options were cancelled, and new options issued in 2020, which had an exercise price of $15.00 per share. 60,000 options were issued in 2020 under the repricing authorization. There were no additional options authorized, granted, or exercised as of September 30, 2021.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Stock option activity for the nine-month periods ended September 30, 2020, and 2021, is as follows:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding, December 31, 2019	679,934	$10.30	8.3
Exercised	-	-	-
Forfeited, canceled, or expired	(70,000)	22.53	8.2
Granted	60,000	15.00	8.2
Outstanding, September 30, 2020	669,934	$9.51	7.7
Exercisable, September 30, 2020	624,934	$9.11	7.7
Outstanding, December 31, 2020	669,934	$9.51	7.4
Exercised	-	-	-
Forfeited, canceled, or expired	(7,500)	15.00	-
Granted	-	-
Outstanding, September 30, 2021	662,434	$9.45	6.7
Exercisable, September 30, 2021	636,184	$9.22	6.7

For the nine-month period ended September 30, 2021, the aggregate intrinsic value of options outstanding and exercisable was $219,576. There were no options exercised in 2020 or through September 30, 2021.

The weighted average grant-date fair value of options granted for the nine-month period ended September 30, 2020, was $1.57, and there were no options granted for the nine-month period ended September 30, 2021. The fair value of each option grant is established on the date of grant using the Black-Scholes option pricing model. The Company uses historical volatility of comparable companies at a comparable phase of their life cycle. Expected life is calculated based on the contractual term of each grant and considers the expected exercise date of the participants in question. Risk-free interest rate assumptions are based on the five- and seven-year treasury bond rates.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Assumptions as of the grant date used in the fair value calculation for options granted for the nine-month period ended September 30, 2020, were as follows:

For the period ended
Sept 30, 2020
Exercise price	$15.00
Estimated market price of underlying stock	$8.97
Expected life in years	5.00
Risk-free interest rate	1.14
Expected volatility	36.3%
Expected dividend yield	-

For the nine-month periods ended September 30, 2021, and 2020, the Company recognized stock-based compensation expense related to stock options of $11,462 and $65,438, respectively. As of September 30, 2021, the Company had unrecognized compensation expense of $9,162 that will be recognized over a weighted average period of 1.40 years.

10.	Related-Party Transactions

Shared Services Agreement

The Company and Ralco have a Shared Services Agreement whereby Ralco provides the Company with finance and accounting services, marketing consultation, human resources assistance, information technology and telecommunications services, technical support and certain other services at prices specified in the agreement (the SSA). The SSA agreement has been extended to December 31, 2021, and it contains an automatic renewal clause unless otherwise amended or terminated by the parties.

For nine-month period ended September 30, 2021, and 2020, the Company incurred expenses with Ralco of $167,772 and $264,545, respectively, for an average of $18,641 and $29,394 per month, respectively, pursuant to the SSA.

For nine months ended September 30, 2021, and 2020, Ralco advanced $48,489 and $42,179 of expenses related to the Company’s operations, exclusive of the amounts paid under the SSA.

As of September 30, 2021, and December 31, 2020, the Company owed Ralco $113,267 and $189,786, respectively.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

The RTC Lease

The Company has executed a lease agreement with Ralco Nutrition, a related party, for use of certain portions of its real property in Balaton, MN. The term of this lease is for a five (5) year period, starting on July 1, 2018, until June 30, 2023, with the ability to renew for an additional five (5) year period. Rental income related to the Company leasing a portion of its facility to a related party was $36,914 for each of the nine-month periods ended September 30, 2021, and 2020. Annual rental income amounts are expected to be $49,219 in 2021, 2022, and 2023.

The Balaton Warehouse

The Company is also currently leasing 700 square feet of the building located at 101 E. 2nd Street, Balaton, MN, for a monthly payment of $315 from a related party. Rent expense related to this lease for each of the nine-month periods ended September 30, 2021, and 2020, was $2,835. This lease expired on October 1, 2019 and is currently operating on a month-to-month basis on the same terms until terminated by the parties.

11.	Subsequent Events

Common Stock Investments

From October 1, 2021, through November 15, 2021, the Company has generated additional proceeds from the common stock equity offering of $400,042. The Company has also granted 9,011 common stock warrants corresponding to these additional funds.

Convertible Note Investments

From October 1, 2021, through November 15, 2021, the Company has received additional investments of $2,500,000, which includes $1,000,000 from two related parties, in unsecured convertible promissory notes. In addition, the Company has also granted 17,643 common stock warrants corresponding to these additional funds.

Two of the sales of convertible notes investments were to related parties, who are also members of the Board of Directors, who had previously invested in the Company. Each convertible note purchase was in the amount of $500,000. These two related party agreements each contain conversion features which allow conversion at 75% of the purchase price of a qualified investment, as defined, for a specific period of time.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Board Compensation

In November 2021, the Compensation Committee authorized that non-executive board compensation, which the Company assumes will be effective in 2022, be established in the form of (i) Cash, $8,000 annually and paid quarterly on the first day of the calendar quarter, (ii) Restricted Stock in the value of $23,325 annually, (iii) Stock Options with a value of $9,000 annually, (iv) committee chairs will receive an additional $2,000 annually, and (v.) board compensation shall be reviewed annually by the Compensation Committee.

Management has evaluated the effects of subsequent events through December 21, 2021, as the date the financial statements were available to be released.

THE trū SHRIMP COMPANIES, INC.

FINANCIAL STATEMENTS

December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of The trū Shrimp Companies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of The trū Shrimp Companies, Inc. (the Company) as of December 31, 2020 and 2019, the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that The trū Shrimp Companies, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses, negative working capital, an accumulated deficit, and has stated that substantial doubt exists about its ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company's auditor since 2017.

Minneapolis, Minnesota

November 4, 2021

BALANCE SHEETS

As of December 31, 2020 and 2019

	December 31
	2020	2019
Assets

Current assets
Cash and cash equivalents	$720,303	$2,084,799
Accounts receivable	-	6,600
Prepaid expenses	72,670	184,262
Capital acquisition costs	-	435,841
Total current assets	792,973	2,711,502

Plant, property and equipment, net	25,340,364	25,761,740

Intangible and other assets
Intangible assets, net	56,714	62,213
Other assets	13,467	20,001
Total intangible and other assets	70,181	82,214
Total assets	$26,203,518	$28,555,456

Liabilities and Shareholders' Equity

Liabilities
Current liabilities
Current maturities of long-term debt	$721,672	$272,546
Accounts payable - trade	3,028,658	3,420,802
Accounts payable - related party	189,786	96,280
Accrued expenses	909,283	814,874
Convertible promissory notes, net of discount	6,762,600	7,996,670
Total current liabilities	11,611,999	12,601,172

Long-term debt, net of current maturities and unamortized debt issuance costs	6,685,927	6,907,434
Total liabilities	18,297,926	19,508,606

Shareholders' equity
Common stock (50,000,000 authorized; 10,909,963 and 10,297,611 shares issued and outstanding, respectively, par value $0.001 per share)	10,910	10,298
Series X Preferred Stock (one share issued and outstanding, par value $0.001 per share)	-	-
Additional paid-in capital	41,339,058	35,068,278
Accumulated deficit	(33,444,376)	(26,031,726)
Total shareholders’ equity	7,905,592	9,046,850
Total liabilities and shareholders' equity	$26,203,518	$28,555,456

See notes to financial statements.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2020 and 2019

	2020	2019
Revenues	$9,446	$110,905
Operating expenses
Sales and marketing	7,641	250,031
General and administrative	3,380,164	4,175,918
Research and development	1,441,393	3,495,810
Depreciation and amortization	732,985	720,720
Stock-based employee compensation	71,213	194,536
Warrants issued for services	351,527	-
Total operating expenses	5,984,923	8,837,015
Operating loss	(5,975,477)	(8,726,110)

Other expense (income)
Interest income	(3,317)	(22,321)
Interest expense	1,437,994	454,976
Other expense, net	1,434,677	432,655
Net loss before income taxes	(7,410,154)	(9,158,765)
Income tax expense	2,496	2,040
Net loss	$(7,412,650)	$(9,160,805)
Earnings per share
Net loss attributable to common shareholders	$(7,412,650)	$(9,160,805)
Basic and diluted net loss per share attributable to common share holders	$(0.72)	$(0.89)
Weighted average number of common shares - basic and diluted	10,299,289	10,271,454

See notes to financial statements.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended December 31, 2020 and 2019

	Common	Common	Preferred	Preferred	Additional		Total
	stock	stock	stock	stock	paid-in	Accumulated	shareholders'
	shares	par value	shares	par value	capital	deficit	equity
December 31, 2018	10,133,000	$10,133	-	-	$30,961,532	$(16,870,921)	$14,100,744
Conversion of convertible notes into common stock	142,418	143	-	-	3,208,502	-	3,208,645
Proceeds from sale of common stock	22,193	22	-	-	500,008	-	500,030
Stock based compensation	-	-	-	-	194,536	-	194,536
Issuance of Series X preferred stock	-	-	1	-	-	-	-
Issuance of common stock warrants for convertible notes	-	-	-	-	203,700	-	203,700
Net loss	-	-	-	-	-	(9,160,805)	(9,160,805)
December 31, 2019	10,297,611	10,298	1	-	35,068,278	(26,031,726)	9,046,850
Conversion of convertible notes into common stock	612,352	612	-	-	5,465,375	-	5,465,987
Stock based compensation	-	-	-	-	71,213	-	71,213
Issuance of common stock warrants for services	-	-	-	-	351,527	-	351,527
Issuance of common stock warrants for convertible notes	`	-	-	-	382,665	-	382,665
Net loss	-	-	-	-	-	(7,412,650)	(7,412,650)
December 31, 2020	10,909,963	$10,910	1	-	$41,339,058	$(33,444,376)	$7,905,592

See notes to financial statements.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2020 and 2019

	2020	2019
Cash flows from operating activities:
Net loss	$(7,412,650)	$(9,160,805)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	727,484	715,222
Amortization expense for intangible assets	5,499	5,499
Non-cash interest expense on LAIC convertible note	132,600	130,000
Amortization of debt discount for stock warrants	565,995	20,370
Non-cash interest expense on convertible debt	208,245	33,645
Stock based compensation for employees	71,213	194,536
Warrants issued for services	351,527	-
Write off of capital acquisition costs	435,841	-
Amortization of debt discount	17,143	-
Changes in operating assets and liabilities:
Accounts receivable	6,600	(6,600)
Prepaid expenses	111,592	(152,168)
Accounts payable - trade	(418,410)	949,974
Accounts payable - related party	93,506	(240,071)
Accrued expenses	(130,587)	313,390
Other assets	6,534	(1,114)
Net cash used in operating activities	(5,227,868)	(7,198,122)

Cash flows from investing activities:
Purchases of property, plant and equipment	(54,845)	(6,904,649)
Net cash used in investing activities	(54,845)	(6,904,649)

Cash flows from financing activities:
Proceeds from the issuance of convertible notes	3,955,000	4,725,000
Proceeds from issuance of notes payable	483,000	6,000,000
Proceeds from the sale of common stock	-	500,030
Payments on long-term debt obligations	(224,254)	(210,200)
Payments on long-term debt - related parties	(48,270)	(344,846)
Payment of deferred financing fees	-	(120,000)
Cash paid for capital acquisition costs	(247,259)	(435,841)
Net cash provided by financing activities	3,918,217	10,114,143

Net decrease in cash and cash equivalents	(1,364,496)	(3,988,628)

Cash and cash equivalents:
Beginning	2,084,799	6,073,427
Ending	$720,303	$2,084,799
Supplemental disclosures of cash flow information:
Cash paid for interest	$535,429	$242,683
Supplemental disclosures of noncash investing and financing activities:
Capital expenditures in accounts payable and accrued expenses	$251,266	$1,348,352
Conversion of convertible debt to common stock	5,713,246	3,208,645
Issuance of common stock warrants with convertible debt	382,665	203,700

See notes to financial statements.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Description of Business

The trū Shrimp Companies, Inc. (the Company, trū Shrimp, or TtSC) is an aquaculture company utilizing proprietary and patented technology to produce premium, antibiotic-free, non-GMO shrimp in a controlled, indoor, and shallow water environment. The Company is pursuing the development and commercialization of the first scalable, vertically integrated, and differentiated shrimp enterprise in the United States.

trū Shrimp Systems, the predecessor of the Company, was instituted as a division of Ralco Nutrition, Inc. (Ralco) on December 26, 2014. Ralco, founded in 1971 and headquartered in Marshall, Minnesota, is a family-owned, multinational agricultural technology company providing livestock and aquaculture nutrition, animal health, and crop enhancement products in more than 20 countries. On February 23, 2017, trū Shrimp was incorporated in Delaware.

The Company’s planned principal operations include the full integration of the production of Pacific white shrimp (Litopenaeus vannamei), from the selective breeding of brood stock, to grow out in indoor facilities in a safe, sustainable, transparent, traceable, and predictable way without the use of antibiotics, for the sale and marketing to retail and food service customers and consumers. The Company has conducted research and development activities to operationalize certain patented and patent pending technologies that it has licensed and developed internally. Its headquarters and research facility in Balaton, Minnesota, houses all employees and research and development activities.

The Company has financed its operations to date principally through the sale of securities, including the sale of common stock and the issuance of promissory and convertible notes. Cash proceeds have been primarily used to finance capital expenditures, fund operations, and for research and development activities.

The Company has recurring losses, negative working capital, and an accumulated deficit. The Company intends to raise additional equity and debt capital to support further research and development and commercialization efforts, as well as the construction and operation of additional facilities, including its first commercial-scale grow-out facility or “Harbor”, and water engineering center to be located in Madison, South Dakota, and does not expect significant revenues until construction of the Harbor is complete. Based on its current plans and expectations, the Company needs to raise additional proceeds to fund operations. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s technology. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might occur from this uncertainty.

 The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

2.	Summary of Significant Accounting Policies

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers checking, savings, and money market accounts to be cash equivalents. From time to time, the Company may also make investments in bank certificates of deposit. The nature of these instruments may expose the Company to credit risk (and concentrations thereof) and fair value risk for balances above insured amounts, if any. The Company has not experienced any losses in such accounts.

Plant, Property and Equipment

All costs associated with plant, property and equipment under construction, including internally developed software, are accumulated in a construction in process account until the asset is ready to be placed into service. Upon completion, accumulated costs are transferred to their appropriate classification, the asset is placed into service, and depreciation commences. The Company capitalizes certain direct costs of services used and external software acquired in the development of internal-use software.

Plant, property and equipment is carried at cost and is depreciated on a straight-line basis over the estimated useful lives of the related assets as follows:

	(in years)
Buildings and improvements	27	-	39
Reef infrastructure and equipment	7	-	39
Furniture and fixtures	5	-	7
Computers and software	3	-	10

Maintenance and repairs are charged to expense as incurred. At the time of retirement or other disposition, cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

 The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

Intangible Assets

Intangible assets include a patent license and engineering drawings which are amortized on a straight-line basis over the asset’s expected useful or contractual life.

Valuation of Long-Lived Assets

The Company evaluates the carrying values of long-lived assets annually and when events and circumstances indicate that an asset may not be recoverable or that depreciation or amortization lives should be modified. Management has determined that no triggering events regarding asset recovery currently exist and, accordingly, no further adjustments to the carrying amounts or the lives of the Company’s long-lived assets have been made for the years ended December 31, 2020 and 2019.

Revenue Recognition

The Company recognizes revenue in accordance with FASB Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

●	Identify the contract with a customer
●	Identify the performance obligations in the contract
●	Determine the transaction price
●	Allocate the transaction price to the performance obligations in the contract
●	Recognize revenue when or as performance obligations are satisfied

Revenues in 2020 were all from the sales of shrimp from the R&D facility. Revenues in 2019 relate primarily to the performance of research and grant services and sales of shrimp from the R&D facility. The Company did not record cost of sales associated with the sales of shrimp since the main objective of the facility was research and development rather than production.

Segment Reporting

The accounting guidance for segment reporting establishes standards for reporting information on operating segments in annual financial statements. The Company is a food and bio-polymer technology company currently operating under one segment, which is the development and commercialization of a scalable shallow-water indoor aquaculture platform. As of today, the Company's chief operating decision-maker does not manage any part of the Company separately, and the allocation of resources and assessment of performance are based on the Company's total operating results. The Company believes that in the future when commercial operations commence there will be two business segments including the production and sale of shrimp and the production and sale of chitosan or its derivatives.

 The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

Stock-Based Compensation

Stock-based compensation is measured based on the estimated fair value of the award on the grant date. The fair value of options is calculated using the Black-Scholes option pricing model and is recognized into expense over the requisite vesting or service period.

Net loss per share

Basic and diluted net loss per share available to common stockholders has been calculated by dividing net loss by the weighted average number of common shares outstanding during the year. Basic net loss is based solely on the weighted average number of common shares outstanding during the year. Fully diluted net loss per share includes the number of shares of common stock issuable upon the exercise of warrants and options with an exercise price less than the fair value of the common stock. Since the Company is reporting a net loss for all periods presented, all potential common shares are considered anti-dilutive and are excluded from the calculation of diluted net loss per share.

The following table details out the contingently issuable shares for the years ended December 31, 2020 and 2019. For 2020 and 2019, the contingently issuable shares were not included in diluted net loss per share, as they would have an anti-dilutive effect upon net loss per share.

	For year ended	For year ended
Item	Dec 31, 2020	Dec 31, 2019
Stock warrants	340,662	4,603
Convertible debt (1)	724,823	876,742
Stock options	669,907	665,414

(1) - convertible debt at the end of year divided by $9.33 as the latest equity offering price

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

 The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

In addition, management evaluates all uncertain income tax positions taken or expected to be taken in preparing the Company’s returns to determine whether such positions meet a more-likely-than-not standard of being sustained under examination by the applicable authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases, which increases transparency and comparability among organizations by recognizing all lease transactions with terms of more than 12 months on the balance sheet as a lease liability and a right-of-use asset, as defined. This ASU will be effective for the Company in 2022. Upon adoption, the lessee will apply the new standard retrospectively to all periods presented or a modified retrospective approach using a cumulative effect adjustment in the year of adoption. The Company is currently evaluating the impact that this standard will have on its financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This ASU will be effective for the Company in 2022. The adoption of ASU 2019-12 is not expected to have a significant impact on the Company’s financial statements.

3.	Cash and Cash Equivalents

The Company maintains its cash and cash equivalents in bank deposit accounts that, at times, may exceed federally insured limits. The Company periodically assesses the financial institution and believes that the risk of any loss is minimal. As of December 31, 2020, and 2019, the Company maintained checking and money market savings accounts. The money market account had an interest rate of .25% and 1.25% as of December 31, 2020 and 2019, respectively.

	As of	As of
Account type	Dec 31, 2020	Dec 31, 2019
Checking	$394,762	$962,574
Money market savings	325,541	1,122,225
Cash and cash equivalents	$720,303	$2,084,799

4.	Plant, Property and Equipment

As of December 31, 2020, and 2019, the Company’s construction in progress account consists primarily of engineering fees and other pre-construction costs for the production facility to be located in Madison, South Dakota.

 The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

As of December 31, 2020, and 2019, the Company’s net plant, property and equipment was as follows:

	As of	As of
Plant, property and equipment	Dec 31, 2020	Dec 31, 2019
Buildings and improvements	$11,162,968	$11,162,968
Construction in progress	10,848,885	10,712,843
Equipment, fixtures,and capitalized software	5,057,791	4,887,725
Land	93,724	93,724
Subtotal	27,163,368	26,857,260
Less accumulated depreciation	(1,823,004)	(1,095,520)
Plant, property and equipment, net	$25,340,364	$25,761,740

As of December 31, 2020, and 2019, the Company’s capitalized interest include in the construction in progress account was $450,000 and $225,000, respectively, all of which was included in accrued expenses as of each respective date.

5.	Intangible Assets

The following table details intangible assets as of December 31, 2020 and 2019:

	As of	As of
Intangible assets	Dec 31, 2020	Dec 31, 2019
License	$42,895	$42,895
Engineering drawings	33,000	33,000
Subtotal	75,895	75,895
Less accumulated amortization	(19,181)	(13,682)
Intangible assets, net	$56,714	$62,213

6.	Income Taxes

The Company provides for income taxes using the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been recorded in the financial statements. Deferred income tax assets and liabilities are recognized based on anticipated future tax consequences using currently enacted tax laws and are attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

 The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

Deferred income taxes consisted of the following components as of December 31, 2020, and 2019:

	2020	2019
Deferred tax assets:
Start-up and organization costs	$6,674,195	$5,046,329
Net operating loss carryforwards	1,818,402	1,640,576
Intangible assets	19,505	19,505
Accrued expenses	33,697	56,611
Stock options	110,975	110,982
Stock warrants	88,917	5,855
Interest limitations	232,827	118,497
Charitable contributions	488	-
Research and development tax credits	961,529	583,835
Total deferred tax assets	$9,940,535	$7,582,190

Deferred tax liabilities:
Plant, property and equipment	(696,608)	(499,564)
Prepaid expenses	-	(7,117)
Total deferred tax liabilities	$(696,608)	$(506,681)
Less: valuation allowance	(9,243,927)	(7,075,509)

	$-	$-

The current income tax expense for the years ended December 31, 2020 and 2019, was $2,496 and $2,040, respectively.

The income tax expense differs from the amount of income tax determined by applying the U.S. federal income tax rate (21%) to the pretax losses for the years ended December 31, 2020, and 2019 due to the following:

	2020	2019

Computed "expected" tax expense (benefit)	$(1,556,426)	$(1,923,341)
Increase (decrease) in income taxes resulting from:
State taxes	(573,802)	(709,072)
Permanent differences	293,889	76,536
R&D tax credits	(318,000)	(258,000)
Change in valuation allowance	2,168,292	3,365,520
Prior year tax to provision adjustment	(16,475)	(551,058)
Other	5,018	1,455
	$2,496	$2,040

 The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

As of December 31, 2020, and 2019, the Company had approximately $9,200,000 and $7,091,000 of federal net operating loss carryforwards, respectively. These carryforwards, if not used, will begin to expire in 2038. Future utilization of the net operating loss carryforwards is subject to certain limitations under Section 382 of the Internal Revenue Code.

The Company provides for a valuation allowance when it is more likely than not that it will not realize a portion of the deferred tax assets. The Company has established a valuation allowance against its total deferred tax assets due to the uncertainty that enough taxable income will be generated to utilize the assets. Therefore, the Company has not reflected any benefit for such deferral in the accompanying financial statements.

The Company reviewed all income tax positions taken or expected to be taken for all open years and determined that its income tax positions are appropriately stated and supported for all open years. The Company may be subject to income tax examinations from the various taxing authorities, which vary by jurisdiction.

The Company follows accounting guidance regarding the recognition, measurement, presentation and disclosure of uncertain tax positions in the financial statements. Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns are required to be evaluated to determine whether the tax positions are “more likely than not” to be upheld under regulatory review. The resulting tax impact of these tax positions is recognized in the financial statements based on the result of this evaluation. The Company did not recognize any tax liabilities associated with uncertain tax positions, nor has it recognized any interest or penalties related to unrecognized tax positions.

7.	Long-Term Debt

On July 31, 2019, the Company executed a $6,000,000 promissory note with Eagle Energy LLC (“Eagle Energy”), a shareholder of the Company. The stated interest rate is equal to 6.95% per annum. The note has a maturity date of June 1, 2026, with interest only payments for the first 24 months, and with quarterly principal and interest payments thereafter. The note is secured by substantially all assets of the Company and can be prepaid at any time without penalty. The Company is required to obtain consent from Eagle Energy before entering any material transaction that includes incurring additional debt. The Company incurred $120,000 of financing costs associated with this debt, which is recorded net of debt and amortized over the life of the loan.

In addition, on July 1, 2018, the Company executed a contract for deed with a related party for the original Balaton school facility. The term of the agreement is for 15 years with an interest rate of 6.75%.

 The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

On March 27, 2020, The President of the United States signed into law the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) to help small businesses survive the impact of the COVID-19 pandemic. Within the CARES Act, small businesses were provided forgivable loans under the Payroll Protection Program (“PPP”). In April 2020, the Company borrowed $483,000 from a bank under the CARES PPP of which $436,573 was forgiven subsequent to year end and will be reflected as debt forgiveness income in 2021. As of December 31, 2020, the Company classified the PPP loan as long-term debt for the amount that was forgiven along with remaining principal balances due in 2022. The remaining principal was classified as current maturities of long-term debt. See Note 13.

Long-term debt outstanding as of December 31, 2020, and 2019, respectively, is as follows:

	Interest	Balance as of December 31,
Description	Rate	2020	2019
Note Payable to Eagle Energy, LLC	6.95%	$6,000,000	$6,000,000

Contract for deed - with related party for the original Balaton school facility	6.75%	988,649	1,036,919

Note payable for laboratory equipment	6.49%	38,807	263,061

Note payable for Payroll Protection Program	1.00%	483,000	-
Total long-term debt		7,510,456	7,299,980
Less current maturities		(721,672)	(272,546)
Less unamortized debt issuance discount		(102,857)	(120,000)
Long-term debt, net of current maturities and unamortized debt issuance costs		$6,685,927	$6,907,434

Future required principal payments are as follows:	Year	Amount
	2021	721,672
	2022	1,707,039
	2023	1,259,098
	2024	1,263,213
	2025	1,267,614
	Thereafter	1,291,820
	Total	$7,510,456

For the years ended December 31, 2020, and 2019, the Company’s related party interest expense related to the contract for deed with Knochenmus Enterprises was $65,516 and $71,660, respectively. For the years ended December 31, 2020, and 2019, the Company’s related party interest expense related to Eagle Energy was $417,000 and $173,750, respectively. As of December 31, 2020, and 2019, the Company had accrued interest for Eagle Energy of $34,750 and $34,750, respectively.

 The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

8.	Convertible Promissory Notes

In December 2018, the Company executed a $6,500,000 convertible promissory note with Lake Area Improvement Corporation (“LAIC”), the local economic development agency in Madison, SD. The stated interest rate is equal to two percent (2%) per annum. The note originally had a maturity date of December 27, 2019, which has been extended in both 2020 and 2019. As of December 31, 2020, the note’s current maturity date is June 27, 2021. Accrued interest of $132,600 and $130,000, respectively in 2020 and 2019, was added to the balance of the convertible note as part of the extensions. The Company may, at its option, convert all or part of the amount of the note to common stock if construction of the Harbor to be located in Madison, SD has begun by June 27, 2021. If construction has not started by June 27, 2021, then LAIC may convert the note to non-voting preferred stock or extend the note to a later date. The Company does have the option to pay this note back with the related interest in full prior to or on the maturity date of June 27, 2021.

In August 2019, the Company issued a private placement memorandum (PPM) offering convertible notes to raise funds for continued research, development, and commercialization efforts. The Company received financing proceeds in the amount of $5,505,000 in 2019 and 2020 from this offering. On December 31, 2020, these notes converted to common stock at a conversion price of $9.33 per share. The convertible notes also earned $208,245 of interest during their time outstanding, which converted along with the principal into equity under the same terms.

Convertible notes outstanding as of December 31, 2020 and 2019 are as follows:

	Interest	Balance as of December 31,
Description	Rate	2020	2019

Convertible note due to LAIC	2.00%	$6,762,600	$6,630,000

Convertible notes related to PPM converted to equity in 2020	6.00%	-	1,550,000

Subtotal		6,762,600	8,180,000

Unamortized debt discount		-	(183,330)
Convertible notes, net		$6,762,600	$7,996,670

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

In connection with the issuance of the convertible debt under the PPM, the Company issued 197,250 and 105,000 common stock warrants, in 2020 and 2019, respectively, which qualified for equity treatment and remained outstanding on December 31, 2020. The Company recorded an increase in additional paid-in capital of $382,665 and $203,700 in 2020 and 2019, respectively, related to the fair value allocation of the proceeds to the warrants. The Company also recorded a debt discount that has been fully amortized using the effective interest rate method through December 31, 2020. The Company has recorded the amortized debt discount in the amount of $565,995 and $20,370 as interest expense in 2020 and 2019, respectively. The fair value of the warrants for each year was determined utilizing the Black-Scholes option pricing model using the following assumptions:

	2020	2019
Exercise price	$15.00	$15.00
Estimated market price of underlying stock	8.97	8.97
Expected life in years	7.00	6.00
Risk-free interest rate	1.60%	1.60%
Expected volatility	36.6%	36.6%
Expected dividend yield	-	-

9.	Shareholders’ Equity

The Company’s authorized capital stock consists of 50,000,000 shares with a par value $0.001 per share. This capital stock may be designated as either common or preferred.

On August 31, 2018, the Company issued a private placement memorandum (PPM) offering convertible notes to raise funds to continue research, development, and commercialization efforts. In January and February of 2019, the Company received financing proceeds in the amount of $3,175,000 from this PPM offering. In addition, the Company also executed a stock purchase agreement with an investor for $500,030 at $22.53 per share. This transaction triggered the conversion of all convertible promissory notes under the PPM offering as of February 28, 2019. These transactions resulted in the issuance of 164,611 shares of common stock on February 28, 2019.

In August 2019, the Company issued a private placement memorandum (PPM) offering convertible notes to raise funds for continued research, development, and commercialization efforts. The Company received financing proceeds in the amount of $5,505,000 from this offering in 2020 and 2019. On December 31, 2020, these notes converted to common stock at a conversion price of $9.33 per share. The convertible notes also earned $208,246 of interest during their time outstanding, which converted along with the principal into equity under the same terms. These transactions resulted in the issuance of 612,352 shares of common stock on December 31, 2020.

Consequently, as of December 31, 2020, and 2019, the Company had 10,909,963 and 10,297,611 shares of common stock issued and outstanding, respectively.

In December 2019, The Board of Directors approved the issuance of up to 750,000 warrants for investors purchasing convertible notes to purchase the Company’s common stock at $15.00 per share exercisable over a seven-year period. The warrant program terminated upon the conversion of the convertible notes to common stock on December 31, 2020. See footnote 8 for accounting treatment of common stock warrants.

The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

The Board of Directors and majority holders of the common stock, adopted an amendment, effective January 25, 2019, to the Certificate of Incorporation creating a class of “Series X Preferred Stock.” The Series X Preferred Stock entitles its holder to elect two (2) directors and additional governance protections. No additional economic rights were granted with the class of Series X Preferred Stock. One share of Series X Preferred Stock was issued to RNI Aquaculture, LLC, an affiliate of Ralco, in January 2019.

The Company is also a party to two voting agreements with respect to membership on its Board of Directors with its two largest investors, excluding its founders, both dated August 8, 2017.

10.	Stock Based Compensation

On March 1, 2017, effective as of its formation date, the Company adopted its 2017 Equity Incentive Plan (“the Plan”) and reserved 746,667 shares of Common Stock for issuance under the Plan. Under the terms of the Plan, the Company may award stock options, stock appreciation rights, restricted stock awards, performance units, or stock bonuses to eligible recipients including non-employee directors and employees, consultants, or independent contractors of the Company or any subsidiary. Effective June 2018, the Company amended the Plan to increase the number of shares available to 822,934, or an additional 76,267 shares. As of December 31, 2018, there are no shares available for future grant under the 2017 Plan.

In February 2019, The Company approved, and its Shareholders consented to the adoption of the 2019 Equity Incentive Plan (“The Plan”). Also, the Board authorized the creation of 1,000,000 equity incentive awards to be made available for future grant. During 2019, the Company granted 70,000 options, which had an exercise price of $22.53 per share.

In March 2020, the Board authorized the repricing of awards issued in 2019, whereby the 2019 options were cancelled, and new options issued in 2020, which had an exercise price of $15.00 per share. 60,000 options were issued in 2020 under the repricing authorization.

 The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

Stock option activity for the years ended December 31, 2020, and 2019 was as follows:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Total Outstanding, December 31, 2018	609,934	$8.97	9.2
Exercised	-	-	-
Forfeited, canceled, or expired	-	-	-
Granted	70,000	22.53	9.2
Outstanding, December 31, 2019	679,934	$10.30	8.5
Exercised	-	-	-
Forfeited, canceled, or expired	(70,000)	22.53	8.2
Granted	60,000	15.00	8.2
Outstanding, December 31, 2020	669,934	$9.45	7.4
Exercisable, December 31, 2020	623,059	$9.45	7.4

The aggregate intrinsic value of options outstanding and exercisable at December 31, 2020 was $0. There were no stock options exercised for the years ending December 31, 2020 and 2019.

The weighted average grant-date fair value of options granted in 2020 and 2019 was $1.57 and $1.29, respectively. The fair value of each option grant is established on the date of grant using the Black-Scholes option pricing model. The Company uses historical volatility of comparable companies at a comparable phase of their life cycle. Expected life is calculated based on the contractual term of each grant and considers the expected exercise date of the participants in question. Risk-free interest rate assumptions are based on the five- and seven-year treasury bond rates. Assumptions as of the grant date used in the fair value calculation for options granted in 2020 and 2019 were as follows:

	2020			2019
Exercise price	$15.00			$22.53
Estimated market price of underlying stock	$8.97			$8.97
Expected life in years	5.00			6.00
Risk-free interest rate	1.79	-	.14%	2.42	-	2.51%
Expected volatility	36.3%			37.8%
Expected dividend yield	-			-

In 2020 and 2019, the Company recognized stock-based compensation expense related to stock options of $71,213 and $194,536, respectively. As of December 31, 2020 and 2019, the Company had unrecognized compensation expense of $38,269 and $73,604, respectively, that will be recognized over a weighted average period of .64 and .27 years, respectively.

 The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

11.	401(k) Plan

The Company provides an employee retirement plan under Section 401(k) of the Internal Revenue Code (the “401(k) plan”), to all U.S. employees who are eligible as defined in the 401(k) plan. Subject to annual limits set by the Internal Revenue Service, the Company matches 100% of eligible employee contributions up to a maximum of 4% and vesting in the Company match is immediate. The Company made contributions in connection with the 401(k) plan during the years ended December 31, 2020 and 2019, of $21,767 and $71,306, respectively.

12.	Related-Party Transactions

Shared Services Agreement

The Company and Ralco have a Shared Services Agreement whereby Ralco provides the Company with finance and accounting services, marketing consultation, human resources assistance, information technology and telecommunications services, technical support and certain other services at prices specified in the agreement (the SSA). The SSA agreement has been extended to December 31, 2021 and it contains an automatic renewal clause unless otherwise amended or terminated by the parties.

For the calendar year 2020 and 2019, the Company paid Ralco $340,609 and $582,645, respectively, for an average of $28,384 and $48,554 per month, respectively, pursuant to the SSA.

For the calendar year 2020 and 2019, Ralco advanced $55,556 and $153,345 of expenses related to the Company’s operations, exclusive of the amounts paid under the SSA.

As of December 31, 2020 and 2019, the Company owed Ralco $189,786 and $96,280, respectively.

The RTC Lease

The Company has executed a lease agreement with Ralco Nutrition, a related party, for use of certain portions of its real property in Balaton, MN. The term of this lease is for a five (5) year period, starting on July 1, 2018 until June 30, 2023 with the ability to renew for an additional five (5) year period. Annual rental income related to the Company leasing a portion of its facility to Ralco was $49,219 in both 2020 and 2019. Future scheduled annual rental income amounts are expected to be $49,219 in 2021, 2022, and 2023.

 The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

The Balaton Warehouse

The Company is also currently leasing 700 square feet of the building located at 101 E. 2nd Street, Balaton, MN, for a monthly payment of $315 from a related party. Rent expense related to this lease was $3,780 in 2020 and 2019. This lease expired on October 1, 2019, and is currently operating on a month-to-month basis on the same terms until terminated by the parties.

13.	COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of COVID-19, a novel strain of Coronavirus, a global pandemic. This outbreak is causing major disruptions to businesses and financial markets worldwide as the virus spreads. The extent of the effect on the Company’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, and governmental, regulatory and private sector responses, all of which are uncertain and difficult to predict. This outbreak has had an effect on the Company’s ability to raise capital funds and resulted in cancellation of third-party agreement for shrimp genetics. The actions management have taken include cost cutting efforts and the furlough of certain employees and a suspension of the research operations.

14.	Subsequent Events

Common Stock Investments

Subsequent to year-end through November 4, 2021, the Company has generated proceeds from the sale of common stock, convertible notes, and accompanying stock warrants in the amount of $11,184,000 of cash proceeds. The Company also received an investment in the form of debt relief in lieu of a cash payment in the amount of approximately $1,562,000, for an aggregate total investment of $12,746,000. In May 2021, the Board of Directors appointed an additional member to the Board of the Directors, who was also added to the voting agreement as discussed in Note 9.

In May 2021, the Company entered into stock purchase agreements with two investors affiliated with one of our directors that provided each such investor the right to purchase 267,953 shares of the Company's common stock for a two year period at the lowest price the Company sells its common stock for during that period to any third-party investor (or group of investors) that purchases an aggregate amount of at least $5,000,000 of common stock.

In addition, the Company granted the same two investors the right to convert their existing shares of common stock and any shares they could acquire through the exercise of stock warrants or the additional right to purchased shares, as described above, into the same class or securities (e.g., preferred stock) issued to any new investor (or group of investors) that purchase an aggregate amount of at least $5,000,000 of such securities, with such conversion being at an equivalent price per share of common stock equal to or lower than $9.33.

Payroll Protection Program (“PPP”)

In April 2020, the Company obtained a note payable with a bank in the amount of $483,000, under the Payroll Protection Plan, authorized under the CARES Act. This is a two-year loan, with 1% interest, originally due and payable in April 2022. The Company received notification on February 18, 2021, that $436,000 along with outstanding interest had been forgiven by the Small Business Administration. The remaining $47,000 is recorded as a note payable with an interest rate of 1%, payable on a monthly basis.

 The trū Shrimp Companies, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

In January 2021, the Company applied for a second draw under the PPP authorized under the Economic Aid Act. On January 25, 2021, the Company received $436,000 as a note payable which is eligible for forgiveness at a later date under the PPP. The Company believes that a significant portion of this loan will be forgiven under the terms of the PPP. If the Company does not receive forgiveness from the SBA, then the note would mature in five years, with interest at a rate of 1%.

Impairment of Fees for Engineering Services

In June 2021, the Company made a decision to reduce the size of its first planned production facility. As a result of this, the Company determined that there were size specific costs capitalized to construction in progress that have no future realizable value. Management recorded an impairment expense of $4,329,884 in June 2021 of size specific costs capitalized in construction in progress.

Eagle Energy Note

On August 31, 2021, the Company and Eagle Energy, a related-party, amended the terms of its six million ($6,000,000) note payable to extend the interest-only payments for one additional year, and to reduce the interest rate from 6.95% to 6.45% per year. Principal payments will commence under the amended loan agreement on September 1, 2022.

Lake Area Improvement Corporation Note

On June 21, 2021, the Company and Lake Area Improvement Corporation (“LAIC”) executed an six-month extension to the convertible promissory note due June 27, 2021. The note shall now be due on December 27, 2021 and will continue to accrue interest 2% per annum during the extension period. If construction has not started by December 27, 2021, then LAIC may convert the note to non-voting preferred stock or extend the note to a later date.

Executive Agreements

In October 2021, the Company entered into amended executive compensation agreements with its Chief Executive Officer, Chief Financial Officer, and Chief Technology Officer. The amendments updated certain provisions of current compensation provided to each executive. Both the original and amended executive agreements provide severance in the amount of two years’ worth of salary and the target annual bonus payable in a lump sum amount if the executive is terminated without cause or in connection with a change in control.

Management has evaluated the effects of subsequent events through November 4, 2021, as the date the financial statements were available to be released.

1,500,000

Units

Common Stock and Warrants

PRELIMINARY PROSPECTUS

LAKE STREET	MAXIM GROUP LLC

The date of this prospectus is            , 2022

Through and including , 2022 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the Nasdaq Capital Market listing fee.

Item	Amount
SEC registration fee	$3,518
FINRA filing fee	5,675
Nasdaq Capital Market listing fee	50,000
Printing expenses	20,000
Legal fees and expenses	1,150,000
Accounting fees and expenses	246,000
Transfer agent fees and expenses	11,600
Miscellaneous expenses	2,000
Total	$1,488,793

Item 14. Indemnification of Directors and Officers

The registrant is governed by the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The registrant’s amended and restated bylaws will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

We have entered or intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In the underwriting agreement we will enter into in connection with the sale of common stock being registered hereby, the underwriter will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, or the Securities Act, against certain liabilities.

Item 15.         Recent Sales of Unregistered Securities

From December 2018 until February 2019, the Company conducted an offering under Rule 506(b) of Regulation D selling convertible notes to a total of 22 investors with an aggregate principal amount of $3,130,008. This principal amount, along with $22,292 of interest earned while the note were outstanding, converted in March 2019 at $22.53 per share.

From October 2019 until November 2021, the Company conducted an offering under Rule 506(c) of Regulation D, offering both convertible notes and common stock investments. Investors also received common stock warrants in addition to their convertible notes or common stock investments. The aggregate principal amount invested was $21,085,175 from 96 accredited investors. $5,505,000 of those principal proceeds, along with $208,246 of earned interest, converted into common stock on December 31, 2020 at $9.33. $12,130,175 of those principal proceeds were directly invested into the Company at $9.33 in 2021. $3,450,000 of those principal proceeds are being currently held in unsecured convertible notes on November, 2021 earning 6% interest annually, which will convert into common stock a future time with the price undetermined. In connection with these offerings, the Company issued 302,250 common stock warrants exercisable at $15 per unit and 302,071 common stock warrants exercisable at $9.33 per unit on a 1:1 common stock basis. These warrants have seven years to be exercised, and none have been exercised to date.

Item 16.         Exhibits and Financial Statements

a.         Exhibits. See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

b.         Financial statements schedule. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

2.         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit Number	Description

1.1	Form of Underwriting Agreement
3.1**	Amended and Restated Certificate of Incorporation, as currently in effect
3.2	Form of Second Amended and Restated Certificate of Incorporation, to be in effect immediately prior to completion of this offering
3.3**	Bylaws, as currently in effect
3.4	Form of Amended and Restated Bylaws, to be in effect immediately prior to completion of this offering
4.1	Specimen Common Stock Certificate of Registrant
4.2	Specimen Series X Preferred Stock Certificate of Registrant
4.3	Form of Warrant Agent Agreement and Form of Warrant to be issued as part of Units
4.4	Form of Warrant to Purchase Shares of Common Stock issued to certain investors
4.5**	Form of Unsecured Convertible Promissory Note Purchase Agreement and Form of Unsecured Promissory Note
4.6**	Promissory Note issued to Eagle Energy, LLC (“Eagle Energy”), dated July 31, 2019
4.7**	Promissory Note issued to Bremer Bank, National Association (“Bremer Bank”), dated April 9, 2020
4.8**	Amendment to Promissory Note issued to Bremer Bank, dated March 31, 2021
4.9**	Promissory Note issued to Bremer Bank, dated January 25, 2021
5.1	Opinion of Fredrikson & Byron, P.A.
10.1+**	The trū Shrimp Company 2017 Equity Incentive Plan (the “2017 Plan”)
10.2+**	The trū Shrimp Company 2019 Equity Incentive Plan, as to be amended and restated prior to completion of the offering (the “2019 Plan”)
10.3+**	Form of Stock Option Agreement pursuant to the 2017 Plan
10.7+**	Form of Stock Option Agreement pursuant to the 2019 Plan
10.12**	Voting Agreement, by and among the Registrant and certain stockholders and noteholders, dated August 8, 2017
10.13**	Amendment No. 1 to Voting Agreement, by and among the Registrant, certain stockholders and noteholders and the Sidney Williams Emery, Jr. Revocable Trust, dated May 4, 2021
10.14**	Stock Purchase Agreement, between the Registrant and Sidney Williams Emery, Jr., dated May 6, 2021
10.15**	Right of First Offer Agreement between the Registrant and Schwan’s Shared Services, LLC (“Schwan’s”), dated August 8, 2017
10.16**	Amendment No. 1 to Right of First Offer Agreement between the Registrant and Schwan’s, dated October 17, 2018
10.17**	Amendment No. 2 to Right of First Offer Agreement between the Registrant and Schwan’s, dated April 10, 2019
10.18**	Amendment No. 3 to Right of First Offer Agreement between the Registrant and Schwan’s, dated September 17, 2020
10.19**	Amendment No. 4 to Right of First Offer Agreement between the Registrant and Schwan’s, dated July 26, 2021
10.20**	Stock Purchase Agreement, between the Registrant and the Vicki Lee Emery Revocable Trust, dated May 6, 2021
10.21**	Amended and Restated Employment Agreement between the Registrant and Michael B. Ziebell, dated October 4, 2021
10.22**	Amended and Restated Employment Agreement between the Registrant Company and Robert J. Vold, dated October 4, 2021
10.23**	Amended and Restated Employment Agreement between the Registrant Company and Bruce C. Paterson, dated October 4, 2021
10.24**	Domestic License Agreement between the Registrant and Texas A&M University, dated December 26, 2014

10.25**	Amendment No. 1 to Domestic License Agreement between the Registrant and Texas A&M University, dated December 12, 2018
10.26**	Amendment No. 2 to Domestic License Agreement between the Registrant and Texas A&M University, dated April 10, 2019
10.27**	Foreign Territory License Agreement between the Registrant and Texas A&M University, dated April 16, 2015
10.28**	Amendment No. 1 to Foreign License Agreement between the Registrant and Texas A&M University, dated December 12, 2018
10.29**	Loan Agreement between the Registrant and Eagle Energy, dated July 31, 2019
10.30**	Amended and Restated Shared Services Agreement between the Registrant and Ralco Nutrition Inc. (“Ralco”), dated July 1, 2021
10.31**	Lease Agreement between the Registrant and Knochenmus Enterprises, LLP, dated January 1, 2018
10.32**	Lease Agreement between the Registrant and Ralco Nutrition, Inc., dated July 1, 2018
10.33**	Lease Addendum Agreement between the Registrant and Ralco Nutrition, Inc., dated October 1, 2018
10.34**	Contract for Deed by Knochenmus Enterprises, LLP and the Registrant, dated July 1, 2018
10.35**	Intellectual Property Nonexclusive License Agreement between the Registrant and Ralco, dated September 15, 2021
10.36#**	Letter of Intent between the Registrant and Limson Trading, Inc., dated December 3, 2020
10.37#**	Master Contract Research and Manufacturing Service Agreement between the Registrant and Parimer Scientific, dated December 8, 2021
10.38	Form of Indemnification Agreement between the Registrant and its directors and officers.
23.1	Consent of RSM US LLP, independent registered public accounting firm of The tru Shrimp Companies, Inc.
23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
24.1**	Power of Attorney (included on signature page of the original filing of this registration statement)
107	Filing Fee Table

_______________________________

**	Previously filed.
+	Management contract or compensatory plan.
#	Portions of the exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material; and (ii) the Registrant customarily and actually treats the omitted information as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Balaton, Minnesota, on the 7th day of February, 2022.

The trū Shrimp Companies, Inc.

By:	/s/ Michael B. Ziebell
Name: Michael B. Ziebell
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael B. Ziebell	Chief Executive Officer and Director	February 7, 2022
Michael B. Ziebell	(Principal Executive Officer)

/s/ Robert J. Vold	Chief Financial Officer	February 7, 2022
Robert J. Vold	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman, Board of Directors	February 7, 2022
Brian Knochenmus

*	Director	February 7, 2022
David Fick

*	Director	February 7, 2022
Jon Knochenmus

*	Director	February 7, 2022
William Reilly

*	Director	February 7, 2022
Sidney W. “Chip” Emery

*	Director	February 7, 2022
Lynn L. Blake

/s/ Michael B. Ziebell		February 7, 2022
*By: /s/ Michael B. Ziebell
Michael B. Ziebell
Attorney-in-Fact